UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dominion Energy Midstream Partners, LP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 26, 2018, Dominion Energy, Inc. (“Dominion Energy”), Tredegar Street Merger Sub, LLC, an indirect, wholly owned subsidiary of Dominion Energy (“Merger Sub”), Dominion Energy Midstream Partners, LP (“Dominion Energy Midstream”), and Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream (“DEM General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy (the “Merger”).

Pursuant to the Merger Agreement, all outstanding common units representing limited partner interests in Dominion Energy Midstream (“DEM Common Units”) at the effective time of the Merger, other than DEM Common Units held directly or indirectly by Dominion Energy and its subsidiaries (all such units held by persons other than Dominion Energy or its subsidiaries, the “DEM Public Common Units” and holders of such units, the “DEM Public Common Unitholders”), will be cancelled and each such DEM Public Common Unit will be converted into the right to receive 0.2492 shares (the “Exchange Ratio”) of Dominion Energy common stock, without par value (“Dominion Energy Common Stock”).

On November 26, 2018, the board of directors of Dominion Energy (the “Dominion Energy Board”) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Dominion Energy and its shareholders and approved and declared advisable the Merger Agreement.

The conflicts committee (the “DEM Conflicts Committee”) of the board of directors of the DEM General Partner (the “DEM Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Dominion Energy Midstream and the DEM Public Common Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger (such approval constituting Special Approval as defined in the Fourth Amended and Restated Agreement of Limited Partnership of Dominion Energy Midstream (the “DEM Partnership Agreement”)), and recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the DEM Board. Based upon such approval and recommendation, the DEM Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to submit the Merger Agreement to a vote of holders of Series A convertible preferred units representing limited partner interests in Dominion Energy Midstream (“DEM Series A Preferred Units” and, together with the DEM Common Units, the “DEM Units”) and DEM Common Units (such holders together, the “DEM Unitholders”) and authorized the DEM Unitholders to act by written consent pursuant to the DEM Partnership Agreement.

Pursuant to the DEM Partnership Agreement, the approval of the Merger Agreement and the Merger by Dominion Energy Midstream requires the affirmative vote or consent of at least a majority of the outstanding DEM Common Units and the affirmative vote or consent of at least a majority of the outstanding DEM Series A Preferred Units and the DEM Common Units, voting as a single class (the “Required DEM Unitholder Written Consent”). Dominion Energy Midstream has entered into a Support Agreement, dated as of November 26, 2018, with Dominion MLP Holding Company, LLC (“MLP Holdco”), QPC Holding Company (“QPC Holdco”) and DEM General Partner (the “Support Agreement”), pursuant to which MLP Holdco, QPC Holdco and DEM General Partner have irrevocably agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (together, the “Support Written Consents”), within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of November 23, 2018, MLP Holdco beneficially owned 43,820,578 DEM Common Units, DEM General Partner beneficially owned 26,675,082 DEM Common Units and QPC Holdco beneficially owned 6,656,839 DEM Common Units and 11,365,628 DEM Series A Preferred Units, which collectively represent approximately 60.9% of the outstanding DEM Common Units and 56.4% of the outstanding DEM Common Units and DEM Series A Preferred Units together. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the DEM Unitholders.

The DEM Board has set January 7, 2019 as the record date (the “Record Date”) for determining the DEM Unitholders entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding DEM Units as of the close of business on the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to Dominion Energy Midstream. See the section titled “Written Consents of DEM Unitholders” beginning on page 25 of this consent statement/prospectus.

This consent statement/prospectus provides you with detailed information about the proposed Merger and related matters. Dominion Energy and Dominion Energy Midstream both encourage you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page  15 of this consent statement/prospectus for a discussion of risks relevant to the Merger, the tax consequences of the Merger and owning the Dominion Energy Common Stock received in the Merger, an investment in Dominion Energy Common Stock and Dominion Energy’s business following the Merger.

The DEM Common Units are listed on the New York Stock Exchange (“NYSE”) under the symbol “DM,” and the Dominion Energy Common Stock is listed on the NYSE under the symbol “D.”

On behalf of the DEM Board,

Thomas F. Farrell, II

Chairman of the Board of Directors

Chief Executive Officer

Dominion Energy Midstream GP, LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS CONSENT STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent statement/prospectus is dated January 24, 2019 and is first being mailed to DEM Unitholders on or about January 25, 2019.

IMPORTANT NOTE ABOUT THIS CONSENT STATEMENT/PROSPECTUS

This consent statement/prospectus incorporates by reference important business and financial information about Dominion Energy and Dominion Energy Midstream and their respective subsidiaries from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this consent statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

DEM Unitholders may also request copies of these publicly filed documents from Dominion Energy Midstream without charge, upon written or oral request to:

Dominion Energy Midstream Partners, LP

Corporate Secretary

120 Tredegar Street

Richmond, Virginia 23219

Phone: (804) 819-2000

Email: Corporate.Secretary@dominionenergy.com

If you request any documents, Dominion Energy Midstream will mail them to you by first class mail or another equally prompt means, after receipt of your request.

Except as otherwise specifically noted, or the context otherwise requires, as used in this consent statement/prospectus:

•	“DEM Board” refers to the board of directors of the DEM General Partner;

•	“DEM Common Unitholder” refers to a holder of DEM Common Units;

•	“DEM Common Units” refers to the common units representing limited partner interests in Dominion Energy Midstream;

•	“DEM Conflicts Committee” refers to the conflicts committee of the DEM Board;

•	“DEM General Partner” refers to Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream;

•	“DEM Parties” refers to Dominion Energy Midstream and the DEM General Partner, together;

•	“DEM Partnership Agreement” refers to the Fourth Amended and Restated Agreement of Limited Partnership of Dominion Energy Midstream;

•	“DEM Public Common Units” refers to all DEM Common Units that are not held by Dominion Energy Parties;

•	“DEM Public Common Unitholder” refers to a holder of DEM Public Common Units;

•	“DEM Series A Preferred Unitholder” refers to a holder of DEM Series A Preferred Units;

•	“DEM Series A Preferred Units” refers to Series A convertible preferred units representing limited partner interests in Dominion Energy Midstream;

•	“DEM Unitholders” refers to the holders of the DEM Units;

•	“DEM Units” refers to DEM Series A Preferred Units together with the DEM Common Units;

•	“Dominion Energy” refers to Dominion Energy, Inc.;

i

•	“Dominion Energy Board” refers to the board of directors of Dominion Energy;

•	“Dominion Energy Common Stock” refers to Dominion Energy common stock, without par value;

•	“Dominion Energy Midstream” refers to Dominion Energy Midstream Partners, LP;

•	“Dominion Energy Parties” refers to Dominion Energy and its subsidiaries (other than Dominion Energy Midstream and its subsidiaries), including MLP Holdco, QPC Holdco and DEM General Partner;

•	“Exchange Ratio” refers to 0.2492 shares of Dominion Energy Common Stock per DEM Public Common Unit;

•

“Merger Agreement” refers to the Agreement and Plan of Merger entered into on November 26, 2018 among Dominion Energy, Merger Sub, Dominion Energy Midstream and DEM General Partner, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this consent statement/prospectus;

•

“Merger Consideration” refers to the shares of Dominion Energy Common Stock to be issued to DEM Public Common Unitholders pursuant to the Merger Agreement, together with an amount of cash, without interest, equal to the Dominion Energy First Quarter Dividend (as defined on page vii of this consent statement/prospectus) in the event that the Merger is successfully completed after the record date for such dividend;

•	“MLP Holdco” refers to Dominion MLP Holding Company, LLC, a direct, wholly owned subsidiary of Dominion Energy;

•	“Merger Sub” refers to Tredegar Street Merger Sub, LLC, an indirect, wholly owned subsidiary of Dominion Energy;

•	“Non-Dominion DEM Series A Preferred Units” refers to all DEM Series A Preferred Units that are not held by Dominion Energy Parties.

•	“QPC Holdco” refers to QPC Holding Company, an indirect, wholly owned subsidiary of Dominion Energy;

•	“Record Date” refers to January 7, 2019, the record date for determining the DEM Unitholders entitled to execute and deliver written consents with respect to the Merger;

•

“Required DEM Unitholder Written Consent” refers to the affirmative vote or consent of at least a majority of the outstanding DEM Common Units and the affirmative vote or consent of at least a majority of the outstanding DEM Series A Preferred Units and the DEM Common Units, voting as a single class;

•	“Support Agreement” refers to the Support Agreement, dated as of November 26, 2018, among Dominion Energy Midstream, MLP Holdco, QPC Holdco and DEM General Partner; and

•

“Support Written Consents” refers to the written consents approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, to be delivered by MLP Holdco, QPC Holdco and DEM General Partner pursuant to the Support Agreement.

The sections entitled “Questions and Answers” and “Summary” below highlight selected information from this consent statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a more complete description of its legal terms, you should carefully read this entire consent statement/prospectus, including the section entitled “Risk Factors” beginning on page 15 and the Merger Agreement, a copy of which is attached at Annex A hereto, as well as the documents that are incorporated by reference into this consent statement/prospectus. See “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this consent statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent statement/prospectus. This consent statement/prospectus is dated January 24, 2019. You should not assume that the information contained in or incorporated by reference into, this consent statement/prospectus is accurate as of any date other than, in the case of this consent statement/prospectus, the date on the front cover of this consent statement/prospectus and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this consent statement/prospectus to DEM Unitholders nor the issuance by Dominion Energy of shares of Dominion Energy Common Stock in connection with the Merger will create any implication to the contrary.

As discussed elsewhere in this consent statement/prospectus, each Non-Dominion DEM Series A Preferred Unit will, immediately before the effective time of the Merger, at the election of the holder of such unit, either (i) convert into DEM Common Units, (ii) be redeemed for cash or DEM Common Units in the sole discretion of the DEM General Partner or (iii) remain outstanding. Accordingly, for purposes of this consent statement/prospectus, references to “DEM Public Common Units” include (unless the context otherwise requires) any DEM Common Units issued upon any conversion of Non-Dominion DEM Series A Preferred Units as described above. Similarly, references to “DEM Public Common Unitholders” include (unless the context otherwise requires) any holders of DEM Common Units issued upon the conversion of Non-Dominion DEM Series A Preferred Units as described above.

v

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you, as a DEM Unitholder, may have regarding the Merger, the Merger Agreement and the execution and delivery of written consents with respect to the Merger. Dominion Energy and Dominion Energy Midstream urge you to carefully read the remainder of this consent statement/prospectus, because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger, the Merger Agreement and the execution and delivery of written consents with respect to the Merger. Additional important information is also contained in the annexes and the documents incorporated by reference into this consent statement/prospectus. You may obtain the information incorporated by reference into this consent statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

Q:	Why am I receiving these materials?

A:

Dominion Energy and DEM General Partner have agreed that, with the approval of the Merger Agreement and the Merger by the DEM Unitholders and subject to certain other conditions, Merger Sub, an indirect, wholly owned subsidiary of Dominion Energy, will merge with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy.

The approval of the Merger Agreement and the Merger by Dominion Energy Midstream requires the affirmative consent of at least a majority of the outstanding DEM Common Units and the affirmative consent of at least a majority of the outstanding DEM Series A Preferred Units and the DEM Common Units, voting as a single class. If you are a record holder of outstanding DEM Units as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to Dominion Energy Midstream. The delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the DEM Unitholders.

This document constitutes both a prospectus of Dominion Energy and a consent statement of Dominion Energy Midstream. This document is a prospectus because Dominion Energy, in connection with the Merger, is offering Dominion Energy Common Stock in exchange for the DEM Public Common Units outstanding at the effective time of the Merger. This document is a consent statement because DEM Unitholders are being afforded the opportunity to sign a written consent approving the Merger using this document.

Q:	What will happen to Dominion Energy Midstream as a result of the Merger?

A:

If the Merger is successfully completed, Merger Sub will be merged with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy. There are no immediate plans to terminate Dominion Energy Midstream’s legal existence or transfer, assign or otherwise dispose of any of Dominion Energy Midstream’s assets following the Merger.

Q:	When will the Merger be completed?

A:

Dominion Energy and Dominion Energy Midstream are working to complete the Merger as soon as possible, but the Merger cannot be completed before the day following the record date for the regular quarterly cash distribution on the DEM Common Units that is paid or payable during the calendar quarter ending March 31, 2019 (the “Dominion Energy Midstream Fourth Quarter Distribution”). A number of conditions must be satisfied or waived before Dominion Energy and Dominion Energy Midstream can complete the Merger. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 65. Assuming timely satisfaction or waiver of the closing conditions, the Merger is targeted to close in the first quarter of 2019.

Q:	What percentage of outstanding Dominion Energy Common Stock will DEM Public Common Unitholders own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, based on the number of shares of Dominion Energy Common Stock and DEM Units outstanding as of January 22, 2019, the shares of Dominion Energy Common Stock that the DEM Public Common Unitholders receive in the Merger will collectively represent approximately 3.2% of the outstanding shares of Dominion Energy Common Stock following completion of the Merger.

Q:	What will DEM Public Common Unitholders be entitled to receive in the Merger?

A:

Each DEM Public Common Unitholder as of the effective time of the Merger will be entitled to receive Dominion Energy Common Stock in exchange for such holder’s DEM Common Units held at the effective time of the Merger at the Exchange Ratio. If the Merger is successfully completed after the record date for the regular quarterly cash dividend on Dominion Energy Common Stock that is paid or payable during the calendar quarter ending March 31, 2019 (the “Dominion Energy First Quarter Dividend”), each DEM Public Common Unitholder will also be entitled to receive an amount of cash, without interest, equal to the Dominion Energy First Quarter Dividend to which such holder would have been entitled if the Merger had been successfully completed prior to the record date for such quarterly dividend.

No fractional shares of Dominion Energy Common Stock will be issued in the Merger. Instead, if a DEM Public Common Unitholder otherwise would be owed a fraction of a share of Dominion Energy Common Stock, such holder will receive the value of that fraction of a share in cash, without interest and rounded to the nearest cent, which value is based on a formula that takes into account the volume-weighted average price of Dominion Energy Common Stock for the five (5) consecutive trading day period ending on the third trading day prior to the effective time of the Merger. For example, if a DEM Public Common Unitholder owns 100 DEM Common Units, in exchange for such DEM Common Units, such holder will receive 24 shares of Dominion Energy Common Stock, plus an amount of cash equivalent to the value of 0.92 of a share of Dominion Energy Common Stock. See the section entitled “The Merger Agreement—Exchange of Units; Fractional Units” beginning on page 63.

Q:	What will happen to the DEM Series A Preferred Units as a result of the Merger?

A:

Under the terms of the DEM Partnership Agreement, each outstanding Non-Dominion DEM Series A Preferred Unit shall, immediately before the effective time of the Merger, at the election of the holders of such units, either (i) convert into DEM Common Units, (ii) be redeemed for cash or DEM Common Units, in the sole discretion of the DEM General Partner, or (iii) remain outstanding.

As of December 18, 2018, the deadline for making such elections pursuant to the terms of the DEM Partnership Agreement, the holders of 100% of the Non-Dominion DEM Series A Preferred Units have elected to convert such units into DEM Common Units. Each such holder shall receive the merger consideration described in the prior question for the DEM Common Units received as a result of their election.

Q:	Will the shares of Dominion Energy Common Stock acquired in the Merger be entitled to receive dividends?

A:

After the closing of the Merger, all shares of Dominion Energy Common Stock issued in exchange for DEM Public Common Units will entitle the holder to the same dividends that all other holders of Dominion Energy Common Stock will receive with respect to any dividend record date that occurs after the effective time of the Merger. See the section entitled “Comparative Market Prices and Cash Distribution/Dividend Information” beginning on page 14.

Q:	Should holders of DEM Public Common Units deliver their DEM Public Common Units now?

A:

No. After the Merger is completed, any DEM Public Common Units you hold as of the effective time of the merger in book entry form will automatically be converted into the right to receive the Merger Consideration. Because all DEM Common Units are held in book entry form, no holder will need to deliver certificates to receive the Merger Consideration. If you own DEM Public Common Units in street name, the shares of Dominion Energy Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q:	Where will DEM Common Units trade after the Merger?

A:	DEM Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE.

Q:	What happens to future distributions with respect to DEM Public Common Units?

A:

If the Merger is successfully consummated, all outstanding DEM Public Common Units will be converted into the right to receive Dominion Energy Common Stock at the Exchange Ratio and will no longer receive quarterly distributions from Dominion Energy Midstream. However, since the Merger cannot be completed before the day following the record date for the Dominion Energy Midstream Fourth Quarter Distribution, holders of DEM Public Common Units as of such record date will be entitled to receive the Dominion Energy Midstream Fourth Quarter Distribution. For a description of the differences between the rights of holders of Dominion Energy Common Stock and holders of DEM Units, please read “Comparison of Rights of Dominion Energy Shareholders and Dominion Energy Midstream Unitholders” beginning on page 72.

Q:	What are the expected U.S. federal income tax consequences for a DEM Public Common Unitholder as a result of the Merger?

A:

The receipt of Dominion Energy Common Stock and any cash in exchange for DEM Common Units pursuant to the Merger should be a taxable transaction to U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 94) for U.S. federal income tax purposes. In such a case, a U.S. holder will generally recognize capital gain or loss on the receipt of Dominion Energy Common Stock and any cash received in exchange for DEM Common Units. However, a portion of the gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Dominion Energy Midstream and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Dominion Energy Midstream’s income may become available to offset a portion of the gain recognized by such U.S. holder. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 94 for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for a DEM Public Common Unitholder of the ownership of shares of Dominion Energy Common Stock after the Merger is completed?

A:

Dominion Energy is classified as a corporation for U.S. federal income tax purposes, and thus, Dominion Energy (and not its shareholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by Dominion Energy to a shareholder who is a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 94) will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Dominion Energy’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of the cash distributed to Dominion Energy shareholders after the Merger that exceeds Dominion Energy’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of Dominion Energy Common Stock and, to the extent the distribution exceeds such shareholder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of Dominion Energy Common Stock. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 94 for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of shares of Dominion Energy Common Stock.

Q:	Are holders of DEM Units entitled to appraisal rights in connection with the Merger?

A:	No. Holders of DEM Units do not have appraisal rights under applicable law or contractual appraisal rights under the DEM Partnership Agreement.

Q:	Who do I call if I have further questions about the Merger Agreement or the Merger?

A:

If DEM Unitholders have further questions or if they would like additional copies, without charge, of this document, they may call Dominion Energy Midstream’s Corporate Secretary Department by phone at (804) 819-2000 or by email at Corporate.Secretary@dominionenergy.com.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any DEM Public Common Units that you hold. The DEM Common Units will remain outstanding and Dominion Energy Midstream will remain a public limited partnership, none of the Non-Dominion DEM Series A Preferred Units will be converted into DEM Common Units, and the DEM Common Units will continue to be listed and traded on the NYSE.

SUMMARY

This summary highlights information contained elsewhere in this consent statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the remainder of the consent statement/prospectus, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus. We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (see page 23)

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Headquartered in Richmond, Virginia and incorporated in Virginia in 1983, Dominion Energy is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 31,000 megawatts of electric generation, 106,400 miles of natural gas transmission, gathering, storage and distribution pipelines and 93,600 miles of electric transmission and distribution lines. Dominion Energy operates one of the largest natural gas storage systems in the U.S. with approximately 1 trillion cubic feet of capacity and serves nearly 7.5 million utility and retail energy customers.

Dominion Energy Common Stock is listed on the NYSE under the symbol “D.”

Additional information about Dominion Energy is included in the section entitled “Information about the Companies” beginning on page 23 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

Dominion Energy Midstream Partners, LP

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Dominion Energy Midstream is a Delaware limited partnership formed on March 11, 2014 by Dominion Energy to grow a portfolio of natural gas terminaling, processing, storage, transportation and related assets.

DEM Common Units are listed on the NYSE under the symbol “DM.”

Additional information about Dominion Energy Midstream is included in the section entitled “Information about the Companies” beginning on page 23 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

Tredegar Street Merger Sub, LLC

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Merger Sub is a Delaware limited liability company and an indirect, wholly owned subsidiary of Dominion Energy. Merger Sub was formed on November 16, 2018 solely for the purpose of consummating a merger with Dominion Energy Midstream and has no operating assets. Merger Sub has not carried on any activities to date except for activities incidental to its formation and activities undertaken in connection with a potential merger with Dominion Energy Midstream.

The Merger (see page 27)

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub, an indirect, wholly owned subsidiary of Dominion Energy, will merge with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy. Following the effective time of the Merger, the DEM Common Units will cease to be publicly traded, will be delisted from the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Consideration (see page 63)

Upon completion of the Merger, each issued and outstanding DEM Public Common Unit will be automatically converted into the right to receive the Merger Consideration. Cash will be paid in lieu of any fractional shares of Dominion Energy Common Stock.

DEM Units Entitled To Consent and Consent Required (see page 25)

The approval of the Merger Agreement and the Merger by Dominion Energy Midstream requires the affirmative vote or consent of at least a majority of the outstanding DEM Common Units and the affirmative vote or consent of at least a majority of the outstanding DEM Series A Preferred Units and the DEM Common Units, voting as a single class. Pursuant to the terms of the Support Agreement, MLP Holdco, QPC Holdco and DEM General Partner have irrevocably agreed to deliver the Support Written Consents within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of November 23, 2018, MLP Holdco beneficially owned 43,820,578 DEM Common Units, DEM General Partner beneficially owned 26,675,082 DEM Common Units and QPC Holdco beneficially owned 6,656,839 DEM Common Units and 11,365,628 DEM Series A Preferred Units, which collectively represent approximately 60.9% of the outstanding DEM Common Units and 56.4% of the outstanding DEM Common Units and DEM Series A Preferred Units together. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the DEM Unitholders.

All of the directors and executive officers of DEM General Partner beneficially owned, in the aggregate, approximately 0.1% of the outstanding DEM Common Units as of the Record Date. Dominion Energy and Dominion Energy Midstream believe that the directors and executive officers of Dominion Energy Midstream will each deliver written consents with respect to the Merger Agreement and the Merger.

Dominion Energy’s Ownership Interest In and Control of Dominion Energy Midstream (see page 27)

Dominion Energy holds a controlling interest in Dominion Energy Midstream. Dominion Energy controls Dominion Energy Midstream through Dominion Energy’s indirect ownership of 100% of the membership interests of DEM General Partner, which owns 100% of the non-economic general partner interest in Dominion Energy Midstream, and through Dominion Energy’s indirect ownership of approximately 60.9% of the outstanding DEM Common Units and approximately 37.5% of the DEM Series A Preferred Units.

Approval by the DEM Conflicts Committee and the DEM Board (see page 36)

The DEM Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, by a unanimous vote held on November 25, 2018, determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Dominion Energy Midstream and the DEM Public Common Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger (such approval constituting Special Approval as defined in the DEM Partnership Agreement), and recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the DEM Board. For a discussion of the many factors considered by the DEM Conflicts Committee in making their determination and approval, please read “The Merger—Reasons for the DEM Conflicts Committee’s Approval” beginning on page 36.

Based upon such approval and recommendation, at a meeting duly called and held on November 26, 2018, the DEM Board (i) deemed it advisable and in the best interests of Dominion Energy Midstream and the DEM Unitholders that Dominion Energy Midstream enter into the Merger Agreement and consummate the Merger, (ii) approved the form, terms and provisions of the Merger Agreement, the consummation of the transactions contemplated thereby, including the Merger, and the execution, delivery and performance by DEM General Partner and Dominion Energy Midstream of the Merger Agreement, (iii) approved the form, terms and provisions of the Support Agreement, the consummation of the transactions contemplated thereby and the execution, delivery and performance by DEM General Partner and Dominion Energy Midstream of the Support Agreement, (iv) directed that the Merger Agreement be submitted to a vote of the DEM Unitholders and (v) authorized the DEM Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby, including the Merger. For a further discussion of the recommendation of the DEM Conflicts Committee to the DEM Board, please read “The Merger—Approval of the DEM Conflicts Committee and the DEM Board” beginning on page 36.

Opinion of the DEM Conflicts Committee Financial Advisor (see page 42)

In connection with the Merger, the DEM Conflicts Committee received a written opinion, dated November 26, 2018, confirming an oral opinion received on November 25, 2018, from its financial advisor, Moelis & Company LLC (“Moelis”), as of the date of such opinion, as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to holders of DEM Common Units (other than Dominion Energy and its subsidiaries (the “Excluded Holders”)). The full text of Moelis’ written opinion dated November 26, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this consent statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the DEM Conflicts Committee (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address Dominion Energy Midstream’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Dominion Energy Midstream. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of Dominion Energy Midstream should vote or act with respect to the Merger or any other matter.

Interests of Certain Persons in the Merger (see page 57)

In considering the information contained in this consent statement/prospectus, you should be aware that DEM General Partner’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interest of DEM Unitholders. For a detailed discussion of the interests that DEM General Partner’s directors and executive officers may have in the Merger, please see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 57.

The Merger Agreement (see page 62)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this consent statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Dominion Energy Midstream. Each DEM Public Common Unitholder will be entitled to receive Dominion Energy Common Stock in exchange for such holder’s DEM Common Units held at the effective time of the Merger at the Exchange Ratio. If the Merger is successfully completed after the record date for the Dominion Energy First Quarter Dividend, each DEM Public Common Unitholder will also be entitled to receive an amount of cash, without interest, equal to the Dominion Energy First Quarter Dividend to which such holder would have been entitled if the Merger had been successfully completed prior to the record date for such quarterly dividend. As a result of the Merger, the separate existence of Merger Sub will cease, and Dominion Energy Midstream will become an indirect, wholly owned subsidiary of Dominion Energy.

When the Merger Becomes Effective

The parties to the Merger Agreement have agreed to close the Merger on the third business day after the day on which the last condition to completing the Merger is satisfied or waived or on such other date as the parties may agree. The Merger will then become effective at the time and on the date on which a certificate of merger is filed with the Delaware Secretary of State or at such later time and date on which the parties agree and specify in the certificate of merger. This time is referred to as the “effective time of the Merger.” The parties are targeting a closing in the first quarter of 2019, subject to the satisfaction or waiver of conditions to the Merger discussed below.

Effect of the Merger and Merger Consideration

At the effective time of the Merger:

•	Each DEM Public Common Unit will be converted into the right to receive the Merger Consideration and each such DEM Public Common Unit will be canceled and retired and will cease to exist.

•	Each DEM Unit held by a Dominion Energy Party will remain outstanding immediately following the Merger.

•	Each Non-Dominion DEM Series A Preferred Unit that so elects will remain outstanding.

•

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate number of DEM Common Units equal to the number of DEM Public Common Units outstanding immediately prior to the Merger.

If, before the effective time of the Merger, the number of outstanding DEM Common Units or shares of Dominion Energy Common Stock changes as a result of any unit or share split, distribution, combination, reorganization or other similar transaction, an appropriate adjustment will be made to the Exchange Ratio.

For a description of the Dominion Energy Common Stock and DEM Units and a description of the comparative rights of holders of Dominion Energy Common Stock and DEM Units, see the section entitled “Comparison of Rights of Dominion Energy Shareholders and Dominion Energy Midstream Unitholders” beginning on page 72.

Conditions to the Merger

The closing of the Merger will occur no earlier than the day following the record date for the Dominion Energy Midstream Fourth Quarter Distribution. The obligation of the parties to the Merger Agreement to complete the Merger (such completion of the Merger, the “Closing”) is subject to the satisfaction or waiver of certain conditions, including among others:

•	the delivery of this consent statement/prospectus to holders of the DEM Units, other than any Dominion Energy Party, at least 20 business days prior to Closing;

•	receipt of the Required DEM Unitholder Written Consent in accordance with applicable law;

•	the continued effectiveness of the registration statement of which this consent statement/prospectus forms a part;

•	the approval for listing on the NYSE of the Dominion Energy Common Stock to be issued in the Merger, subject to official notice of issuance; and

•	the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•

certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•

the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destruction, or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•

all other representations and warranties of the other party being true and correct as of the Closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

Dominion Energy Board Approval

On November 26, 2018, the Dominion Energy Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Dominion Energy and Dominion Energy’s shareholders, and approved the Merger Agreement.

Termination

The parties to the Merger Agreement can mutually agree to terminate the Merger Agreement at any time without completing the Merger. In addition, either party may terminate the Merger Agreement on its own without completing the Merger in a number of situations, including if:

•

the Merger has not been consummated on or before March 1, 2019 (the “Termination Date”), provided that the right to terminate the Merger Agreement shall not be available to the party seeking to terminate if such party failed to perform or observe in any material respect its obligations under the Merger Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date;

•

a governmental entity has issued a final non-appealable order, decree, or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, so long as the party seeking termination has complied with its obligation under the Merger Agreement regarding certain filings, non-solicitation, reasonable best efforts to cause the Merger to occur, and other assurances; or

•

the other party breaches any of its representations, warranties or agreements in the Merger Agreement, or if any of the other party’s representations or warranties become untrue and such breach (i) is incapable of being cured, or is not cured, prior to the Termination Date, and (ii) results in a condition to the Merger not being satisfied, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party’s obligation to close under the Merger Agreement.

Material U.S. Federal Income Tax Consequences (see page 94)

The receipt of Dominion Energy Common Stock and any cash in exchange for DEM Public Common Units pursuant to the Merger Agreement should be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 94).

In such case, a U.S. holder who receives Dominion Energy Common Stock and cash, if any, in exchange for DEM Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•

the sum of (i) the fair market value of Dominion Energy Common Stock received, (ii) the amount of any cash received, and (iii) such U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities immediately prior to the Merger; and

•

such U.S. holder’s adjusted tax basis in the DEM Public Common Units exchanged therefor (which includes such U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Dominion Energy Midstream and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of Dominion Energy Midstream’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to each DEM Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, each DEM Unitholder is strongly urged to consult its tax advisor for a full understanding of the particular tax consequences of the Merger to such unitholder.

For additional information, read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 94.

Other Information Related to the Merger

No Appraisal Rights (see page 61)

DEM Unitholders will not have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the DEM Partnership Agreement or the Merger Agreement.

Regulatory Matters (see page 61)

In connection with the Merger, Dominion Energy and Dominion Energy Midstream intend to make all required filings under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as well as any required filings or applications with the NYSE and the Secretary of State of the State of Delaware. Dominion Energy and Dominion Energy Midstream are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore, no filings with respect to the Merger were required with the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”).

Listing of the Dominion Energy Common Stock to be Issued in the Merger (see page 61)

Dominion Energy expects to obtain approval to list the Dominion Energy Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Post-Closing Status of Dominion Energy Midstream (see page 61)

Following the consummation of the Merger, it is expected that Dominion Energy Midstream will remain an indirect, wholly-owned subsidiary of Dominion Energy indefinitely. There are no immediate plans to terminate Dominion Energy Midstream’s legal existence or transfer, assign or otherwise dispose of any of Dominion Energy Midstream’s assets following the Merger.

Accounting Treatment (see page 61)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As Dominion Energy controls Dominion Energy Midstream and will continue to control Dominion Energy Midstream after the Merger, the change in Dominion Energy’s ownership interest in Dominion Energy Midstream will be accounted for as an equity transaction and no gain or loss will be recognized in Dominion Energy Midstream’s consolidated statement of income resulting from the Merger.

Comparison of Rights of Dominion Energy Shareholders and Dominion Energy Midstream Unitholders (see page 72)

Dominion Energy is a Virginia corporation, and Dominion Energy Midstream is a Delaware limited partnership. Accordingly, there are significant differences under applicable state law in the rights of holders of Dominion Energy Common Stock and holders of DEM Units. For more information concerning these differences, please read “Comparison of Rights of Dominion Energy Shareholders and Dominion Energy Midstream Unitholders” beginning on page 72.

Summary of Risk Factors

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this consent statement/prospectus before deciding whether to deliver your written consent. Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Related to the Merger,” “Risk Factors—Tax Risks Related to the Merger and the Ownership of Dominion Energy Common Stock Received in the Merger,” “Risk Factors—Risks Inherent in an

Investment in Dominion Energy,” “Risk Factors—Risks Relating to Dominion Energy’s Business” and “Risk Factors—Risks Relating to Dominion Energy Midstream’s Business.”

•

The number of shares of Dominion Energy Common Stock that holders of DEM Public Common Units will be entitled to receive in the Merger is based upon a fixed exchange ratio. As a result, the market value of the shares of Dominion Energy Common Stock that holders of DEM Public Common Units receive for their DEM Public Common Units in the Merger could decrease prior to the consummation of the Merger.

•	The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of the DEM Common Units to decline.

•	Financial projections regarding Dominion Energy Midstream and Dominion Energy may not prove accurate.

•

The DEM Partnership Agreement limits the duties of the DEM General Partner to DEM Unitholders and restricts the remedies available to unitholders for actions taken by the DEM General Partner that might otherwise constitute breaches of its duties.

•	Certain directors and executive officers of the DEM General Partner may have interests that differ in certain respects from those of the DEM Public Common Unitholders.

•	If the Merger does not occur, Dominion Energy Midstream will not benefit from the expenses it has incurred in the pursuit of the Merger.

•

The Merger should be a taxable transaction and, in such case, the resulting tax liability of a DEM Public Common Unitholder, if any, will depend on the such holder’s particular situation. The tax liability of such holder as a result of the Merger could be more than expected.

In addition, Dominion Energy and Dominion Energy Midstream face other business, financial operational and legal risks and uncertainties detailed from time to time in Dominion Energy’s and Dominion Energy Midstream’s SEC filings, including, but not limited to those discussed under Item 1A, “Risk Factors” in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 and Dominion Energy Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, each of which are incorporated by reference into this consent statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DOMINION ENERGY

The selected historical consolidated financial data of Dominion Energy for each of the years ended 2017, 2016 and 2015 and at December 31, 2017 and 2016 have been derived from Dominion Energy’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2017, as updated in its Current Report on Form 8-K, filed on June 6, 2018, which are incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data for the years ended 2014 and 2013 and at December 31, 2015, 2014 and 2013 have been derived from Dominion Energy’s audited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data at September 30, 2018 and for the nine months ended September 30, 2018 and 2017 have been derived from Dominion Energy’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which are incorporated by reference into this consent statement/prospectus. The selected historical financial data at September 30, 2017 has been derived from Dominion Energy’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Dominion Energy or the combined company, and you should read the following information together with Dominion Energy’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated in its Current Report on Form 8-K, filed on June 6, 2018, and Dominion Energy’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Dominion Energy’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which are incorporated by reference into this consent statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(millions, except per share amounts)
Dominion Energy
Operating revenue	$10,005	$9,376	$12,586	$11,737	$11,683	$12,436	$13,120
Income from continuing operations, net of tax	1,806	1,687	2,999	2,123	1,899	1,310	1,789
Loss from discontinued operations, net of tax	—	—	—	—	—	—	(92)
Net income attributable to Dominion Energy	1,806	1,687	2,999	2,123	1,899	1,310	1,697

Income from continuing operations before loss from discontinued operations per common share-basic	2.77	2.66	4.72	3.44	3.21	2.25	3.09
Net income attributable to Dominion Energy per common share-basic	2.77	2.66	4.72	3.44	3.21	2.25	2.93

Income from continuing operations before loss from discontinued operations per common share-diluted	2.77	2.66	4.72	3.44	3.20	2.24	3.09
Net income attributable to Dominion Energy per common share-diluted	2.77	2.66	4.72	3.44	3.20	2.24	2.93

Dividends declared per common share	2.505	2.280	3.035	2.80	2.59	2.40	2.25

Total assets	79,082	75,391	76,585	71,610	58,648	54,186	49,963
Long-term debt	32,188	30,886	30,948	30,231	23,468	21,665	19,199

SELECTED HISTORICAL FINANCIAL INFORMATION OF DOMINION ENERGY MIDSTREAM

The selected historical consolidated financial data of Dominion Energy Midstream for each of the years ended 2017, 2016 and 2015 and at December 31, 2017 and 2016 have been derived from Dominion Energy Midstream’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data for the year ended 2014 and at December 31, 2015 and 2014 have been derived from Dominion Energy Midstream’s audited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. The selected historical financial data for the year ended 2013 and at December 31, 2013 have been derived from the audited financial statements of Dominion Energy Cove Point LNG, LP, Dominion Energy Midstream’s predecessor for accounting purposes, which such financial statements have not been incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data at September 30, 2018 and for the nine months ended September 30, 2018 and 2017 have been derived from Dominion Energy Midstream’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which are incorporated by reference into this consent statement/prospectus. The selected historical consolidated financial data at September 30, 2017 has been derived from Dominion Energy Midstream’s unaudited consolidated financial statements, which have not been incorporated by reference into this consent statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Dominion Energy Midstream or the combined company, and you should read the following information together with Dominion Energy Midstream’s audited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Dominion Energy Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017, and Dominion Energy Midstream’s unaudited consolidated financial statements, the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Dominion Energy Midstream’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, which are incorporated by reference into this consent statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014(1)	2013 (Predecessor)
(millions, except per unit amounts)
Dominion Energy Midstream
Operating revenue	$641.9	$358.9	$480.2	$441.3	$369.6	$313.3	$343.5
Net income including noncontrolling interest and predecessor	324.5	120.8	155.4	229.7	196.5	106.9	109.4
Net income including noncontrolling interest	324.5	120.8	155.4	224.2	194.2	26.3
Net income attributable to partners	152.7	142.8	195.1	106.4	72.5	9.5

Net income per limited partner unit (basic):
Common units	1.13	1.08	1.44	1.30	1.08	0.15
Subordinated units	0.59	1.08	1.44	1.17	1.00	0.15
Net income per limited partner unit (diluted):
Common units	1.07	1.02	1.35	1.30	1.08	0.15
Subordinated units	0.59	1.08	1.44	1.17	1.00	0.15

Cash distribution declared per common and subordinated unit	1.0540	0.8645	1.1825	0.9680	0.7760	0.1389

Total assets	10,266.3	7,860.1	7,980.3	7,186.9	4,125.2	2,258.4	1,498.2
Long-term debt	2,783.5	480.2	725.7	729.9	300.8	—	—

(1)

The selected income statement and cash flow data for the year ended December 31, 2014, consists of the consolidated results of Dominion Energy Midstream for the period from October 20, 2014 through December 31, 2014, and the results of Dominion Energy Cove Point LNG, LP, Dominion Energy Midstream’s predecessor for accounting purposes, for the period from January 1, 2014 through October 19, 2014.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial information is derived from the unaudited pro forma consolidated statements of income of Dominion Energy for the nine months ended September 30, 2018 and the year ended December 31, 2017, which have been prepared to give effect to the Merger and the SCANA Merger (as defined on page 24 of this consent statement/prospectus), as if the Merger and the SCANA Merger were completed on January 1, 2017, and the unaudited pro forma condensed consolidated balance sheet of Dominion Energy at September 30, 2018, which has been prepared to give effect to the Merger and the SCANA Merger as if the Merger and the SCANA Merger were completed on September 30, 2018.

The following selected unaudited pro forma consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Merger and the SCANA Merger taken place on January 1, 2017, for statements of income purposes, and September 30, 2018 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 15 of this consent statement/prospectus. The following selected unaudited pro forma consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Consolidated Financial Statements” and related notes beginning on page F-1 of this consent statement/prospectus.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
(millions, except per share amounts)
Pro Forma Consolidated Dominion Energy
Operating revenue	$12,899	$16,998
Income from continuing operations, net of tax	2,123	2,907
Net income attributable to Dominion Energy	2,123	2,907
Income from continuing operations per common share-basic	2.75	3.85
Net income attributable to Dominion Energy per common share-basic	2.75	3.85
Income from continuing operations per common share-diluted	2.75	3.85
Net income attributable to Dominion Energy per common share-diluted	2.75	3.85
Total assets	97,976
Long-term debt	38,947

COMPARATIVE AND PRO FORMA PER SHARE/UNIT DATA

The following table summarizes unaudited per share/unit data for (i) Dominion Energy and Dominion Energy Midstream on a historical basis, (ii) Dominion Energy on a pro forma combined basis giving effect to the Merger and the SCANA Merger and (iii) Dominion Energy Midstream on a pro forma equivalent basis calculated by multiplying the Dominion Energy pro forma combined data by the Exchange Ratio of 0.2492. It has been assumed for purposes of the pro forma combined financial information provided below that the Merger and the SCANA Merger were completed on January 1, 2017, for earnings per share purposes, and on September 30, 2018, for book value per share/unit purposes. The following information should be read in conjunction with the section titled “Unaudited Pro Forma Consolidated Financial Statements” and related notes beginning on page F-1 of this consent statement/prospectus.

	Dominion Energy		Dominion Energy Midstream
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(a)
Nine Months Ended September 30, 2018
Basic earnings per share of common share/unit	$2.77	$2.75	$1.13	$0.69
Diluted earnings per common share/unit	2.77	2.75	1.07	0.69
Cash dividends declared per share/unit	2.505	2.505	1.054	0.624
Book value per share/unit(b)	28.20	31.37	18.19	7.82

Year Ended December 31, 2017
Basic earnings per share of common share/unit	$4.72	$3.85	$1.44	$0.96
Diluted earnings per common share/unit	4.72	3.85	1.35	0.96
Cash dividends declared per share/unit	3.035	3.035	1.1825	0.756

(a)	The unaudited Dominion Energy Midstream pro forma equivalents are calculated by multiplying the unaudited Dominion Energy pro forma combined per share amounts by the Exchange Ratio of 0.2492.
(b)

Historical book value per share/unit for Dominion Energy and Dominion Energy Midstream represents the total shareholders’/partners’ equity at September 30, 2018 divided by the number of shares of Dominion Energy or DEM Units outstanding. The unaudited Dominion Energy pro forma combined book value per share represents the total pro forma shareholders’ equity at September 30, 2018 divided by the pro forma combined number of shares of Dominion Energy common stock that would have been outstanding at September 30, 2018 had the Merger and the SCANA Merger been completed at that date.

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

Dominion Energy Common Stock and DEM Common Units are each listed on the NYSE under the symbols “D” and “DM,” respectively. The following table presents the closing prices of Dominion Energy Common Stock and DEM Common Units on November 23, 2018, the last trading day before the public announcement of the execution of the Merger Agreement, and January 22, 2019, the latest practicable trading day before the date of this consent statement/prospectus. The table also shows the equivalent per unit value of the Dominion Energy Common Stock included in the Merger Consideration for each DEM Common Unit, which per unit values are calculated as the product of (i) the Dominion Energy per share values and (ii) 0.2492, the Exchange Ratio.

Date	Dominion Energy Common Stock Closing Price	DEM Common Unit Closing Price	Equivalent Per Unit Information
November 23, 2018	$73.10	$18.13	$18.22
January 22, 2019	$68.59	$17.02	$17.09

The above table shows only historical comparisons. These comparisons may not provide meaningful information to DEM Unitholders in connection with making any decisions with respect to the Merger. DEM Unitholders are urged to obtain current market quotations for Dominion Energy Common Stock and DEM Common Units and to review carefully the other information contained in this consent statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 15 and 21, respectively, of this consent statement/prospectus.

Dividend and Share Data—Dominion Energy

Dividends on Dominion Energy Common Stock are paid as and when declared by the Dominion Energy Board. Dividends are typically paid on the 20th of March, June, September and December of each year.

As of January 22, 2019, Dominion Energy had approximately 777 million shares of Dominion Energy Common Stock outstanding, and there were approximately 120,000 holders of record of Dominion Energy Common Stock.

Distribution and Unit Data—Dominion Energy Midstream

The DEM Partnership Agreement provides that distributions to holders of DEM Common Units will be made as and when declared by the DEM General Partner. Distributions are typically paid on the 15th of February, May, August and November of each year.

As of January 22, 2019, Dominion Energy Midstream had approximately 127 million DEM Common Units outstanding, and there were approximately 14 holders of record of DEM Common Units.

The Merger Agreement restricts the ability of Dominion Energy to declare or pay certain dividends and distributions prior to the consummation of the Merger (other than regular quarterly cash dividends). See the section entitled “The Merger Agreement—Covenants and Other Agreements” beginning on page 67.

RISK FACTORS

In addition to the other information included or incorporated by reference into this consent statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21 of this consent statement/prospectus, you should carefully consider the following risks before deciding whether to sign and deliver a written consent. In addition, you should read and consider the risks associated with each of the businesses of Dominion Energy and Dominion Energy Midstream, because these risks may also affect the combined company. A description of the material risks can be found in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for Dominion Energy and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 for Dominion Energy Midstream, each of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

Risks Related to the Merger

The number of shares of Dominion Energy Common Stock that holders of DEM Public Common Units will be entitled to receive in the Merger is based upon a fixed exchange ratio. As a result, the market value of the shares of Dominion Energy Common Stock that holders of DEM Public Common Units receive for their DEM Public Common Units in the Merger could decrease prior to the consummation of the Merger.

The Exchange Ratio to be paid in the Merger is fixed, meaning that it does not change and is not dependent upon the relative values of DEM Common Units and Dominion Energy Common Stock. Therefore, there is no “price protection” mechanism contained in the Merger Agreement that would adjust the number of shares of Dominion Energy Common Stock that DEM Public Common Unitholders will receive based on any decreases in the trading price of Dominion Energy Common Stock. If the price of Dominion Energy Common Stock decreases because of changes in Dominion Energy’s business, operations or prospects, market reactions to the Merger, general market and economic conditions, or any other factors, such as an equity or debt offering or other issuance, the market value of the shares of Dominion Energy Common Stock received by DEM Public Common Unitholders will also decrease. If Dominion Energy engages in any such transactions and the market price of Dominion Energy Common Stock declines in value as a result, DEM Public Common Unitholders will receive less value for their DEM Public Common Units than the value calculated pursuant to the Exchange Ratio on the date the Merger was announced. For historical and current market prices of DEM Common Units and Dominion Energy Common Stock, please see the section of this consent statement/prospectus entitled “Comparative Market Prices and Cash Dividend/Distribution Information” beginning on page 14.

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of the DEM Common Units to decline.

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

•	the delivery of this consent statement/prospectus to holders of DEM Units, other than any Dominion Energy Party, prior to the Closing;

•	the receipt of the Required DEM Unitholder Consent in accordance with applicable law;

•	the effectiveness of the registration statement of which this consent statement/prospectus forms a part;

•	the approval for listing on the NYSE of the Dominion Energy Common Stock to be issued in the Merger, subject to final notice of issuance; and

•	the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•	certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter in to the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•

the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destructions or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•

all other representations and warranties of the other party being true and correct as of the Closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

If these conditions are not satisfied or waived, the Merger will not occur, which may cause the market price of the DEM Common Units to decline.

Financial projections regarding Dominion Energy Midstream and Dominion Energy may not prove accurate.

In performing their financial analysis and rendering their opinion, Moelis, the financial advisor to the DEM Conflicts Committee, reviewed and relied on, among other things, internal financial analyses and forecasts for Dominion Energy Midstream and Dominion Energy, which were prepared by employees of Dominion Energy who normally render services to Dominion Energy Midstream. These financial projections include assumptions regarding future operating cash flows, expenditures, and income of Dominion Energy Midstream and Dominion Energy. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry, regulatory and other uncertainties and may not be achieved in full, at all, or within projected timeframes. The failure of Dominion Energy Midstream’s or Dominion Energy’s businesses to achieve projected results, including projected cash flows, could have a material adverse effect on the price of Dominion Energy Common Stock, Dominion Energy’s financial position, and Dominion Energy’s ability to maintain or increase its dividends following the Merger.

The fairness opinion rendered to the DEM Conflicts Committee by Moelis was based on Moelis’ financial analysis and considered factors such as market, regulatory and other conditions then in effect, financial forecasts and other information made available to Moelis as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The DEM Conflicts Committee has not obtained, and does not expect to obtain, an updated fairness opinion from Moelis reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the DEM Conflicts Committee by Moelis was provided in connection with, and at the time of, the evaluation of the Merger and the Merger agreement by the DEM Conflicts Committee. The opinion was based on the financial analyses performed, which considered market, regulatory and other conditions then in effect, certain financial projections and other information made available to Moelis as of the date of the opinion, which may have changed, or may change, after the date such information was prepared or after the date of the opinion. The DEM Conflicts Committee has not obtained an updated opinion from Moelis following the date of the Merger Agreement and does not expect to obtain an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Dominion Energy or Dominion Energy Midstream, general market and economic conditions and other factors that may be beyond the control of Dominion Energy and Dominion Energy Midstream, and on which the fairness opinion was based, may have altered the value of Dominion Energy or Dominion Energy Midstream or the prices of Dominion Energy Common Stock or DEM Common Units since the date of such opinion, or may alter such values and prices by the time the Merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Moelis rendered to the DEM Conflicts Committee, please refer to “The Merger—Opinion of the DEM Conflicts Committee Financial Advisor” beginning on page 42.

The DEM Partnership Agreement limits the duties of the DEM General Partner to DEM Unitholders and restricts the remedies available to unitholders for actions taken by the DEM General Partner that might otherwise constitute breaches of its duties.

In light of potential conflicts of interest between Dominion Energy and the DEM General Partner, on the one hand, and Dominion Energy Midstream and the DEM Unitholders other than the Dominion Energy Parties, on the other hand, the DEM Board submitted the Merger and related matters to the DEM Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as “Special Approval” in the DEM Partnership Agreement and this consent statement/prospectus. Under the DEM Partnership Agreement:

•

any resolutions or course of action by the DEM General Partner or its affiliates in respect of a conflict of interest is permitted or deemed approved by all partners of Dominion Energy Midstream and will not constitute a breach of the DEM Partnership Agreement or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval; and

•

the DEM General Partner may consult with legal counsel and investment bankers selected by it, and any action taken or omitted to be taken in reliance upon the opinion of such persons as to matters that the DEM General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The DEM Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf of the DEM Public Common Unitholders and Dominion Energy Midstream. Among other things, the DEM Conflicts Committee unanimously determined in good faith that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Dominion Energy Midstream and the DEM Public Common Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the DEM Board. The duties of the DEM General Partner, the DEM Board and the DEM Conflicts Committee to DEM Unitholders in connection with the Merger are substantially limited by the DEM Partnership Agreement.

Certain directors and executive officers of the DEM General Partner may have interests that differ in certain respects from those of the DEM Unitholders.

In considering the approval of the Merger Agreement and the Merger by the DEM Conflicts Committee and the DEM Board, DEM Unitholders should consider that some of the directors and executive officers of the DEM General Partner who are not members of the DEM Conflicts Committee may have interests that differ from, or are in addition to their interests as DEM Unitholders. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 57.

If the Merger does not occur, Dominion Energy Midstream will not benefit from the expenses it has incurred in the pursuit of the Merger.

The Merger may not be completed. If the Merger is not completed, Dominion Energy Midstream will have incurred substantial expenses for which no ultimate benefit will have been received by it. Dominion Energy Midstream expects to incur merger-related expenses of approximately $4 million, consisting of independent advisory, legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the Merger is not completed.

Tax Risks Related to the Merger and the Ownership of Dominion Energy Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” beginning on page 94 for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of Dominion Energy Common Stock received in the Merger.

The Merger should be a taxable transaction and, in such case, the resulting tax liability of a DEM Public Common Unitholder, if any, will depend on such holder’s particular situation. The tax liability of a DEM Public Common Unitholder as a result of the Merger could be more than expected.

DEM Public Common Unitholders will receive Dominion Energy Common Stock and may receive cash as the Merger Consideration. Although DEM Public Common Unitholders will receive no cash consideration other than cash received in lieu of fractional shares, if any, or in the event the Closing occurs after the record date for the Dominion Energy First Quarter Dividend, an amount in cash equal to such dividend, the Merger should be treated as a taxable sale by DEM Public Common Unitholders for U.S. federal income tax purposes. In such case, as a result of the Merger, a DEM Public Common Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the DEM Common Units it exchanges for Dominion Energy Common Stock pursuant to the Merger Agreement. The amount of gain or loss recognized by each DEM Public Common Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the shares of Dominion Energy Common Stock and the amount of cash received by each unitholder in the Merger, the adjusted tax basis of the DEM Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any Dominion Energy Common Stock received in the Merger will not be known until the effective time of the Merger, a DEM Public Common Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a DEM Public Common Unitholder’s allocable share of Dominion Energy Midstream’s net taxable income decrease such DEM Public Common Unitholder’s tax basis in its DEM Units, the amount, if any, of such prior excess distributions with respect to such DEM Units will, in effect, become taxable income to a DEM Public Common Unitholder if the aggregate value of the consideration received in the Merger is greater than such DEM Public Common Unitholder’s adjusted tax basis in its DEM Common Units, even if the aggregate value of the consideration received in the Merger is less than such DEM Public Common Unitholder’s original cost basis in its DEM Units. Furthermore, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Dominion Energy Midstream and its subsidiaries.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, please read “Material U.S. Federal Income Tax Consequences” beginning on page 94.

The U.S. federal income tax treatment of DEM Public Common Unitholders with respect to owning and disposing of any shares of Dominion Energy Common Stock received in the Merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their DEM Units.

Dominion Energy Midstream is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each DEM Unitholder is required to take into account such unitholder’s share of Dominion Energy Midstream’s items of income, gain, loss, and deduction in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such DEM Unitholder by Dominion Energy Midstream. A distribution of cash by Dominion Energy Midstream to a DEM Unitholder who is a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the DEM Unitholder’s adjusted tax basis in its DEM Units.

In contrast, Dominion Energy is classified as a corporation for U.S. federal income tax purposes, and thus, Dominion Energy (and not its shareholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by Dominion Energy to a shareholder who is a U.S. holder will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of Dominion Energy’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to Dominion Energy shareholders by Dominion Energy after the Merger may exceed Dominion Energy’s current and accumulated earnings and profits. Cash distributions in excess of Dominion Energy’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such shareholder’s Dominion Energy Common Stock and, to the extent the cash distribution exceeds the shareholder’s adjusted tax basis, as gain from the sale or exchange of such Dominion Energy Common Stock.

Please read “Material U.S. Federal Income Tax Consequences” beginning on page 94 for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of Dominion Energy Common Stock.

Risks Inherent in an Investment in Dominion Energy

The Dominion Energy Common Stock to be received as a result of the Merger has different rights from DEM Common Units.

Following completion of the Merger, DEM Public Common Unitholders will no longer hold DEM Public Common Units, but will instead hold shares of Dominion Energy Common Stock. Dominion Energy is a corporation, and Dominion Energy Midstream is a limited partnership. There are important differences between the rights of DEM Unitholders and the rights of Dominion Energy shareholders. See “Comparison of Rights of Dominion Energy Shareholders and Dominion Energy Midstream Unitholders” beginning on page 72.

The market value of Dominion Energy Common Stock could decline if large amounts of such stock are sold following the Merger; the market value of Dominion Energy Common Stock could also decline as a result of issuances and sales of Dominion Energy Common Stock other than in connection with the Merger.

Following the Merger, holders of DEM Public Common Units as of the effective time of the Merger will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current shareholders of Dominion Energy and former holders of DEM Public Common Units may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Dominion Energy Common Stock or DEM Common Units are or were included. If, following the Merger, large amounts of Dominion Energy Common Stock are sold, the price of Dominion Energy Common Stock could decline.

Furthermore, Dominion Energy cannot predict the effect that issuances and sales of Dominion Energy Common Stock, whether taking place before the Merger (subject to the limitations of the Merger Agreement) or after the Merger, including issuances and sales in connection with capital markets transactions, such as the forward sale of Dominion Energy Common Stock (the “Forward Sale”) entered into in March 2018, or acquisition transactions, such as this Merger and the SCANA Merger, or other transactions, may have on the market value of Dominion Energy Common Stock. The issuance and sale of substantial amounts of Dominion Energy Common Stock could adversely affect the market value of such common stock.

The Merger may not be accretive to operating earnings and may cause dilution to Dominion Energy’s earnings per share, which may negatively affect the market price of Dominion Energy Common Stock.

Dominion Energy currently anticipates that the Merger will be immediately neutral to Dominion Energy’s forecasted operating earnings per share on a standalone basis. This expectation is based on preliminary estimates, which may materially change. Dominion Energy may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Merger or be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in Dominion Energy’s operating earnings per share or decrease or delay the expected effect of the Merger and contribute to a decrease in the price of Dominion Energy Common Stock.

Risks Relating to Dominion Energy’s Business

You should read and consider risk factors specific to Dominion Energy’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that are incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

Risks Relating to Dominion Energy Midstream’s Business

You should read and consider risk factors specific to Dominion Energy Midstream’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Dominion Energy Midstream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Part II, Item 1A of Dominion Energy Midstream’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, and in other documents that are incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent statement/prospectus and the information incorporated by reference in this consent statement/prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and assumptions of the management of Dominion Energy and Dominion Energy Midstream and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “would,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this consent statement/prospectus might not occur or might occur to a different extent or at a different time than described. Actual results may differ materially from the current expectations of Dominion Energy and Dominion Energy Midstream depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that Dominion Energy and Dominion Energy Midstream file with the SEC. See the sections entitled “Risk Factors” beginning on page 15 of this consent statement/prospectus and “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus. Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the expected levels of cash distributions by Dominion Energy Midstream with respect to the DEM Common Units;

•	the potential for expansion and growth of Dominion Energy’s and Dominion Energy Midstream’s business and operations;

•	the financial condition and liquidity of Dominion Energy and Dominion Energy Midstream, including such entities’ respective access to the capital markets;

•	the risk that a condition to the closing of the Merger may not be satisfied;

•	the timing of the completion of the Merger;

•	the possibility that the anticipated benefits of the Merger cannot be fully realized or may take longer than expected;

•	risks related to the diversion of management’s attention from ongoing business operations due to the Merger;

•	risks related to any legal proceedings that have been or may be instituted against Dominion Energy, Dominion Energy Midstream or others relating to the Merger;

•	the effect of the announcement of the Merger on Dominion Energy’s and Dominion Energy Midstream’s operating results and businesses generally;

•	the realization of anticipated benefits and synergies of the SCANA Merger; and

•

other business, financial operational and legal risks and uncertainties detailed from time to time in Dominion Energy’s and Dominion Energy Midstream’s SEC filings, including, but not limited to those discussed under Part I, Item 1A, “Risk Factors” in Dominion Energy’s Annual Report on Form 10-K

for the year ended December 31, 2017 and Dominion Energy Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of Dominion Energy Midstream’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, each of which are incorporated by reference into this consent statement/prospectus.

Except as otherwise required by law, neither Dominion Energy nor Dominion Energy Midstream is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this consent statement/prospectus are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statement is made.

INFORMATION ABOUT THE COMPANIES

Dominion Energy

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Headquartered in Richmond, Virginia and incorporated in Virginia in 1983, Dominion Energy is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 31,000 megawatts of electric generation, 106,400 miles of natural gas transmission, gathering, storage and distribution pipelines and 93,600 miles of electric transmission and distribution lines. Dominion Energy’s strategy is to be a leading provider of electricity, natural gas and related services to customers primarily in the eastern and Rocky Mountain regions of the U.S. Dominion Energy operates one of the largest natural gas storage systems in the U.S. with approximately 1 trillion cubic feet of capacity and serves nearly 7.5 million utility and retail energy customers.

Dominion Energy is focused on expanding its investment in regulated and long-term contracted electric generation, transmission and distribution and regulated natural gas transmission and distribution infrastructure. Dominion Energy’s nonregulated operations include merchant generation, energy marketing and price risk management activities and natural gas retail energy marketing operations. Dominion Energy’s operations are conducted through various subsidiaries, including (i) Virginia Electric and Power Company (“Virginia Power”), a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and northeastern North Carolina, (ii) Dominion Energy Gas Holdings, LLC (“Dominion Energy Gas”), a holding company for certain of Dominion Energy’s regulated natural gas businesses, which conducts business activities through a regulated interstate natural gas transmission pipeline and underground storage system, a local, regulated natural gas transportation and distribution network and natural gas gathering and processing facilities, and (iii) Dominion Energy Questar Corporation, a holding company for Dominion Energy’s primarily regulated natural gas businesses located in the Rocky Mountain region, including retail natural gas distribution in Utah, Wyoming and Idaho and related natural gas development and production. Dominion Energy also owns 100% of the membership interests of DEM General Partner, 60.9% of the outstanding DEM Common Units and 37.5% of the DEM Series A Preferred Units.

Dominion Energy’s common stock is listed on the NYSE under the symbol “D.”

Additional information about Dominion Energy is included in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page  99 of this consent statement/prospectus.

Dominion Energy Midstream

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Dominion Energy Midstream is a Delaware limited partnership formed on March 11, 2014 by Dominion Energy to grow a portfolio of natural gas terminaling, processing, storage, transportation and related assets.

Dominion Energy Midstream owns all of the outstanding preferred equity interests and the general partner interest in Dominion Energy Cove Point LNG, LP, which owns liquefied natural gas import, storage, regasification and transportation assets. Through its subsidiary Dominion Energy Carolina Gas Transmission, LLC (“DECG”), Dominion Energy Midstream operates an interstate natural gas transportation company which delivers natural gas to wholesale and direct industrial customers throughout South Carolina and southeastern Georgia. The DECG system consists of approximately 1,500 miles of pipelines regulated by the Federal Energy Regulatory Commission (“FERC”).

Through its subsidiary Iroquois GP Holding Company, LLC, Dominion Energy Midstream holds a 25.93% noncontrolling partnership interest in Iroquois Gas Transmission System, L.P. (“Iroquois”). Iroquois, a Delaware limited partnership, owns and operates a 416-mile FERC-regulated interstate natural gas pipeline that extends from the United States-Canadian border at Waddington, New York through the state of Connecticut to South Commack, Long Island, New York and continuing from Northport, Long Island, New York through the Long Island sound to Hunts Point, Bronx, New York. Through its subsidiary Dominion Energy Questar Pipeline, LLC, Dominion Energy Midstream owns and operates FERC-regulated natural gas transmission and storage assets in Colorado, Utah and Wyoming.

DEM Common Units are listed on the NYSE under the symbol “DM.”

Additional information about Dominion Energy Midstream is included in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

Merger Sub

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Dominion Energy. Merger Sub was formed on November 16, 2018 solely for the purpose of consummating a merger with Dominion Energy Midstream and has no operating assets. Merger Sub has not carried on any activities to date except for activities incidental to its formation and activities undertaken in connection with a potential merger with Dominion Energy Midstream.

The SCANA Merger

On January 3, 2018, Dominion Energy and SCANA Corporation (NYSE: SCG) (“SCANA”) announced an agreement for the companies to combine in a stock-for-stock merger in which SCANA shareholders would receive 0.6690 shares of Dominion Energy Common Stock for each share of SCANA common stock, subject to numerous regulatory approvals, shareholder approval and other conditions (the “SCANA Merger”). The SCANA Merger was completed on January 1, 2019.

The combined company delivers energy to nearly 7.5 million regulated customer accounts and has an electric generating portfolio of approximately 31,000 megawatts and 93,600 miles of electric transmission and distribution lines. It also has a natural gas pipeline network totaling approximately 106,400 miles and operates one of the nation’s largest natural gas storage systems with 1 trillion cubic feet of capacity.

For more information on the SCANA Merger, see the section entitled “Where You Can Find More Information” beginning on page 99.

WRITTEN CONSENTS OF DEM UNITHOLDERS

DEM Units Entitled to Consent and Consent Required

Only DEM Unitholders of record at the close of business on the Record Date of January 7, 2019 will be notified of and be entitled to execute and deliver a written consent with respect to the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by Dominion Energy Midstream requires the affirmative vote or consent of a majority of the outstanding DEM Common Units and the affirmative vote or consent of at least a majority of the outstanding DEM Series A Preferred Units and the DEM Common Units, voting as a single class.

Pursuant to the terms of the Support Agreement, MLP Holdco, QPC Holdco and DEM General Partner have irrevocably agreed to deliver the Support Written Consents, within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of November 23, 2018, MLP Holdco beneficially owned 43,820,578 DEM Common Units, DEM General Partner beneficially owned 26,675,082 DEM Common Units and QPC Holdco beneficially owned 6,656,839 DEM Common Units and 11,365,628 DEM Series A Preferred Units, which collectively represent approximately 60.9% of the outstanding DEM Common Units and 56.4% of the outstanding DEM Common Units and DEM Series A Preferred Units together. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the DEM Unitholders.

Submission of Consents

Holders of DEM Units may consent to the approval of the Merger Agreement and the Merger with respect to their DEM Units by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it to Dominion Energy Midstream.

If you are a DEM Unitholder of record at the close of business on the Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it and promptly return it to Dominion Energy Midstream by following the instructions in the next sentence. Once you have completed, dated and signed the written consent, you may deliver it to Dominion Energy Midstream by faxing it to Dominion Energy Midstream Partners, LP, Attention: Corporate Secretary, at (804) 819-2232, by emailing a .pdf copy of your written consent to corporate.secretary@dominionenergy.com, or by mailing your written consent to Dominion Energy Midstream Partners, LP at 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Once a sufficient number of consents to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the DEM Unitholders.

Revocation of Consents

Your consent may be revoked at any time before the consents of a sufficient number of DEM Units to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to the corporate secretary of Dominion Energy Midstream. If you wish to revoke a previously given consent before that time, you may do so by faxing such revocation to Dominion Energy Midstream Partners, LP, Attention: Corporate Secretary, at (804) 819-2232, by emailing a .pdf copy of your written consent to corporate.secretary@dominionenergy.com or by mailing your written consent to Dominion Energy Midstream Partners, LP at 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary.

Expenses

Dominion Energy and Dominion Energy Midstream will each pay one-half of the cost of printing and mailing these consent materials to the DEM Unitholders.

THE MERGER

General

On November 26, 2018, Dominion Energy, Merger Sub, Dominion Energy Midstream and DEM General Partner entered into the Merger Agreement pursuant to which Merger Sub will merge with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as a wholly owned subsidiary of Dominion Energy.

Pursuant to the Merger Agreement, each outstanding DEM Public Common Unit at the effective time of the Merger will be converted into the right to receive the Merger Consideration, and each such DEM Public Common Unit will be cancelled and retired and will cease to exist. No fractional shares of Dominion Energy Common Stock will be issued in the Merger, and holders of DEM Public Common Units will receive cash in lieu of such fractional shares, if any.

The approval of the Merger Agreement and the Merger by Dominion Energy Midstream requires the affirmative vote or consent of at least a majority of the outstanding DEM Common Units and the affirmative vote or consent of at least a majority of the outstanding DEM Series A Preferred Units and the DEM Common Units, voting as a single class.

Pursuant to the terms of the Support Agreement, MLP Holdco, QPC Holdco and DEM General Partner have irrevocably agreed to deliver the Support Written Consents, within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of November 23, 2018, MLP Holdco beneficially owned 43,820,578 DEM Common Units, DEM General Partner beneficially owned 26,675,082 DEM Common Units and QPC Holdco beneficially owned 6,656,839 DEM Common Units and 11,365,628 DEM Series A Preferred Units, which collectively represent approximately 60.9% of the outstanding DEM Common Units and 56.4% of the outstanding DEM Common Units and DEM Series A Preferred Units together. Accordingly, the delivery of the Support Written Consents will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the DEM Unitholders.

Dominion Energy’s Ownership Interest in and Control of Dominion Energy Midstream

DEM Unitholders should be aware that Dominion Energy Midstream is controlled by Dominion Energy through Dominion Energy’s 100% ownership of the DEM General Partner. The DEM General Partner owns all of the outstanding general partner interests in Dominion Energy Midstream. As a result, Dominion Energy appoints the members of the DEM Board and thereby could be seen as controlling all of Dominion Energy Midstream’s decisions, other than those involving certain conflicts of interest with Dominion Energy or that require an affirmative vote of holders of the limited partner interests in Dominion Energy Midstream pursuant to and in the percentages specified by the DEM Partnership Agreement. In addition, Dominion Energy, through its ownership of MLP Holdco, DEM General Partner and QPC Holdco, owns approximately 60.9% of the outstanding DEM Common Units and 56.4% of the outstanding DEM Common Units and DEM Series A Preferred Units together.

Certain persons associated with Dominion Energy have a relationship with Dominion Energy Midstream.

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Thomas F. Farrell, II, who serves as Chairman of the DEM Board and as President and Chief Executive Officer of the DEM General Partner, also serves as a director and executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

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Diane Leopold, who serves as a director on the DEM Board and as Executive Vice President and President & CEO—Gas Infrastructure Group of the DEM General Partner, also serves as a director and executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

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James R. Chapman, who serves as Executive Vice President, Chief Financial Officer and Treasurer of the DEM General Partner, also serves as a director and executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

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Paul E. Ruppert, who serves as Senior Vice President and President—Gas Transmission of the DEM General Partner, also serves as an executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

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Mark O. Webb, who serves as Senior Vice President—Corporate Affairs and Chief Innovation Officer of the DEM General Partner, also serves as a director and executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

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Carlos M. Brown, who serves as Senior Vice President and General Counsel of the DEM General Partner, also serves as a director and executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

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Michele L. Cardiff, who serves as Vice President, Controller and Chief Accounting Officer of the DEM General Partner, also serves as an executive officer of certain affiliates of the DEM General Partner, including Dominion Energy.

Background of the Merger

The senior management of Dominion Energy and the Dominion Energy Board regularly review operational and strategic opportunities to maximize value for investors of Dominion Energy, and the senior management of the DEM General Partner and the DEM Board regularly review similar opportunities to maximize value for DEM Unitholders. Since the formation of Dominion Energy Midstream in March 2014 and its initial public offering in October 2014, the senior management of Dominion Energy, who also constitute the senior management of the DEM General Partner, have sought to maximize value for both Dominion Energy and Dominion Energy Midstream by pursuing opportunities for Dominion Energy Midstream to acquire assets on an accretive basis from Dominion Energy, evaluating third-party acquisition and organic growth opportunities for Dominion Energy Midstream and focusing on long-term, stable cash flows at Dominion Energy Midstream.

Certain of Dominion Energy Midstream’s operations are subject to FERC’s rate-making policies. The basic elements of rate-making that FERC considers are the costs of providing service, the volumes of gas being transported and handled, the rate design, the allocation of costs between services, the capital structure and the rate-of-return that a regulated entity is permitted to earn. Historically, FERC’s policies permitted pipeline and storage companies organized as MLPs to include a tax allowance in the cost of service used as a basis for calculating their regulated rates.

On March 15, 2018, FERC issued its Policy Statement on Treatment of Income Taxes (the “Policy Statement”). The Policy Statement revised FERC’s existing policy that permitted pipelines and storage companies to include a tax allowance in the cost-of-service used as the basis for calculating their regulated rates. For pipelines and storage companies owned by partnerships or limited liability companies, that tax allowance policy reflected the actual or potential income tax liability on the FERC jurisdictional income attributable to all partnership or limited liability company interests if the ultimate owner of the interest had an actual or potential income tax liability on such income. FERC issued the Policy Statement in response to a remand from the U.S. Court of Appeals for the D.C. Circuit in United Airlines v. FERC, in which the court determined that FERC had not justified its conclusion that an oil pipeline organized as a partnership would not “double recover” its taxes under the current policy by both including a tax allowance in its cost-based rates and earning a return on equity calculated on a pre-tax basis. The Policy Statement provided that, to prevent such double recovery, natural gas MLPs, such as Dominion Energy Midstream, would no longer be permitted to recover an income tax allowance in their costs of service.

The public trading price of both Dominion Energy Common Stock and DEM Common Units reacted negatively to the news of the Policy Statement. One week after the issuance of the Policy Statement, the trading price of Dominion Energy Common Stock and DEM Common Units closed approximately 8.3% and 53.9%, respectively, lower than the closing price on the day before FERC issued the Policy Statement.

In the week following FERC’s release of the Policy Statement, senior management, including Mark F. McGettrick, then Executive Vice President and Chief Financial Officer of Dominion Energy and the DEM General Partner, and James R. Chapman, then Senior Vice President—Mergers & Acquisitions and Treasurer of Dominion Energy Midstream and the DEM General Partner, met to discuss the Policy Statement and its potential financial impacts on Dominion Energy Midstream. Ultimately, they concluded that more time was needed to fully evaluate the implications of the Policy Statement and decided that management would continue to recommend that the DEM Board would maintain the distribution growth strategy in place for Dominion Energy Midstream at that time.

On March 23, 2018, the Dominion Energy Board held a meeting via teleconference during which Thomas F. Farrell, II, the Chairman, President and Chief Executive Officer of each of Dominion Energy and the DEM General Partner, reviewed the Policy Statement as well as another FERC ruling, which directed regulated pipelines to develop plans to reduce rates in light of lower tax rates effective pursuant to recently passed federal tax reform legislation. Mr. Farrell noted the financial impacts of the FERC rulings on Dominion Energy Midstream’s business, including the reduction in the trading price of DEM Common Units, lower distributable cash flow and a potential lower yield to investors, as well as the implications with respect to Dominion Energy. The Dominion Energy Board then discussed a number of Dominion Energy’s potential options with respect to the FERC rulings and possible long-term strategies for Dominion Energy Midstream, during which discussion Dominion Energy Board members asked questions of Mr. Farrell and other officers in attendance.

Mr. McGettrick then reviewed with the Dominion Energy Board a press release that Dominion Energy planned to issue the following week as well as Dominion Energy’s immediate planned actions in response to the FERC rulings and the subsequent market reaction. The press release, which Dominion Energy issued on March 27, 2018, stated, among other things, that the FERC rulings may have a material negative impact on the amount and price at which Dominion Energy Midstream could raise public equity and that Dominion Energy was engaged in an evaluation of options with respect to Dominion Energy Midstream. The release further stated that senior management would recommend to the DEM Board that the DEM Common Unit distribution be increased for the first quarter of 2018 by five percent, consistent with prior distribution growth. Mr. McGettrick concluded his remarks at the meeting by stating that the DEM Board would be meeting to discuss the FERC ruling.

On March 26, 2018, the DEM Board held a meeting via teleconference during which Mr. Farrell and Mr. McGettrick provided an overview of the FERC rulings, including their potential financial impacts on Dominion Energy Midstream’s business, as well as Dominion Energy’s planned actions in response to the FERC rulings and the market’s reaction. Mr. McGettrick then previewed the press release that Dominion Energy would issue on March 27, 2018, and the DEM Board engaged in discussion of, and asked questions with respect to, the FERC rulings, their expected financial impacts and potential long-term strategy for Dominion Energy Midstream. Mr. McGettrick then reviewed the proposed first quarter 2018 distribution with respect to DEM Common Units, which represented a five percent increase over the fourth quarter 2017 distribution, and the DEM Board approved such distribution. Mr. McGettrick also discussed the impact of increasing the DEM Common Unit second quarter 2018 distribution by an additional five percent with no further increases for the third or fourth quarters of 2018 and explained that any additional increases would cause Dominion Energy Midstream’s cash coverage ratio to fall below one times the aggregate quarterly distribution.

On April 16, 2018, Dominion Energy filed a Supplemental Request for Rehearing and Clarification and Expedited Action with FERC requesting, among other things, a reversal of the Policy Statement. Aware that many other MLPs had filed similar requests with FERC, senior management of Dominion Energy continued to monitor the status of the MLP capital markets, Dominion Energy Midstream’s valuation and the perceived likelihood of a reversal or clarification of the Policy Statement.

The DEM Board met on April 20, 2018, during which meeting Mr. Farrell discussed the Policy Statement and its continued effect on the trading price of DEM Common Units and the MLP sector as a whole. Mr. Farrell further informed the DEM Board that several companies within the energy industry had announced their intent to buy-in their sponsored MLPs, but that Dominion Energy did not anticipate doing so in 2018 as management planned to pursue other options to support distribution growth and that could have a positive impact on the trading price of DEM Common Units. Following questions and a discussion of these topics, Mr. McGettrick discussed future strategic options related to Dominion Energy Midstream’s distribution policy and certain structural economic considerations, including incentive distribution rights (“IDRs”) of Dominion Energy Midstream held by the DEM General Partner, implicated by the Policy Statement.

Dominion Energy and Dominion Energy Midstream held their earnings call with respect to the first quarter of 2018 on April 27, 2018. During the call, Mr. McGettrick referenced the Policy Statement and its impact on the MLP equity markets. Mr. McGettrick further stated that Dominion Energy Midstream would not be able to access the capital markets on reasonable terms while MLPs traded at such depressed levels. Mr. McGettrick also noted that, without significant improvement in the MLP capital markets and the trading price of the DEM Common Units, Dominion Energy would not make previously planned asset drops to Dominion Energy Midstream. Mr. McGettrick stated that, while evaluating strategic options for Dominion Energy Midstream, senior management would continue to recommend five percent DEM Common Unit quarterly distribution increases subject to maintaining a cash coverage ratio of one times the aggregate quarterly distribution, and that Dominion Energy Midstream would not issue equity into the market before the DEM General Partner elected to reset the IDRs in accordance with the DEM Partnership Agreement. Mr. Farrell expressed that management would remain patient in evaluating the various options that existed for Dominion Energy Midstream to allow for the possibility of further rulings or clarification from FERC with respect to the Policy Statement.

In early May 2018, noting a lack of clarification from FERC with respect to the Policy Statement, senior management of Dominion Energy and Dominion Energy Midstream began to consider various options to support distribution growth with respect to DEM Common Units at previously anticipated levels, including certain structural economic considerations. At a Dominion Energy leadership conference on May 14, 2018, senior management outlined the current status of the MLP capital markets as well as the potential restructuring of the Dominion Energy Midstream IDRs to support distribution growth and allow Dominion Energy Midstream to continue to grow its quarterly distribution, allowing additional time to evaluate long-term strategic options while waiting for possible further rulings or clarification from FERC with respect to the Policy Statement.

On June 19, 2018, the DEM Board held a meeting via teleconference, during which Mr. Farrell and Mr. McGettrick discussed the Policy Statement’s continued effect on Dominion Energy Midstream, responses to the Policy Statement by other companies in the energy industry and the various options with respect to long-term strategy for Dominion Energy Midstream. Mr. McGettrick noted the motion for FERC to reconsider the Policy Statement that Dominion Energy Midstream filed on April 16, 2018 and that many other MLPs had made similar filings. At this meeting, Mr. McGettrick also reviewed considerations with respect to the proposed reset of the Dominion Energy Midstream IDRs, which he noted would allow the DEM Board to increase quarterly distributions on DEM Common Units by five percent for one additional quarter while still maintaining a cash coverage ratio of one times the aggregate quarterly distribution. The DEM Board resolved to exercise its option to reset the Dominion Energy Midstream IDRs in accordance with the terms of the DEM Partnership Agreement.

On June 22, 2018, the Dominion Energy Board held an in-person meeting at which discussion occurred concerning next steps for Dominion Energy Midstream in light of the Policy Statement. Mr. McGettrick informed the Dominion Energy Board that management would continue to monitor the MLP market and the potential that FERC would reverse or clarify the Policy Statement. Mr. McGettrick also noted management’s intention to provide an additional update, including an assessment of the long-term strategy for Dominion Energy Midstream, at the joint planning session of the Dominion Energy Board and DEM Board scheduled for September of 2018.

On July 18, 2018, FERC issued a final rule maintaining the characteristics of the Policy Statement responsible for the depression in the MLP capital markets and the continued low valuation of Dominion Energy Midstream. Senior management, including Mr. McGettrick and Mr. Chapman, held several meetings throughout late July 2018 to discuss the implications of FERC’s final rule and how it impacted the long-term strategic options for Dominion Energy Midstream. These meetings included frequent consultation with members of Dominion Energy’s tax department, who regularly consulted with outside tax counsel. In late July 2018, management had concluded that FERC’s final ruling would not promote recovery in the MLP capital markets and did not provide sufficient clarity that Dominion Energy Midstream would be permitted to recover adequate levels of income taxes through rates to support future distribution and valuation growth.

The DEM Board held a telephonic meeting on July 25, 2018. At the meeting, Mr. Farrell discussed the effect of FERC’s final ruling with respect to the Policy Statement on the trading price of DEM Common Units. Mr. McGettrick also discussed the recovery of the DEM Common Unit trading price, noting that the trading price was still below the trading price prior to FERC’s release of the Policy Statement. The DEM Board further discussed MLP buy-in announcements made since the release of the Policy Statement. Mr. McGettrick stated that management intended to provide an update on long-term strategic options for Dominion Energy Midstream at the joint planning session of the Dominion Energy Board and DEM Board scheduled for September of 2018.

The Dominion Energy Board held a meeting via teleconference on July 31, 2018. Mr. Farrell noted the slight recovery in the trading price of DEM Common Units, which was still below the trading price prior to the Policy Statement. Mr. Farrell stated that management continued to evaluate long-term strategic options with respect to Dominion Energy Midstream and that an update was planned for the joint planning session of the Dominion Energy Board and DEM Board in September of 2018.

Dominion Energy and Dominion Energy Midstream held their earnings call with respect to the second quarter of 2018 on August 1, 2018. Mr. Farrell and Mr. McGettrick reiterated that management was monitoring the sustainability of the MLP capital markets as well as the guidance that Dominion Energy would not make any of the previously planned asset drops to Dominion Energy Midstream during 2018 as a result of the DEM Common Units trading at significantly depressed levels. Mr. Farrell and Mr. McGettrick also indicated that management would continue to discuss long-term strategic options for Dominion Energy Midstream with the Dominion Energy Board and the DEM Board and expected to have a definitive strategy in place in the near term.

Believing that a reversal of the Policy Statement was becoming increasingly unlikely and that MLP market conditions and Dominion Energy Midstream’s market valuation were unlikely to change under the Policy Statement, Dominion Energy senior management, including Mr. McGettrick and Mr. Chapman, held several meetings throughout August 2018 to begin formulating a strategy to present to the Dominion Energy Board and DEM Board at the joint planning session scheduled for September 18, 2018. The strategy called for Dominion Energy to offer to acquire all DEM Public Common Units in exchange for Dominion Energy Common Stock as a means of protecting DEM Unitholders against the stagnation in valuation and distribution growth resulting from the Policy Statement.

On September 17, 2018, the DEM Board held a meeting at which it discussed and reviewed strategic options for Dominion Energy Midstream. Mr. McGettrick addressed Dominion Energy Midstream’s financial condition, noting that variances to the budget were due in large part to the absence of previously planned asset drops that were uneconomical due to the depressed trading price of DEM Common Units.

At a joint planning session of the Dominion Energy Board and DEM Board held on September 18, 2018, Mr. Farrell, Mr. McGettrick and other members of senior management expressed their conclusion that Dominion Energy making an offer to buy-in the outstanding DEM Public Common Units was the best long-term strategic option available for Dominion Energy, Dominion Energy shareholders, Dominion Energy Midstream and the DEM Unitholders in light of market challenges. Senior management cited the Policy Statement, depressed MLP equity capital markets and a low valuation of Dominion Energy Midstream as hindrances to Dominion Energy

Midstream’s stated growth targets and the viability of future asset drops from Dominion Energy. Accordingly, senior management stated that they were contemplating recommending that the Dominion Energy Board consider an offer to acquire the outstanding DEM Public Common Units, including those that would become outstanding following conversion or redemption of the Non-Dominion DEM Series A Preferred Units, actions which would be triggered by a Dominion Energy buy-in of the DEM Public Common Units.

On September 19, 2018, the Dominion Energy Board held a meeting, at which Mr. Farrell reiterated the discussions regarding strategic options for Dominion Energy Midstream from the prior day’s joint planning session and other previous Dominion Energy Board meetings. Mr. McGettrick then reviewed a proposal concerning a buy-in of the DEM Public Common Units, noting meaningful aspects of recent comparable MLP buy-in transactions. Mr. McGettrick then addressed the proposed offer of 0.2468 shares of Dominion Energy Common Stock per DEM Public Common Unit, which represented an implied value of $17.75 per DEM Public Common Unit as of September 18, 2018 and an 8.2% premium to the 30-day volume weighted average trading price of DEM Common Units, explaining that the proposed exchange ratio was based on multiple factors, including the current trading price of DEM Common Units, the EBITDA multiples and premiums of comparable MLP buy-in transactions and an analysis of distributable cash flow projections, among others. After discussing certain key assumptions and the anticipated effect of the proposed buy-in on Dominion Energy’s earnings and credit ratings, Mr. McGettrick stated that Dominion Energy Board approval was being sought to make the proposed offer to, and negotiate with, Dominion Energy Midstream. Following a discussion in which Dominion Energy Board members asked questions regarding the proposed offer, the Dominion Energy Board approved a resolution authorizing Mr. Farrell to submit the proposed offer to Dominion Energy Midstream and reserving the Dominion Energy Board’s right to approve any definitive agreement with respect to the proposed merger, authorizing the officers of Dominion Energy to negotiate and exchange information with Dominion Energy Midstream and ratifying all actions previously taken by Dominion Energy officers in connection with the proposed transaction. Following the meeting, Mr. Farrell delivered a letter with respect to the proposed offer to the DEM Board.

Having previously discussed the concept of an offer from Dominion Energy at the September 18, 2018 joint planning session, the DEM Board, by unanimous written consent effective September 19, 2018, delegated to the DEM Conflicts Committee, the authority to review and evaluate the proposed offer and determine the advisability of such a transaction on behalf of Dominion Energy Midstream and the DEM Public Common Unitholders, negotiate with Dominion Energy with respect to the proposed offer, determine whether to approve the proposed transaction by Special Approval pursuant to Section 7.9 of the DEM Partnership Agreement and make any recommendations to the DEM Board regarding the proposed transaction. The DEM Board also authorized the DEM Conflicts Committee to retain any advisors, at the expense of Dominion Energy Midstream, as necessary in connection with its review and consideration of the proposed offer and ratified all actions previously taken by the DEM Conflicts Committee in connection with the process. On September 19, 2018, Dominion Energy publicly announced via a press release, the terms of the non-binding offer made to Dominion Energy Midstream.

On October 1, 2018, John A. Luke, Jr., Chairman of the DEM Conflicts Committee, met with Mr. McGettrick, Mr. Chapman and members of Dominion Energy’s and the DEM General Partner’s treasury and legal departments to discuss various aspects of the DEM Conflicts Committee’s review and consideration of the proposed offer, including the DEM Conflicts Committees’ ability to engage advisors to assist in its review. Following the meeting, Mr. Luke contacted Richards, Layton & Finger P.A. (“RLF”) to discuss RLF’s potential engagement as Delaware counsel to the DEM Conflicts Committee. Based on RLF’s experience with a prior conflicts committee of the DEM General Partner and RLF’s experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of conflicts committees, the DEM Conflicts Committee determined that RLF had the requisite expertise to provide high quality advice to the DEM Conflicts Committee. On October 3, 2018, the DEM Conflicts Committee engaged RLF as Delaware counsel.

Also following the October 1, 2018 meeting, the DEM Conflicts Committee contacted Moelis to discuss Moelis’ potential engagement as financial advisor to the DEM Conflicts Committee. Based on Moelis’

knowledge of Dominion Energy and Dominion Energy Midstream and Moelis’ experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and representations of conflicts committees, the DEM Conflicts Committee determined that Moelis had the requisite expertise to provide high quality advice to the DEM Conflicts Committee. The DEM Conflicts Committee determined to engage Moelis, subject to negotiation of a mutually acceptable fee and engagement letter. The terms of the DEM Conflicts Committee’s engagement with Moelis were confirmed by a letter dated November 2, 2018. Following their engagement, the DEM Conflicts Committee instructed its advisors to begin their diligence of the proposed transaction.

On October 11, 2018, members of management of Dominion Energy and Dominion Energy Midstream held a diligence session with representatives of Moelis and RLF. During the session, management presented the terms of the proposed transaction, the rationale for the transaction, the business of Dominion Energy Midstream and management’s proposed timing for the proposed transaction.    Following this meeting and continuing through approval of the proposed transaction by the DEM Conflicts Committee on November 25, 2018, Moelis conducted financial diligence on Dominion Energy, Dominion Energy Midstream and the proposed transaction.

On October 12, 2018, the DEM Conflicts Committee held a meeting with representatives of each of Moelis and RLF. The Moelis and RLF representatives summarized the information provided by management at the diligence session held the previous day. Representatives of Moelis made a presentation to the DEM Conflicts Committee regarding, among other things, Moelis’ preliminary observations regarding the proposed transaction, the state of the MLP capital markets and the general state of the utility industry. The DEM Conflicts Committee also received a presentation from RLF regarding the duties and obligations of the DEM Conflicts Committee in connection with the proposed transaction.

On October 18, 2018, the DEM Conflicts Committee held a diligence session with representatives of each of Moelis and RLF and members of management of each of Dominion Energy and Dominion Energy Midstream. At the meeting, management made a presentation to the DEM Conflicts Committee and its advisors regarding the proposed transaction, including Dominion Energy’s current proposed offer of 0.2468 shares of Dominion Energy Common Stock per DEM Common Unit and the business and outlook for each of Dominion Energy and Dominion Energy Midstream.

On October 25, 2018, the DEM Conflicts Committee and representatives of each of Moelis and RLF held a meeting during which representatives of Moelis presented, among other things, an overview of its diligence review to date, presented information regarding the recent trading performance of Dominion Energy Common Stock and DEM Common Units and explained its anticipated timeline for completing its preliminary financial analysis.

On October 29, 2018, representatives of McGuireWoods LLP (“McGuireWoods”), counsel to Dominion Energy, sent an initial draft of the Merger Agreement to Vinson & Elkins LLP (“V&E”), counsel to the Dominion Energy Midstream, and RLF.

On November 2, 2018, the DEM Conflicts Committee held a meeting with representatives of each of Moelis and RLF. Representatives of RLF presented an overview of the terms of the initial draft of the Merger Agreement to the DEM Conflicts Committee. The DEM Conflicts Committee discussed the terms of the draft and directed RLF to coordinate with V&E to convey to management that (i) the Merger should be submitted for a vote of the DEM Unitholders and subject to approval by a majority of the DEM Units not held by the Dominion Energy Parties, (ii) the representations and warranties made by Dominion Energy Midstream to Dominion Energy should be limited, and (iii) that Dominion Energy’s interim operating covenants should permit Dominion Energy to only engage in ordinary course operations. Representatives of Moelis also made a presentation to the DEM Conflicts Committee regarding, among other things, (i) the financial terms of the proposed transaction, (ii) Moelis’ review of management’s financial projections for each of Dominion Energy Midstream and Dominion Energy (including the expected impact of the SCANA Merger and the Forward Sale), and (iii) Moelis’ preliminary financial analysis in connection with the proposed transaction. There was discussion regarding Moelis’ financial analysis and the proposed exchange ratio for the proposed transaction.

Following the meeting on November 2, 2018, RLF held a discussion with members of V&E regarding the terms of the Merger Agreement and on November 5, 2018, representatives of V&E sent an “issues list” to Dominion Energy regarding the terms of the Merger Agreement. Thereafter, a revised draft of the Merger Agreement was sent by representatives of McGuireWoods to V&E and RLF on November 8, 2018. The revised Merger Agreement (i) did not include the DEM Conflicts Committee’s proposal that the Merger be subject to approval by a majority of the DEM Units not held by the Dominion Energy Parties, (ii) substantially limited the representations and warranties given by Dominion Energy Midstream to Dominion Energy, and (iii) provided certain limitations on Dominion Energy’s ability to operate between signing and closing. The parties continued to negotiate and refine the Merger Agreement and the Support Agreement pursuant to which the Dominion Energy Parties would agree to vote all of the DEM Units they owned in favor of the Merger Agreement.

On November 12, 2018, the DEM Conflicts Committee held two meetings with representatives of each of Moelis and RLF. Earlier in the day, representatives of RLF provided an update on the terms of the Merger Agreement and explained that Dominion Energy had rejected the DEM Conflicts Committee’s request that the Merger be subject to approval by a majority of the DEM Units not held by the Dominion Energy Parties. After discussion with its advisors and consideration of Moelis’ preliminary financial analysis, the DEM Conflicts Committee determined that it would not insist upon conditioning the Merger on the approval of a majority of the DEM Units not held by the Dominion Energy Parties. Representatives of Moelis made a presentation to the DEM Conflicts Committee with respect to Moelis’ preliminary analysis of publicly available information pertaining to the negotiations of certain precedent transactions. Later that day, the DEM Conflicts Committee met again to further discuss counter proposal strategy with representatives of each of Moelis and RLF. The DEM Conflicts Committee then determined to make a counterproposal of an exchange ratio of 0.2615 shares of Dominion Energy Common Stock for each DEM Public Common Unit. The DEM Conflicts Committee directed Moelis to deliver the counterproposal to Dominion Energy on behalf of the DEM Conflicts Committee.

On November 14, 2018, a representative of Moelis contacted Dominion Energy and delivered the DEM Conflicts Committee counterproposal. On November 15, 2018, members of management of Dominion Energy contacted representatives of Moelis and made a counterproposal of 0.2492 shares of Dominion Energy Common Stock per DEM Public Common Unit and stated that such counterproposal was Dominion Energy’s best and final offer.

On November 16, 2018, the DEM Conflicts Committee held a telephonic meeting with representatives of each of Moelis and RLF to discuss Dominion Energy’s counterproposal. At the meeting, representatives of Moelis also updated the DEM Conflicts Committee regarding further diligence performed to date by representatives of Moelis pertaining to the SCANA Merger. The DEM Conflicts Committee did not make any determination regarding Dominion Energy’s counterproposal at this meeting.

On November 18, 2018, the DEM Conflicts Committee held a meeting with representatives of each of Moelis and RLF. Representatives of Moelis presented updates to Moelis’ preliminary financial analysis in connection with the proposed transaction and explained the changes since its previous presentation to the DEM Conflicts Committee. RLF also reported that the terms of the Merger Agreement were materially complete. After discussing Dominion Energy’s current proposal with its advisors, the DEM Conflicts Committee determined, subject to the satisfactory negotiation of the Merger Agreement and any related documents and the receipt of Moelis’ fairness opinion, that it would be in the best interests of Dominion Energy Midstream and the holders of DEM Public Common Units to accept Dominion Energy’s best and final offer of an exchange ratio of 0.2492 shares of Dominion Energy Common Stock per DEM Public Common Unit.

Over the course of the week of November 19, 2018, legal counsel to each of Dominion Energy, Dominion Energy Midstream and the DEM Conflicts Committee negotiated the remaining terms of the Merger Agreement.

On November 25, 2018, the DEM Conflicts Committee met with representatives of each of Moelis and RLF to discuss the Merger, including the terms and the conditions of the Merger Agreement. During the meeting, representatives of RLF presented to the DEM Conflicts Committee an overview and update with respect to the terms of the Merger Agreement and the Support Agreement. Also at this meeting, representatives of Moelis reviewed Moelis’ financial analysis of the proposed exchange ratio with the DEM Conflicts Committee and, at the request of the DEM Conflicts Committee, rendered an oral opinion of Moelis to the DEM Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated November 26, 2018, to the effect that, based upon and subject to the various qualifications, assumptions limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the DEM Public Common Unitholders. At this meeting, the DEM Conflicts Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Dominion Energy Midstream and the DEM Public Common Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, which approval constituted “Special Approval” under the DEM Partnership Agreement, and (iii) resolved to approve, and to recommend to the DEM Board the approval of, the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

On the morning of November 26, 2018, the DEM Board held a meeting via teleconference. After discussion, upon the receipt of the recommendation of the DEM Conflicts Committee, the DEM Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement be submitted to a vote of the holders of the DEM Units by written consent pursuant to the terms of the DEM Partnership Agreement.

In the afternoon of November 26, 2018, the Dominion Energy Board held a meeting via teleconference attended by each member of the Dominion Energy Board as well as members of Dominion Energy senior management. Members of Dominion Energy Management, including Mr. Farrell and Mr. Chapman, reviewed with the Dominion Energy Board the legal and financial terms of the proposed Merger, including the principal benefits and risks of the proposed Merger. For a discussion of such matters, see the section entitled “Approval of the Dominion Energy Board and its Reasons for the Merger” beginning on page 56. Following review and discussions, the members of the Dominion Energy Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Dominion Energy’s shareholders, and the Dominion Energy Board unanimously voted to approve the Merger Agreement and the transactions contemplated thereby.

Thereafter, on November 26, 2018, the parties executed the definitive transaction documents. Later that day, Dominion Energy and Dominion Energy Midstream issued a joint press release announcing the transaction.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the members of the DEM Conflicts Committee constitutes “Special Approval” under the DEM Partnership Agreement. Under Section 7.9 of the DEM Partnership Agreement, whenever a potential conflict of interest exists or arises between the DEM General Partner or any of its affiliates, on the one hand, and Dominion Energy Midstream, any partner of Dominion Energy Midstream or any person with an interest in partnership interests of Dominion Energy Midstream, on the other hand, any resolution, course of action or transaction will be conclusively deemed approved by all of the partners of Dominion Energy Midstream and any person with an interest in the limited partner interests of Dominion Energy Midstream and will not constitute a breach of the DEM Partnership Agreement or of any fiduciary or other duty or obligation at law, in equity or otherwise, if the resolution or course of action is approved by Special Approval, namely approval by a majority of the members of the DEM Conflicts Committee.

Under Section 7.10(b) of the DEM Partnership Agreement, any action taken or omitted to be taken by the DEM General Partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Approval of the DEM Conflicts Committee and the DEM Board

The DEM Conflicts Committee consists of two independent directors: John A. Luke, Jr. (chairman) and John W. Snow. The DEM Board authorized the DEM Conflicts Committee to (i) review and evaluate the terms and conditions of, and to determine the advisability of, the proposed transaction on behalf of Dominion Energy Midstream and the DEM Public Common Unitholders, (ii) negotiate, or delegate to any person or persons the ability to negotiate, with Dominion Energy and its affiliates and representatives, or any other appropriate person, with respect to the terms and conditions of the proposed transaction, (iii) determine whether to approve the proposed transaction by Special Approval pursuant to Section 7.9 of the DEM Partnership Agreement, and (iv) make any recommendations to the DEM Board regarding the proposed transaction.

The DEM Conflicts Committee retained RLF as its Delaware legal counsel and Moelis as its independent financial advisor. The DEM Conflicts Committee believed that Moelis was independent based on the lack of material business relationships between Moelis and Dominion Energy, Dominion Energy Midstream or their affiliates. The DEM Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the potential transaction, including with respect to withholding Special Approval and maintaining the status quo, and conducted negotiations with Dominion Energy and its representatives with respect to the Merger Agreement and other related agreements.

The DEM Conflicts Committee, by unanimous vote at a meeting held on November 25, 2018, (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Dominion Energy Midstream and the DEM Public Common Unitholders, (i) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (such approval constituting Special Approval) and (iii) approved, and recommend to the DEM Board the approval of, the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Upon receipt of such recommendation, the DEM Board, by unanimous vote at a meeting held on November 26, 2018, (i) deemed it advisable and in the best interests of Dominion Energy Midstream, the DEM General Partner and the DEM Public Common Unitholders that Dominion Energy Midstream and the DEM General Partner enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger and the other transactions contemplated by the Merger Agreement, (iii) approved the form, terms and provisions of the Merger Agreement and the Support Agreement, the consummation of the transactions contemplated thereby and the execution, delivery and performance by the DEM General Partner and Dominion Energy Midstream of the Merger Agreement and the Support Agreement, (iv) directed that the Merger Agreement be submitted to a vote of the Limited Partners (as such term is defined in the DEM Partnership Agreement) and (v) authorized the Limited Partners to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger.

Reasons for the DEM Conflicts Committee’s Approval

The DEM Conflicts Committee viewed the following factors as generally positive or favorable in arriving at its determination with respect to the Merger:

•

The DEM Conflicts Committee’s belief that the Merger presents the best opportunity to maximize value for DEM Public Common Unitholders (including maintaining the status quo) given, among other things (i) challenges to Dominion Energy Midstream’s ability to grow its business resulting from the fact that, under current market conditions, Dominion Energy Midstream would likely have difficulty raising additional equity capital and financing the acquisition of additional assets and development of organic projects, (ii) the expected long term impact on Dominion Energy Midstream’s business from tax reform and the Policy Statement, and (iii) the expectation that Dominion Energy Midstream will not be able to sustain its current distribution on DEM Common Units over the medium to long term.

•

The Exchange Ratio represents (i) an exchange ratio premium of 16.0% to the exchange ratio of shares of Dominion Energy Common Stock to DEM Common Units on July 31, 2018 (the day before the announcement of Dominion Energy’s and Dominion Energy Midstream’s 2018 second quarter earnings) and (ii) an exchange ratio premium of 8.8% to the average implied exchange ratio of shares of Dominion Energy Common Stock to DEM Common Units from July 19, 2018 to September 19, 2018 (the two month period ending on the date Dominion Energy announced its initial offer to acquire Dominion Energy Midstream).

•

The DEM Conflicts Committee’s belief that the Exchange Ratio represents the highest exchange ratio of shares of Dominion Energy Common Stock per DEM Public Common Unit that Dominion Energy would be willing to pay to DEM Public Common Unitholders in connection with the Merger.

•

The DEM Public Common Unitholders will receive (i) the regular quarterly cash distribution on the DEM Common Units that is payable by Dominion Energy Midstream during the calendar quarter ending March 31, 2019, and (ii) either (a) if the Merger closes prior to the record date for Dominion Energy’s cash dividend that is payable during the calendar quarter ending March 31, 2019 (the “Dominion Energy First Quarter Dividend”), a cash dividend from Dominion Energy in respect of the Dominion Energy Common Stock received by the holders of DEM Public Common Units in the Merger, or (b) if the Merger closes after the record date for the Dominion Energy First Quarter Dividend, an amount of cash equal to the amount of the cash dividend that such holder would have received in respect of the Dominion Energy Common Stock received in the Merger if the Merger had closed prior to the record date for the Dominion Energy First Quarter Dividend.

•

The shares of Dominion Energy Common Stock that the holders of DEM Public Common Units will receive in the Merger are more liquid than DEM Common Units based on the larger daily trading volume of Dominion Energy Common Stock, Dominion Energy’s broader investor base, and the larger public float of Dominion Energy Common Stock.

•

The Merger will result in the holders of DEM Public Common Units becoming equity owners in a combined business with more diversified assets and growth opportunities than Dominion Energy Midstream on a standalone basis.

•

The Exchange Ratio is fixed and therefore the value of the consideration payable to the holders of DEM Public Common Units will increase in the event that the market price of shares of Dominion Energy Common Stock increases prior to the closing of the Merger.

•

The oral opinion of Moelis, delivered on November 25, 2018, addressed to the DEM Conflicts Committee, as to the fairness, from a financial point of view and as of the date of such opinion based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in the written opinion of Moelis dated November 26, 2018, of the Exchange Ratio in the Merger to holders of DEM Common Units (other than the Excluded Holders), as more fully described below under the section entitled “—Opinion of the DEM Conflicts Committee Financial Advisor.”

•	The Merger will eliminate the potential for conflicts of interests between Dominion Energy and Dominion Energy Midstream.

•

The shareholders of Dominion Energy (and the holders of DEM Public Common Units as a result of receiving shares of Dominion Energy Common Stock in the Merger) will benefit from synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards.

•

MLP Holdco, QPC Holdco, the DEM General Partner, and Dominion Energy Midstream have entered into the Support Agreement pursuant to which each of MLP Holdco, QPC Holdco, the DEM General Partner have irrevocably agreed to deliver the Support Written Consents and, as a result, the risk of the Merger not receiving the requisite approval from DEM Unitholders is effectively eliminated.

•	The Merger is not subject to a vote of Dominion Energy shareholders.

•	The terms and conditions of the Merger were determined through arm’s-length negotiations between Dominion Energy and the DEM Conflicts Committee and their respective representatives and advisors.

•	Certain terms of the Merger Agreement, principally:

•

Provisions requiring the DEM General Partner to declare and cause Dominion Energy Midstream to pay regular quarterly cash distributions on DEM Common Units in the ordinary course and consistent with past practices.

•

Provisions requiring Dominion Energy to reimburse Dominion Energy Midstream for its out of pocket expenses incurred in connection with the Merger Agreement in the event the Merger Agreement is terminated under certain circumstances.

•	Provisions restricting the removal of the members of the DEM Conflicts Committee between signing of the Merger Agreement and closing of the Merger.

•	Provisions requiring the consent of the DEM Conflicts Committee to amendments to the Merger Agreement.

•	Provisions requiring the parties to use reasonable best efforts to take actions to consummate the Merger as promptly as practicable.

•

The DEM Conflicts Committee’s engagement of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, Dominion Energy’s and Dominion Energy Midstream’s industry generally, and Dominion Energy and Dominion Energy Midstream particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

The DEM Conflicts Committee viewed the following factors as generally negative or unfavorable in arriving at its determination with respect to the Merger:

•

The DEM Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of Dominion Energy Midstream. Since Dominion Energy indirectly controls Dominion Energy Midstream, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of Dominion Energy Midstream, and it was unlikely that the DEM Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of Dominion Energy Midstream.

•	The DEM Public Common Unitholders will be foregoing the potential benefits that would be realized by remaining unitholders of Dominion Energy Midstream on a standalone basis.

•	The Merger may trigger taxable gains for certain of DEM Public Common Unitholders.

•	Dominion Energy may not achieve its expected financial results.

•

The Exchange Ratio is fixed and therefore the implied value of the consideration payable to the DEM Public Common Unitholders will decrease in the event that the market price of shares of Dominion Energy Common Stock decreases prior to the closing of the Merger.

•	The approval of the DEM Unitholders other than the Dominion Energy Parties is not a condition to the consummation of the Merger.

•	The Dominion Energy Parties’ agreement to submit the Support Written Consents means that the Merger will be approved even if the DEM Conflicts Committee no longer supports approval of the Merger.

•	The holders of DEM Units are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the DEM Partnership Agreement or Delaware law.

•	Litigation may occur in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•

The Merger may not be completed in a timely manner, or at all, which could result in a disruption to the business of Dominion Energy and Dominion Energy Midstream and a decline in the trading price of shares of Dominion Energy Common Stock and/or DEM Common Units.

•	Dominion Energy Midstream has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•

Dominion Energy and some of the executive officers and directors of the DEM General Partner have interests in the Merger that are different from, or in addition to, the interests of DEM Public Common Unitholders generally.

After taking into account all of the factors set forth above, as well as others, the DEM Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated are in the best interests of Dominion Energy Midstream and the DEM Public Common Unitholders.

The foregoing discussion is not intended to be exhaustive but is intended to address the material information and principal factors considered by the DEM Conflicts Committee in considering the Merger. In view of the number and variety of factors and the amount of information considered, the DEM Conflicts Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, each of members of the DEM Conflicts Committee may have given different weights to different factors. Overall, the DEM Conflicts Committee made its determination based on the totality of information presented to, and the investigation conducted by, the DEM Conflicts Committee.

Unaudited Financial Projections of Dominion Energy Midstream

In connection with the proposed Merger, management of Dominion Energy provided projections relating to Dominion Energy Midstream that included future financial and operating performance. The projections were prepared for Dominion Energy Midstream on a stand-alone basis. These non-public projections were provided to Moelis for use and consideration in its financial analysis and in preparation of its opinion to the DEM Conflicts Committee. A summary of these projections is included below to give holders of DEM Public Common Units access to certain non-public unaudited prospective financial information that was made available to Moelis, the DEM Conflicts Committee, the DEM Board and the Dominion Energy Board in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind. None of Dominion Energy or Dominion Energy Midstream or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any DEM Unitholder or Dominion Energy shareholder, or any other person regarding the ultimate performance of Dominion Energy Midstream compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the projections made available to the legal and financial advisors to each of the parties to the transaction. The inclusion of the following summary projections in this consent statement/prospectus should not be regarded as an indication that Dominion Energy Midstream, Dominion Energy or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

While Dominion Energy Midstream provides public earnings guidance from time to time, Dominion Energy Midstream does not as a matter of course publicly disclose other financial forecasts as to future earnings or financial performance or results because of, among other reasons, the uncertainty underlying assumptions and estimates. The Dominion Energy Midstream projections summarized below were prepared by employees of Dominion Energy. The Dominion Energy Midstream projections were only prepared for internal planning purposes and not with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants, but in the view of Dominion Energy Midstream’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Dominion Energy Midstream. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Dominion Energy Midstream’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Deloitte reports incorporated by reference into this consent statement/prospectus with respect Dominion Energy Midstream relate to the historical financial information of Dominion Energy Midstream. Such reports do not extend to the projections included below and should not be read to do so. Neither the DEM Board nor the Dominion Energy Board prepared, and none of the DEM Board, the DEM Conflicts Committee, the DEM General Partner, Dominion Energy nor the Dominion Energy Board gives any assurance regarding, the summarized information.

The internal financial projections of Dominion Energy Midstream are, in general, prepared primarily for internal use. Such internal forecasts are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Dominion Energy management, consistent with past presentations to the DEM Board and public guidance representations, develops its financial forecasts according to several criteria. Additionally, prospective mergers and acquisitions and any prospective projects were excluded from the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the following projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. Any inaccuracy or assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective or actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of Dominion Energy Midstream and Dominion Energy. Although Dominion Energy’s management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increased with the length of the forecasted period. The projections are forward-looking statements and are subject to risks and uncertainties. See the section of this consent statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

In developing the projections, Dominion Energy’s management made numerous material assumptions with respect to Dominion Energy Midstream for the period from 2019 to 2023, including:

•	organic growth opportunities, and the amounts and timing of related capital expenditures and related operational cash flows;

•	outstanding debt during applicable periods, and the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the anticipated impact of the Policy Statement;

•	the prices and productions of, and demand for natural gas and other hydrocarbon products, which could impact volumes and margins; and

•	other general business, market and financial assumptions.

The summarized projected financial information set forth below was based on Dominion Energy Midstream’s standalone projected results for 2019 through 2023. Due to considerable uncertainty in Dominion Energy’s projections of the potential reduction in Dominion Energy Midstream’s tax allowances in FERC regulated rates as well as the timing of such potential reduction, Dominion Energy provided two cases to evaluate Dominion Energy Midstream. The Base Case assumes no reductions with respect to the Tax Cut and Jobs Act or the Policy Statement through the 2023 projection period. The Alternative Case provides an estimate of a downside scenario eliminating all income tax allowances in rates beginning January 1, 2021.

	Year ending December 31,
	2019	2020	2021	2022	2023
	(Millions of dollars, other than per share/unit amounts)
DOMINION ENERGY MIDSTREAM
Base Case
Adjusted EBITDA(1)	$314	$297	$291	$293	$285
Adjusted Cash EBITDA(2)	310	293	286	288	281
Distributable Cash Flow	185	171	162	159	151
Distributable Cash Flow Per Common Unit	1.46	1.35	1.28	1.26	1.19
Unlevered Free Cash Flow(3)	254	232	204	236	228
Alternative Case
Adjusted EBITDA(1)	314	297	253	258	252
Adjusted Cash EBITDA(2)	310	293	248	253	248
Distributable Cash Flow	185	171	125	125	118
Distributable Cash Flow Per Common Unit	1.46	1.35	0.99	0.99	0.93
Unlevered Free Cash Flow(3)	254	232	165	201	194

(1)

EBITDA after adjustment for noncontrolling interest in Dominion Energy Cove Point LNG, LP held by Dominion Energy, less income from equity method investees, plus distributions from equity method investees.

(2)

Adjusted EBITDA including certain adjustments reflecting cash produced with the specified period. Adjusted Cash EBITDA was used by Moelis as estimated EBITDA for Dominion Energy Midstream in its analysis described below under the section entitled “—Opinion of the DEM Conflicts Committee Financial Advisor.”

(3)

Unlevered free cash flows were arithmetically derived by Moelis from the Dominion Energy Midstream projections prepared and provided by Dominion Energy Midstream management to Moelis and approved by Dominion Energy Midstream for use by Moelis.

The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Dominion Energy’s and Dominion Energy Midstream’s computations of the above measures may differ from similarly titled measures used by other companies.

NEITHER DOMINION ENERGY MIDSTREAM NOR DOMINION ENERGY INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of the DEM Conflicts Committee Financial Advisor

At the meeting of the DEM Conflicts Committee on November 25, 2018 to evaluate and approve the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated November 26, 2018, addressed to the DEM Conflicts Committee to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the written opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of DEM Common Units (other than the Excluded Holders).

The full text of Moelis’ written opinion dated November 26, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this consent statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the DEM Conflicts Committee (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address Dominion Energy Midstream’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Dominion Energy Midstream. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of Dominion Energy Midstream should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Dominion Energy Midstream and Dominion Energy;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Dominion Energy Midstream furnished to Moelis by Dominion Energy Midstream, including financial forecasts provided to or discussed with Moelis by management of Dominion Energy Midstream reflecting varying assumptions regarding estimated income tax allowances in light of recent regulatory developments (the “Company Projections”), a summary of which is provided in the section entitled “The Merger—Unaudited Financial Projections of Dominion Energy Midstream” beginning on page 39;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Dominion Energy furnished to Moelis by Dominion Energy, (the “Parent Projections”);

•

reviewed certain illustrative financial information furnished to Moelis by Dominion Energy relating to the operation of Dominion Energy’s business in the event that Dominion Energy does not consummate the SCANA Merger;

•

conducted discussions with members of senior managements and representatives of Dominion Energy Midstream and Dominion Energy concerning the information described above, as well as the businesses and prospects of Dominion Energy Midstream and Dominion Energy generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the draft execution version of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of Dominion Energy Midstream and Dominion Energy and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis, with the consent of the DEM Conflicts Committee, relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification, and did not undertake independent verification of, any of such information. With the consent of the DEM Conflicts Committee, Moelis relied upon, without independent verification, the assessment of Dominion Energy Midstream and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to Dominion Energy Midstream and Dominion Energy referred to above, Moelis assumed, at the direction of the DEM Conflicts Committee, that they were reasonably prepared and that each of the Company Projections were prepared on bases reflecting the best currently available estimates and judgments of management of Dominion Energy Midstream (subject to the varying assumptions referred to above) as to the future performance of Dominion Energy Midstream and that the Parent Projections were prepared on a basis reflecting the best currently available estimates and judgments of the management of Dominion Energy as to the future performance of Dominion Energy. Moelis expressed no views as to the reasonableness of any financial forecasts or other information referred to above or the assumptions on which they are based. In addition, with the consent of the DEM Conflicts Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Dominion Energy Midstream or Dominion Energy, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion does not address Dominion Energy Midstream’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Dominion Energy Midstream and does not address any legal, regulatory, tax or accounting matters. At the direction of the DEM Conflicts Committee, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Exchange Ratio from a financial point of view to the holders of DEM Common Units (other than the Excluded Holders). The opinion relates to the relative values of Dominion Energy Midstream and Dominion Energy. With the consent of the DEM Conflicts Committee, Moelis expressed no opinion as to what the value of Dominion Energy Common Stock actually would be when issued pursuant to the Merger or the prices at which any securities, including, without limitation, DEM Common Units or Dominion Energy Common Stock, may trade at any time. In rendering its opinion, Moelis assumed, with the consent of the DEM Conflicts Committee, that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, (ii) prior to the Merger, each issued and outstanding DEM Series A Preferred Unit, at the election of the holder, would be converted, first, into the number of DEM Common Units as determined pursuant to the terms of the DEM Partnership Agreement, and then, pursuant to the Merger, into the right to receive shares of Dominion Energy Common Stock at the Exchange Ratio (collectively, the “Preferred Conversion”), and would occur pursuant to the terms disclosed to Moelis and as projected by Dominion Energy Midstream, (iii) the Merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and (iv) the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the DEM Conflicts Committee, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to Moelis’ analysis. Except as described in this summary,

Dominion Energy Midstream and the DEM Conflicts Committee imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. Moelis has not been authorized to solicit and has not solicited indications of interest in a possible transaction with Dominion Energy Midstream from any party.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Dominion Energy Midstream, other than the fairness of the Exchange Ratio from a financial point of view to the holders of DEM Common Units (other than the Excluded Holders). In addition, Moelis did not express any opinion as to the (i) election by any holder of DEM Series A Preferred Units to convert such units into DEM Common Units or any aspect of the Preferred Conversion, or (ii) fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise.

Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the DEM Conflicts Committee at its meeting held on November 25, 2018, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of its analyses, Moelis reviewed a number of financial and operating metrics, including:

•

equity value, calculated (unless the context indicates otherwise) as market value of the relevant company’s diluted common equity (using the treasury stock method) based on its closing unit or stock price on a specified date;

•	Enterprise Value, defined as equity value,

•	plus, where applicable, the implied equity values of general partners:

•

which, in the case of the MLP/tax pass through companies referred to below with stand-alone publicly traded general partners, Moelis calculated based on the closing price of such general partners’ publicly traded general partner interests on such date, and adjusting for the market value of limited partner interests held by the publicly traded general partners;

•

which, in case of all other companies referred to below with general partners, Moelis calculated from the implied values of the general partner interests and IDRs derived by calculating the general partner distributions and IDR distributions in respect of the relevant company’s most recently reported quarter end, annualized (“LQA”), and capitalizing such distributions at the relevant company’s LQA implied distribution yield for its limited partner interests;

•	plus the book value of each of preferred securities, net debt (calculated as debt, less cash and cash equivalents), and non-controlling interests;

•	in each case, as of the relevant company’s most recently reported quarter end;

•

except that, with respect to the target companies referred to below under “Selected Precedent Transactions Analysis”, the relevant balance sheet date used was the most recently reported quarter end immediately prior to announcement of the applicable transaction;

•

estimated EBITDA, defined as estimated earnings before interest, taxes, depreciation and amortization expense, reflecting (or, with respect to consensus research analysts’ estimates referenced below, were assumed to have reflected) the impact of adding back certain non-cash and one-time or non-recurring items, as well as, in the case of estimated EBITDA for calendar year 2019, reflecting the impact of the estimated full year impact of previously announced corporate transactions; and

•

estimated earnings per share, which reflected (or, with respect to consensus research analysts’ estimates, were assumed to have reflected), the impact of adding back certain one-time or non-recurring items, as well as, in the case of estimated earnings per share for calendar year 2019, reflecting the impact of the estimated full year impact of previously announced corporate transactions.

Unless the context indicates otherwise, for purposes of, among other things, deriving per share (or unit) implied equity values from implied Enterprise Values as more fully described below, Moelis calculated (a) the Enterprise Value for (i) Dominion Energy Midstream based on net debt in the aggregate of $730 million, and DEM Series A Preferred Units of $800 million, in light of such units being out-of-the-money for purposes of calculating diluted units, and (ii) Dominion Energy based on net debt of $40,701 million, reflecting adjustments for the anticipated SCANA Merger, the anticipated proceeds from sales of 1,900 MW of merchant generation assets in three power plants (namely, Fairless Power Station, Manchester Street Power Station and a 25% interest in the Catalyst Old River Hydroelectric Limited Partnership) (collectively, “Merchant Generation Assets”) and a 50% interest in Blue Racer Midstream LLC (“Blue Racer”), as well as the Forward Sale, and (b) per unit/share amounts for each of Dominion Energy Midstream and Dominion Energy based on diluted units/shares using the most recent publicly available information, and with respect to (i) Dominion Energy Midstream, assuming no conversion of the DEM Series A Preferred Units for the reason described in clause (a)(i) above, and (ii) Dominion Energy, pro forma for the SCANA Merger, as well as the Forward Sale. All such information for Dominion Energy Midstream was provided by management of Dominion Energy Midstream and all such information for Dominion Energy was provided by management of Dominion Energy.

Standalone Financial Analyses of Dominion Energy Midstream

For purposes of the financial analyses of Dominion Energy Midstream described below, the term “implied merger consideration” refers to the implied value of the per share consideration provided for in the Merger of $18.22 consisting of 0.2492 shares of Dominion Energy Common Stock based on the closing price of Dominion Energy Common Stock of $73.10 per share on November 23, 2018.

Selected Publicly Traded Companies Analysis. Moelis reviewed financial and stock market information of certain selected publicly traded companies with (a) operations consisting primarily of FERC-regulated natural gas pipelines in addition to other long haul pipeline assets and certain other midstream assets, and (b) Enterprise Values of more than $4.5 billion. Moelis included both MLP/tax-pass through companies and C-corps with similar and relevant asset bases, and noted that no publicly traded entity had a completely analogous asset base to Dominion Energy Midstream. Moelis reviewed the Enterprise Value of each of the selected companies as a multiple of estimated EBITDA (such multiples are sometimes referred to herein as “EV/EBITDA” multiples) for the calendar years 2019 and 2020 (referred to as CY2019E and CY2020E), as well as LQA distribution yields. Moelis also reviewed corresponding information for Dominion Energy Midstream. Financial data for the selected companies was based on publicly available median consensus research analysts’ estimates, public filings and closing prices, in each case, as of November 23, 2018. Financial data for Dominion Energy Midstream was based on publicly available median consensus research analysts’ estimates, public filings and the closing price of DEM Common Units as of each of (i) November 23, 2018 and (ii) July 31, 2018, the date immediately prior to Dominion Energy Midstream’s second quarter earnings call, during which management disclosed that it continued to evaluate long-term strategic options for Dominion Energy Midstream (the “Unaffected Date”).

The results of this analysis are summarized in the following table:

	EV/EBITDA		Distribution Yield
Selected Publicly Traded MLP / Tax Pass-Through Companies	CY2019E	CY2020E	LQA
Energy Transfer LP	9.5x	9.4x	8.6%
EQM Midstream Partners, LP	10.0x	8.0x	9.2%
TC PipeLines, LP	10.1x	9.4x	8.4%

High	10.1x	9.4x	9.2%
Mean	9.9x	8.9x	8.7%
Median	10.0x	9.4x	8.6%
Low	9.5x	8.0x	8.4%

	EV/EBITDA		Distribution Yield
Selected Publicly Traded C-Corp Companies	CY2019E	CY2020E	LQA
Enbridge Inc.	12.1x	11.0x	8.0%
TransCanada Corporation	11.0x	10.5x	6.7%
Kinder Morgan, Inc.	9.7x	9.3x	4.4%
The Williams Companies, Inc.	10.5x	9.9x	5.4%
Tallgrass Energy, LP	10.9x	11.5x	9.0%

High	12.1x	11.5x	9.0%
Mean	10.8x	10.5x	6.7%
Median	10.9x	10.5x	6.7%
Low	9.7x	9.3x	4.4%

	EV/EBITDA		Distribution Yield
All Selected Publicly Traded Companies	CY2019E	CY2020E	LQA
High	12.1x	11.5x	9.2%
Mean	10.5x	9.9x	7.4%
Median	10.3x	9.7x	8.2%
Low	9.5x	8.0x	4.4%

Dominion Energy Midstream Partners, LP (Street; as of November 23, 2018)	12.3x	12.6x	8.1%
Dominion Energy Midstream Partners, LP (Street; as of Unaffected Date)	11.2x	11.2x	9.6%

In reviewing the characteristics of the selected publicly traded companies for purposes of determining reference ranges for Dominion Energy Midstream, Moelis noted that (i) TC Pipelines, LP was more similar to Dominion Energy Midstream because of its (a) high concentration of FERC-regulated natural gas pipeline assets, (b) recent announcement by its parent company of plans to curtail its asset drop down strategy, and (c) current de minimus generation of IDR cash flow, and (ii) although Dominion Energy Midstream was currently trading above the median of the selected publicly traded companies, Dominion Energy Midstream has a relatively smaller size, more limited growth profile and less diversified asset base than much of the selected publicly traded companies. In addition, Moelis noted a number of factors that limit direct comparability with Dominion Energy Midstream, including variations in (i) size and relationship with its parent and/or affiliated companies, if applicable, (ii) growth profile, (iii) financial profile, including leverage, distribution/dividend yield, distribution coverage ratio and current levels for IDR cash flow, and (iv) contribution to cash flow from FERC-regulated natural gas pipeline assets vs. other midstream and non-midstream assets.

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 10.0x to 11.5x EV/EBITDA for CY2019E, and (ii) 9.5x to 11.0x EV/EBITDA for CY2020E. Moelis then applied such multiple ranges to corresponding financial data for Dominion Energy Midstream (based on 2019 and 2020 EBITDA estimates for Dominion Energy Midstream provided by management of Dominion Energy Midstream). Moelis then derived implied per unit reference ranges from the resulting implied Enterprise Value reference ranges, using the net debt and diluted unit information described above. This analysis indicated the following implied per unit reference ranges for Dominion Energy Midstream, as compared to the implied merger consideration:

Implied Per Unit Reference Ranges Based On:
CY2019E EBITDA	CY2020E EBITDA	Implied Merger Consideration
$12.43 - $16.10	$9.89 - $13.36	$18.22

Selected Precedent Transactions Analysis. Moelis reviewed financial information of certain selected transactions announced since January 1, 2016 (which time period was intended to capture the acceleration of the MLP simplification trend) involving target entities involved in midstream MLP simplification transactions where a company acquired either its partially owned MLP subsidiary (a “Buy-In” transaction) or acquired an MLP under common control with the acquirer (a “Common Control” transaction). Moelis noted that such transactions were selected for their similar transaction structure, and each such transaction’s comparability was limited in light of unique transaction circumstances. Moelis also noted that, in many cases, such transactions involved materially different asset bases from those of Dominion Energy and Dominion Energy Midstream and materially different IDR cash flow levels. Moelis reviewed the Enterprise Values implied by the purchase prices announced for each of the selected transactions as a multiple, to the extent information was publicly available, of estimated EBITDA for the next 12 month period (“NTM”) for which financial information was not publicly available immediately preceding announcement of the relevant transaction. Financial data for the relevant transaction was based on publicly available information, including median consensus research analysts’ estimates, at the time of announcement of the relevant transaction. Implied EV/EBITDA multiples were based on consolidated Enterprise Value (as described above), using the implied transaction values derived from the announced purchase prices paid for the target entities’ limited partner interests in the applicable transaction, as well as using implied values of general partner interests, as described above.

The results of this analysis are summarized in the following table:

Announcement Date	Acquiror	Target	Structure	Consideration	Enterprise Value/NTM EBITDA
November 8, 2018	Western Gas Equity Partners, LP	Western Gas Partners, LP	Buy-In	Unit-For-Unit	13.0x

October 22, 2018	EnLink Midstream, LLC	EnLink Midstream Partners, LP	Buy-In	Unit-For-Unit	11.8x

October 18, 2018	Valero Energy Corporation	Valero Energy Partners LP	Buy-In	Cash-For-Unit	12.4x

August 1, 2018	Energy Transfer Equity, L.P.	Energy Transfer Partners L.P.	Buy-In	Unit-For-Unit	10.4x

May 17, 2018	Enbridge Inc.	Enbridge Energy Partners, L.P.	Buy-In	Unit-For-Unit	11.3x

May 17, 2018	Enbridge Inc.	Spectra Energy Partners, LP	Buy-In	Unit-For-Unit	12.0x

Announcement Date	Acquiror	Target	Structure	Consideration	Enterprise Value/NTM EBITDA

May 17, 2018	The Williams Companies, Inc.	Williams Partners L.P.	Buy-In	Unit-For-Unit	12.3x

April 26, 2018	EQM Midstream Partners, LP	Rice Midstream Partners LP	Common Control	Unit-For-Unit	10.1x

March 26, 2018	Tallgrass Energy GP LP	Tallgrass Energy Partners, LP	Buy-In	Unit-For-Unit	8.9x
January 2, 2018	Archrock, Inc.	Archrock Partners, L.P.	Buy-In	Unit-For-Unit	8.5x

August 14, 2017	Andeavor Logistics LP	Western Refining Logistics, LP	Common Control	Unit-For-Unit	10.9x

May 19, 2017	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP	Buy-In	Cash-For-Unit	12.1x

May 8, 2017	VTTI B.V.	VTTI Energy Partners LP	Buy-In	Cash-For-Unit	9.7x

February 1, 2017	ONEOK, Inc.	ONEOK Partners, L.P.	Buy-In	Unit-For-Unit	14.9x

November 21, 2016	Sunoco Logistics Partners L.P.	Energy Transfer Partners, L.P.	Common Control	Unit-For-Unit	10.4x

October 24, 2016	American Midstream Partners, LP	JP Energy Partners LP	Common Control	Unit-For-Unit	8.1x

September 26, 2016	Columbia Pipeline Group, Inc. (TransCanada Corporation)	Columbia Pipeline Partners LP	Buy-In	Cash-For-Unit	13.2x

May 31, 2016	SemGroup Corporation	Rose Rock Midstream, L.P.	Buy-In	Unit-For-Unit	11.4x

Enterprise Value/NTM EBITDA
	All Selected Transactions	Unit-For-Unit Transactions Only	Buy-In Transactions Only	Common Control Transactions Only
High	14.9x	14.9x	14.9x	10.9x
Mean	11.2x	11.0x	11.6x	9.9x
Median	11.4x	11.1x	11.9x	10.2x
Low	8.1x	8.1x	8.5x	8.1x

In reviewing the characteristics of the selected precedent transactions for purposes of determining a reference range, Moelis noted that (i) it focused on transactions announced since the March 15, 2018 FERC policy statement announcement related to income tax allowances for cost-of-service model pipeline rates, (ii) Dominion Energy Midstream’s multiple range should tend toward the high end of the selected precedent transactions range because of Dominion Energy Midstream’s asset quality and existing long-term contracts, and (iii) the most recent selected precedent transaction, involving the acquisition of Western Gas Partners, LP, was less relevant because of Western Gas Partners, LP’s current higher growth rate relative to Dominion Energy Midstream’s growth profile. In addition, Moelis noted a number of factors that limit direct comparability of each target entity involved in the selected precedent transactions with Dominion Energy Midstream, including variations in (i) size and relationship with its parent and/or affiliated companies, (ii) financial profile, including leverage, distribution/dividend yield, distribution coverage ratio, and (iii) asset base, including operational profiles, geographic areas of operation, existing contract profiles and hydrocarbon makeup of the commodities transported through the asset base. Moelis further noted that it also reviewed selected precedent FERC-regulated natural gas pipeline transactions, but such transactions did not inform its selection of reference ranges because such pipeline transactions (i) generally did not pertain to MLP simplification transactions, (ii) market forces driving such pipeline transactions differed from those driving the MLP simplification trend, and (iii) financial data publicly disclosed in connection with such pipeline transactions covered inconsistent time periods and such inconsistent time periods were generally historical time periods, as opposed to forward looking financial data on which Moelis selected its reference ranges. In addition, Moelis noted that IDR cash flows for the target entities could vary materially relative to Dominion Energy Midstream, but that general partner interests and IDR cash flow yields have converged toward limited partner interest yields since the MLP simplification trend accelerated, beginning in 2016.

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of 10.5x to 12.5x NTM EBITDA. Moelis then applied such multiple range to the EBITDA for Dominion Energy Midstream for the year ending December 31, 2019. Moelis then derived an implied per unit reference range from the resulting implied Enterprise Value reference range, using the net debt and diluted unit information described above. This analysis indicated the following implied per unit reference range for Dominion Energy Midstream, as compared to the implied merger consideration:

Implied Per Unit Reference Range	Implied Merger Consideration
$13.65 - $18.55	$18.22

Discounted Cash Flow Analyses. Moelis performed discounted cash flow (“DCF”) analyses of Dominion Energy Midstream using financial projections and other information and data provided by management of Dominion Energy Midstream for the period beginning with the fiscal year ending December 31, 2019 through the fiscal year ending December 31, 2023 to calculate the present value as of December 31, 2018 of the estimated future unlevered free cash flows projected to be generated by Dominion Energy Midstream. These DCF analyses were based on each of the Base Case projections (the “Base Case discounted cash flow analysis”) and the Alternative Case projections (the “Alternative Case discounted cash flow analysis”). For more information on the Base Case projections and the Alternative Case projections, see the section entitled “Unaudited Financial Projections of Dominion Energy Midstream” beginning on page 39. In performing the DCF analyses of Dominion Energy Midstream, Moelis used a range of discount rates of 6.25% to 8.5% based on an estimate of Dominion Energy Midstream’s weighted average cost of capital (“WACC”). The estimated WACC range was derived using the Capital Asset Pricing Model (“CAPM”). In performing the DCF analyses of Dominion Energy Midstream, Moelis used a range of estimated terminal values derived by applying a range of multiples of 10.0x to 11.5x to Dominion Energy Midstream’s estimated EBITDA for 2023. The selected range of terminal multiples was informed by current CY2019E EBITDA trading multiples for the selected publicly traded companies referred to above and Dominion Energy Midstream’s average CY2019E EBITDA trading multiple between the July 18, 2018 announcement of the FERC’s revised policy statement regarding income tax allowances for cost-of-service model pipeline rates and the Unaffected Date. Moelis then derived an implied per unit reference range from the resulting implied Enterprise Value reference ranges using Dominion Energy Midstream’s projected net debt and diluted unit information as of December 31, 2018, as provided by management of

Dominion Energy Midstream. These analyses indicated the following implied per unit reference ranges for Dominion Energy Midstream, as compared to the implied merger consideration:

Implied Per Unit Reference Ranges
Base Case	Alternative Case	Implied Merger Consideration
$9.70 - $14.16	$7.32 - $11.25	$18.22

Discounted Distribution Analyses. Moelis performed discounted distribution analyses of Dominion Energy Midstream using financial projections and other information and data provided by management of Dominion Energy Midstream for the period beginning with the fiscal year ending December 31, 2019 through the fiscal year ending December 31, 2023 to calculate the present value as of December 31, 2018 of the estimated future distributions projected to be made by Dominion Energy Midstream to the holders of DEM Common Units. These discounted distribution analyses were based on each of the Base Case projections (the “Base Case discounted distribution analysis”) and the Alternative Case projections (the “Alternative Case discounted distribution analysis”), each of which assumed the distribution of all funds available for distribution. For more information on the Base Case projections and the Alternative Case projections, see the section entitled “Unaudited Financial Projections of Dominion Energy Midstream” beginning on page 39. In performing the discounted distribution analyses of Dominion Energy Midstream, Moelis used a range of discount rates of 6.5% to 11.5% based on an estimate of Dominion Energy Midstream’s cost of equity. The estimated cost of equity range was derived using CAPM. In performing the discounted distribution analyses of Dominion Energy Midstream, Moelis used a range of estimated terminal values derived by applying a range of implied terminal yields of 8.0% to 10.0%. The selected range of terminal yields was informed by LQA yields for the selected public companies referred to above in light of the July 18, 2018 announcement of the FERC’s revised policy statement regarding income tax allowances for cost-of-service model pipeline rates, and in particular, the LQA yields for the MLP/tax pass-through-entities referred to above. Moelis then derived an implied per unit reference range from the resulting implied equity value reference ranges, using Dominion Energy Midstream’s projected diluted unit information as of December 31, 2018, as provided by management of Dominion Energy Midstream. These analyses indicated the following implied per unit reference ranges for Dominion Energy Midstream, as compared to the implied merger consideration:

Implied Per Unit Reference Ranges
Base Case	Alternative Case	Implied Merger Consideration
$11.99 - $16.49	$9.95 - $13.50	$18.22

Standalone Financial Analyses of Dominion Energy

Selected Publicly Traded Companies Analysis. Moelis reviewed financial and stock market information of certain selected publicly traded companies with (a) operations consisting primarily of integrated utilities, including electric and gas utilities under state and federal regulatory regimes, and (b) Enterprise Values of more than $15 billion. Moelis excluded from its selected publicly traded utilities companies, (i) each of PG&E Corporation and Edison International because of their expected liability exposure related to 2017 and 2018 wildfires, (ii) Sempra Energy because of its ongoing defense against the stockholder activist campaign led by Elliott Management Corporation, its recently announced acquisition of InfraREIT, Inc., its ongoing divestiture of its renewable business and its material operations in Latin America, and (iv) The Southern Company because of its significant financial pressures related to the ongoing development of its Vogtle nuclear facility. Moelis reviewed the EV/EBITDA multiples of each of the selected companies for the CY2019E and CY2020E as well as closing stock prices of each of the selected companies on November 23, 2018 as a multiple of estimated earnings per share for each of CY2019E and CY2020E (such multiples referred to herein as “P/E” multiples). Moelis noted that it believes the selected publicly traded companies trade primarily on a P/E multiple basis, but that it also believed EV/EBITDA multiples were relevant. Moelis also reviewed corresponding information for Dominion Energy. Financial data for the selected companies was based on publicly available mean consensus research analysts’ estimates, public filings and closing stock prices, in each case, as of November 23, 2018.

Financial data for Dominion Energy was based on each of (i) publicly available median consensus research analysts’ estimates (which were not pro forma for the SCANA Merger, and for which, accordingly, Moelis calculated EV/EBITDA multiples based on net debt of $34,068 million) and public filings as of November 23, 2018, and (ii) the Parent Projections (which reflected the estimated impact of the SCANA Merger), in each case, based on the closing stock price for Dominion Energy Common Stock as of November 23, 2018.

The results of this analysis are summarized in the following table:

	P/E		EV/EBITDA
Selected Publicly Traded Companies	CY2019E	CY2020E	CY2019E	CY2020E
Duke Energy Corporation	17.4x	16.6x	11.8x	11.5x
NextEra Energy, Inc.	21.2x	19.7x	11.1x	10.3x
American Electric Power Company	18.4x	17.3x	10.8x	10.2x
Xcel Energy Inc.	19.5x	18.3x	10.6x	10.1x
DTE Energy Company	18.7x	17.8x	11.4x	10.7x
WEC Energy Group, Inc.	20.1x	18.8x	12.5x	11.7x
Ameren Corporation	20.7x	19.3x	10.5x	10.1x
CMS Energy Corporation	20.3x	18.9x	10.9x	10.6x
Evergy, Inc.	20.2x	17.9x	10.8x	10.5x
NiSource Inc.	19.1x	17.9x	11.0x	10.3x
Alliant Energy Corporation	19.5x	18.4x	12.1x	11.1x
Pinnacle West Capital Corporation	18.3x	17.6x	10.4x	9.8x

High	21.2x	19.7x	12.5x	11.7x
Mean	19.4x	18.2x	11.2x	10.6x
Median	19.5x	18.1x	10.9x	10.4x
Low	17.4x	16.6x	10.4x	9.8x

Dominion Energy (Street)	17.2x	16.5x	11.6x	10.9x
Dominion Energy (Management)	17.4x	16.6x	11.1x	10.4x

In reviewing the characteristics of the selected publicly traded companies for purposes of determining reference ranges for Dominion Energy, Moelis noted that (i) over the last few years, prior to early 2018, Dominion Energy traded either in-line with, or at a slight premium to, the selected publicly traded companies on a P/E basis, but that, beginning in early 2018, Dominion Energy has traded at a discount to the selected publicly traded companies on a P/E basis, driven in part by (a) uncertainty surrounding Dominion Energy’s pending acquisition of SCANA, both as to timing and final transaction terms, (b) heightened public focus on Dominion Energy’s exposure to Dominion Energy Midstream’s business, especially Dominion Energy’s downside exposure to FERC’s changing policy, originally announced on March 15, 2018, regarding income tax allowances for cost-of-service model pipeline rates, (c) Dominion Energy’s publicly announced evaluation of a potential divestiture of its 50% interest in Blue Racer, and its subsequent publicly announced sale on November 1, 2018, (d) regulatory risk surrounding Dominion Energy’s construction of its Atlantic Coast Pipeline and the potential for construction delays and cost overruns, and (ii) as the issues described in clauses (a)-(d) above are resolved, Dominion Energy has the potential to return to trading more in-line with, or at a slight premium to, the selected publicly traded companies on a P/E basis, in light of (a) Dominion Energy’s greater than 90% regulated business mix, (b) the fact that approximately 75% of Dominion Energy’s EBITDA is generated by utilities operating under regulatory jurisdictions rated above the average rating of Average/2 by Regulatory Research Associates, and (c) Dominion Energy’s guidance to Wall Street research analysts of 6%-8% earnings growth being above the median of such guidance for the selected publicly traded companies. Moelis further noted a number of factors that limit direct comparability with Dominion Energy, including (i) local competitive/market conditions, (ii) regulatory conditions and associated variability and uncertainty, (iii) growth profile, and (iv) business mix between utility vs. non-utility businesses.

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 17.0x to 20.0x P/E for CY2019E, (ii) 16.5x to 19.0x P/E for CY2020E, (iii) 11.0x to 12.5x EV/EBITDA for CY2019E, and (iv) 10.5x to 11.5x EV/EBITDA for CY2020E. The selected P/E multiple reference ranges reflected Dominion Energy’s current trading levels at the low end of the selected ranges and reflected a premium to the current median of the selected publicly traded companies at the high end of the selected ranges (given Dominion Energy’s history of trading at a premium to such median). The selected EV/EBITDA reference ranges reflected Dominion Energy’s current trading levels and its history of trading at a premium to the median of the selected publicly traded companies. Moelis then derived, in the case of (i) the selected P/E multiple reference ranges, implied per share reference ranges, and (ii) the selected EV/EBITDA multiple reference ranges, implied per share reference ranges from the resulting implied Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference ranges for Dominion Energy, as compared to the closing price per share of Dominion Energy Common Stock on November 23, 2018:

Implied Per Share Reference Ranges Based On:
CY2019E P/E	CY2020E P/E	CY2019E EBITDA	CY2020E EBITDA	Dominion Energy Common Stock closing price on November 23, 2018
$71.36 - $83.95	$72.74 - $83.76	$71.75 - $88.72	$74.42 - $86.53	$73.10

Implied Exchange Ratio Analysis

Discounted Cash Flow Analysis--The Base Case Dominion Energy Midstream Five-Year Projections.

Using the range of values per unit for DEM Common Units based on the Base Case discounted cash flow analysis on a standalone basis as described above, and the ranges of implied values per share for Dominion Energy Common Stock based on the valuation metrics for the selected publicly traded companies analyses for Dominion Energy on a standalone basis as described above, Moelis calculated implied exchange ratio ranges by (i) dividing the low end of the implied value per unit of DEM Common Units implied by the Base Case discounted cash flow analysis by the high end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the low end of the implied exchange range and (ii) dividing the high end of the implied value per unit of DEM Common Units implied by the Base Case discounted cash flow analysis by the low end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the high end of the implied exchange ratio range. This analysis indicated the following implied exchange ratio ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Ranges Based On:
Dominion Energy CY2019E - CY2020E P/E	Dominion Energy CY2019E - CY2020E EV/EBITDA	Exchange Ratio
0.1155 - 0.1984	0.1093 - 0.1973	0.2492

Discounted Cash Flow Analysis—The Alternative Case Dominion Energy Midstream Five-Year Projections.

Using the range of values per unit for DEM Common Units based on the Alternative Case discounted cash flow analysis on a standalone basis as described above, and the ranges of implied values per share for Dominion Energy Common Stock based on the valuation metrics for the selected publicly traded companies analyses for Dominion Energy on a standalone basis as described above, Moelis calculated implied exchange ratio ranges by (i) dividing the low end of the implied value per unit of DEM Common Units implied by the Alternative Case discounted cash flow analysis by the high end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the low end of the implied exchange range and

(ii) dividing the high end of the implied value per unit of DEM Common Units implied by the Alternative Case discounted cash flow analysis by the low end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the high end of the implied exchange ratio range. This analysis indicated the following implied exchange ratio ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Ranges Based On:
Dominion Energy CY2019E - CY2020E P/E	Dominion Energy CY2019E - CY2020E EV/EBITDA	Exchange Ratio
0.0872 - 0.1576	0.0825 - 0.1568	0.2492

Discounted Distribution Analysis—The Base Case Dominion Energy Midstream Five-Year Projections.

Using the range of values per unit for DEM Common Units based on the Base Case discounted distribution analysis on a standalone basis as described above, and the ranges of implied values per share for Dominion Energy Common Stock based on the valuation metrics for the selected publicly traded companies analyses for Dominion Energy on a standalone basis as described above, Moelis calculated implied exchange ratio ranges by (i) dividing the low end of the implied value per unit of DEM Common Units implied by the Base Case discounted distribution analysis by the high end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the low end of the implied exchange range and (ii) dividing the high end of the implied value per unit of DEM Common Units implied by the Base Case discounted distribution analysis by the low end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the high end of the implied exchange ratio range. This analysis indicated the following implied exchange ratio ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Ranges Based On:
Dominion Energy CY2019E - CY2020E P/E	Dominion Energy CY2019E - CY2020E EV/EBITDA	Exchange Ratio
0.1428 - 0.2311	0.1352 - 0.2298	0.2492

Discounted Distribution Analysis—The Alternative Case Dominion Energy Midstream Five-Year Projections.

Using the range of values per unit for DEM Common Units based on the Alternative Case discounted distribution analysis on a standalone basis as described above, and the ranges of implied values per share for Dominion Energy Common Stock based on the valuation metrics for the selected publicly traded companies analyses for Dominion Energy on a standalone basis as described above, Moelis calculated implied exchange ratio ranges by (i) dividing the low end of the implied value per unit of DEM Common Units implied by the Alternative Case discounted distribution analysis by the high end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the low end of the implied exchange range and (ii) dividing the high end of the implied value per unit of DEM Common Units implied by the Alternative Case discounted distribution analysis by the low end of the implied value per share of Dominion Energy Common Stock implied by each of (a) the selected P/E multiples for CY2019E and CY2020E and (b) the selected EV/EBITDA multiples for CY2019E and CY2020E to arrive at the high end of the implied exchange ratio range. This analysis indicated the following implied exchange ratio ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Ranges Based On:
Dominion Energy CY2019E - CY2020E P/E	Dominion Energy CY2019E - CY2020E EV/EBITDA	Exchange Ratio
0.1185 - 0.1892	0.1121 - 0.1882	0.2492

Selected Publicly Traded Companies Analysis. Using the ranges of implied values per unit for DEM Common Units and the ranges of implied values per share for Dominion Energy Common Stock based on the valuation metrics for the selected publicly traded companies analyses for each company on a standalone basis as described above, Moelis calculated implied exchange ratio ranges by (i) dividing the low end of the implied value per unit of DEM Common Units implied by the selected EV/EBITDA multiples for each of CY2019E and CY2020E by the high end of the implied value per share of Dominion Energy Common Stock implied by each of the selected P/E multiples and the selected EV/EBITDA multiples for the corresponding year to arrive at the low end of the implied exchange ratio range and (ii) dividing the high end of the implied value per unit of DEM Common Units implied by the selected EV/EBITDA multiples for each of CY2019E and CY2020E by the low end of the implied value per share of Dominion Energy Common Stock implied by each of the selected P/E multiples and the selected EV/EBITDA multiples for the corresponding year to arrive at the high end of the implied exchange ratio range. This analysis indicated the following implied exchange ratio ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Ranges Based On:
Dominion Energy Midstream CY2019E EV/EBITDA		Dominion Energy Midstream CY2020E EV/EBITDA
Dominion Energy CY2019E P/E	Dominion Energy CY2019E EV/EBITDA	Dominion Energy CY2020E P/E	Dominion Energy CY2020E EV/EBITDA	Exchange Ratio
0.1480 - 0.2257	0.1401 - 0.2244	0.1181 - 0.1836	0.1143 - 0.1795	0.2492

Selected Precedent Transactions Analysis. Using the ranges of implied values per unit for DEM Common Units based on the valuation metric for the precedent transaction analyses for Dominion Energy Midstream on a standalone basis as described above, and the ranges of implied values per share for Dominion Energy Common Stock based on the valuation metrics for the selected publicly traded companies analyses for Dominion Energy on a standalone basis as described above, Moelis calculated implied exchange ratios by (i) dividing the low end of the implied value per unit of DEM Common Units implied by the selected EV/EBITDA multiples for CY2019E by the high end of the implied value per share of Dominion Energy Common Stock implied by each of the selected P/E multiples for CY2019E and the selected EV/EBITDA multiples for CY2019E to arrive at the low end of the implied exchange ratio range and (ii) dividing the high end of the implied value per unit of DEM Common Units implied by the selected EV/EBITDA multiples for CY2019E by the low end of the implied value per share of Dominion Energy Common Stock implied by each of the selected P/E multiples for CY2019E and the selected EV/EBITDA multiples for CY2019E to arrive at the high end of the implied exchange ratio range. This analysis indicated the following implied exchange ratio ranges as compared to the Exchange Ratio:

Implied Exchange Ratio Ranges Based On:
Dominion Energy CY2019E P/E	Dominion Energy CY2019E EV/EBITDA	Exchange Ratio
0.1626 - 0.2600	0.1539 - 0.2586	0.2492

Other Information

Moelis also noted for the DEM Conflicts Committee the following analyses that were not considered part of Moelis’ financial analyses with respect to its opinion but were referenced for informational purposes:

•

the historical closing prices for DEM Common Units during the period from the March 15, 2018 announcement of the FERC’s policy statement regarding income tax allowances for cost-of-service model pipeline rates to November 23, 2018, which reflected low and high unit prices during such period of $12.55 and $21.60 per share compared to the implied merger consideration of $18.22 per unit;

•	the historical closing prices for Dominion Energy Common Stock during the 52-week period ended November 23, 2018, which reflected low and high stock prices during such period ranging from $61.75 and $84.91 per share compared to the closing price of Dominion Energy Common Stock on November 23, 2018 of $73.10 per share;

•

one-year forward unit price targets for DEM Common Units in recently published, publicly available Wall Street research analysts’ reports released subsequent to Dominion Energy Midstream’s third quarter earnings call on November 2, 2018, which indicated undiscounted low and high unit price targets ranging from $16.00 to $19.00 per unit;

•

one-year forward stock price targets for Dominion Energy Common Stock in recently published, publicly available Wall Street research analysts’ reports released subsequent to Dominion Energy’s third quarter earnings call on November 2, 2018, which indicated undiscounted low and high stock price targets ranging from $69.00 to $79.00 per share;

•

premiums paid in the selected precedent transactions referred to above under “Standalone Financial Analyses of Dominion Energy Midstream—Selected Precedent Transactions Analysis”, based on applying selected ranges of implied premiums paid derived from the selected precedent transactions using the final agreed upon offer price for the applicable equity security as of the date of public announcement of the applicable transaction as compared to (i) the closing price on the trading day immediately prior to the announcement of the initial offer with respect to the applicable transaction, (ii) the five-day volume weighted average price (“VWAP”) and (iii) the thirty-day VWAP, in each case, for the applicable equity security in the target company over such period immediately prior to the announcement of the initial offer with respect to the applicable selected precedent transactions; such selected premium ranges were 0% to 20%, which were applied to: (i) the closing price of DEM Common Units as of the Unaffected Date, (ii) the five-day VWAP for DEM Common Units for the five trading days ending on the Unaffected Date, and (iii) the VWAP for DEM Common Units over the period from July 19, 2018 to and including the Unaffected Date, and which resulted in implied values ranging from $15.40 to $19.34 per DEM Common Unit; and

•

a selected publicly traded companies analysis for Dominion Energy using the same selected publicly traded companies and selected multiples ranges as described above, but based on CY2019E and CY2020E earnings per share and EBITDA projections for Dominion Energy that were provided by management of Dominion Energy, assuming that the SCANA Merger would not be consummated.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No selected company or transaction used in the analyses described above is identical to Dominion Energy Midstream, Dominion Energy or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the DEM Conflicts Committee, Dominion Energy Midstream, Dominion Energy, or Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Exchange Ratio was determined through arms’ length negotiations between the DEM Conflicts Committee and Dominion Energy and was approved by the DEM General Partner. Moelis did not recommend any specific consideration to the DEM Conflicts Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as financial advisor to the DEM Conflicts Committee in connection with the Merger and is entitled to receive a fee from Dominion Energy Midstream for its services of $2.75 million, in the aggregate, $2 million of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. Furthermore, Dominion Energy Midstream has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Dominion Energy Midstream and Dominion Energy. In the two years preceding the date of Moelis’ opinion, Moelis had not provided any investment banking or other services to either of Dominion Energy Midstream or Dominion Energy unrelated to the Merger; provided, however, in the future Moelis may provide such services to Dominion Energy and would expect to receive compensation for such services.

Approval by the Dominion Energy Board and its Reasons for the Merger

On November 26, 2018, the Dominion Energy Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Dominion Energy and the Dominion Energy shareholders and approved the Merger Agreement.

The Dominion Energy Board considered many factors in making its determination. The Dominion Energy Board consulted with senior management and its legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related approval of the Merger Agreement and the transactions contemplated thereby:

•	The Exchange Ratio is fixed, which protects against Dominion Energy having to issue additional equity in the event that the market price of Dominion Energy Common Stock decreases prior to the Closing.

•

The Merger is expected to allow Dominion Energy to maintain the FERC income tax allowance in its cost-of-service rates for entities that are subsidiaries of Dominion Energy Midstream prior to the consummation of the Merger.

•

The comprehensive overall assessment undertaken by the Dominion Energy Board over a period of several months and review of various alternative approaches to address the financial impact of the Policy Statement lead to the ultimate conclusion that the Merger was the most attractive solution.

•

The Dominion Energy Board believes that owning 100% of the entities that are subsidiaries of Dominion Energy Midstream prior to the consummation of the Merger will in the future provide a more competitive cost of capital to pursue expansion projects and acquisitions as compared to funding projects and acquisitions through issuances of Dominion Energy Midstream equity, because Dominion Energy Midstream equity is burdened with a lower valuation and market capacity, both of which the Dominion Energy Board expects to continue indefinitely.

•

The Merger is expected to simplify the Dominion Energy organizational structure, enhance Dominion Energy’s credit profile and eliminate existing structural subordination of indebtedness among Dominion Energy between Dominion Energy Midstream. The simplified structure is expected to lower certain costs and provide opportunities for synergies.

•

The Dominion Energy Board believes that the Merger Consideration to be paid by Dominion Energy pursuant to the Merger Agreement is fair from a financial point of view to Dominion Energy as of the date of the Merger Agreement.

•	The Dominion Energy Board has reviewed with senior management and legal advisors the financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions, including the contractual obligations of the Dominion Energy Parties to support the Merger.

•

The Dominion Energy Board is familiar with, and understands, the businesses, assets, liabilities, results of operations, financial condition and competitive positions of Dominion Energy and Dominion Energy Midstream.

The Dominion Energy Board viewed the following factors as generally negative or unfavorable in making a determination and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

•

The Exchange Ratio is fixed, and therefore the value of the Merger Consideration payable to the DEM Public Common Unitholders will increase in the event that the market price of Dominion Energy Common Stock increases prior to the Closing.

•	There is risk that the potential benefits sought in the Merger might not be fully realized.

•

There is risk that Dominion Energy may be obligated to consummate the Merger even if there are material negative developments or events at Dominion Energy Midstream between the signing of the Merger Agreement and the Closing.

•

There is risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and a failure to complete the Merger could negatively affect the trading price of Dominion Energy Common Stock.

•	Certain adjustments to the Merger Consideration and other changes to the Merger Agreement for the benefit of the DEM Public Common Unitholders were negotiated by the DEM Conflicts Committee.

After taking into account all of the factors set forth above, as well as others, the Dominion Energy Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Dominion Energy and its shareholders.

The foregoing discussion is not intended to be exhaustive, but it is intended to address the material information and principal factors considered by the Dominion Energy Board in considering the Merger. In view of the number and variety of factors and the amount of information considered, the Dominion Energy Board did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to, the specific factors considered in reaching its determination. In addition, the Dominion Energy Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individuals members of the Dominion Energy Board may have given different weights to different factors. The Dominion Energy Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Dominion Energy Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

Interests of Certain Persons in the Merger

The following tables set forth information with respect to the beneficial ownership as of January 22, 2019 of certain specified persons of DEM Common Units, DEM Series A Preferred Units and Dominion Energy Common Stock. The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all units or shares shown as beneficially owned by them, subject to community property laws where applicable.

The following table sets forth as of January 22, 2019 the beneficial ownership of DEM Common Units and DEM Series A Preferred Units held by: (1) any person known by Dominion Energy Midstream to be the beneficial owner of more than 5% of the outstanding DEM Common Units or DEM Series A Preferred Units; (2) the DEM General Partner’s directors and Named Executive Officers and the directors and executive officers of the DEM General Partner as a group; and (3) Dominion Energy’s directors and Named Executive Officers and Dominion Energy’s directors and executive officers as a group.

Name of Beneficial Owner	DEM Common Units Beneficially Owned	Percentage of DEM Common Units Beneficially Owned(1)	DEM Series A Preferred Units Beneficially Owned	Percentage of DEM Series A Preferred Units Beneficially Owned(2)
Dominion Energy, Inc.(3)	77,152,499	60.9%	11,365,628	37.5%
Stonepeak Commonwealth Holdings LLC(4)	—	*	16,417,018	54.2%
William P. Barr	—	*	—	—
Helen E. Dragas	15,000	*	—	—
Adm. James O. Ellis, Jr., U.S. Navy (Ret.)	10,000	*	—	—
Thomas F. Farrell, II	69,900	*	—	—
John W. Harris	—	*	—	—
Ronald W. Jibson	—	*	—	—
Mark J. Kington	—	*	—	—
Diane Leopold	—	*	—	—
John A. Luke, Jr.	4,995	*	—	—
Joseph M. Rigby	10,046	*	—	—
Pamela J. Royal, M.D.	2,400	*	—	—
Harris H. Simmons	6,109	*	—	—
John W. Snow	77,837	*	—	—
Robert H. Spilman, Jr.	12,500	*	—	—
Susan N. Story	—	*	—	—
Michael E. Szymanczyk	25,000	*	—	—
David A. Wollard	26,137	*	—	—
Robert M. Blue	5,000	*	—	—
James R. Chapman	—	*	—	—
Paul D. Koonce	50,000	*	—	—
Paul E. Ruppert	—	*	—	—
All executive officers and directors of the DEM General Partner as a group (11 persons)(5)	189,478	*	—	—
All executive officers and directors of Dominion Energy as a group (20 persons)(5)	204,346	*	—	—

*	Less than 1%.

(1)	The percentage of beneficial ownership is based on 126,607,641 DEM Common Units outstanding as of January 22, 2019.
(2)	The percentage of beneficial ownership is based on 30,308,342 DEM Series A Preferred Units outstanding as of January 22, 2019.
(3)

Beneficial ownership includes 43,820,578 DEM Common Units held directly by MLP Holdco, 26,675,082 DEM Common Units held directly by the DEM General Partner and 6,656,839 DEM Common Units and 11,365,328 DEM Series A Preferred Units held directly by QPC Holdco.

(4)

Stonepeak Commonwealth Holdings LLC, 717 5th Avenue, 25th Floor, New York, New York 10022, filed a Schedule 13G with the SEC on October 12, 2018, reporting that it has sole voting or dispositive power over 16,417,018, or 54.2 percent, of the DEM Series A Preferred Units.

(5)

No individual director or executive officer of either Dominion Energy or Dominion Energy Midstream has the right to acquire beneficial ownership of units within 60 days of January 22, 2019. Unless otherwise noted, all units are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which a director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Farrell, 10,000 (DEM Common Units held jointly with spouse); and all directors and executive officers of the Dominion Energy and the DEM General Partner as a group, 10,510 and 10,500 respectively.

The following table sets forth as of January 22, 2019 the beneficial ownership of Dominion Energy Common Stock held by: (1) any person known by Dominion Energy or Dominion Energy Midstream to be the beneficial owner of more than 5% of the outstanding shares of Dominion Energy Common Stock; (2) Dominion Energy’s

directors and Named Executive Officers and the directors and executive officers of Dominion Energy as a group; and (3) the DEM General Partner’s directors and Named Executive Officers and the directors and executive officers of the DEM General Partner as a group.

Name of Beneficial Owner	Shares of Dominion Energy Common Stock	Deferred Stock Accounts(1)	Restricted Shares of Dominion Energy Common Stock	Total(2)	Percent of Class(3)
BlackRock, Inc.(4)	46,329,250	—	—	46,329,250	6.0%
The Vanguard Group(5)	47,162,779	—	—	47,162,779	6.0%
William P. Barr	49,623	—	—	49,108	*
Helen E. Dragas	48,401	37,712	—	86,113	*
Adm. James O. Ellis, Jr., U.S. Navy (Ret.)	3,814	13,500	—	17,314	*
Thomas F. Farrell, II	895,121	—	221,099	1,116,220	*
John W. Harris	17,494	48,361	—	65,855	*
Ronald W. Jibson	9,882	—	—	9,882	*
Mark J. Kington	112,683	70,636	—	183,319	*
Diane Leopold	34,382	—	19,381	53,763	*
John A. Luke, Jr.	—	—	—	—	*
Joseph M. Rigby	2,811	6,176	—	8,987	*
Pamela J. Royal, M.D.	7,875	22,071	—	29,946	*
Harris H. Simmons	—	—	—	—	*
John W. Snow	4,075	—	—	4,075	*
Robert H. Spilman, Jr.	21,697	5,680	—	27,377	*
Susan N. Story	6,481	3,692	—	10,173	*
Michael E. Szymanczyk	38,311	5,672	—	43,983	*
David A. Wollard	48,787	—	—	48,787	*
Robert M. Blue	35,296	—	19,381	54,677	*
James R. Chapman	14,297	—	7,958	22,255	*
Paul D. Koonce	125,446	—	35,096	160,542	*
Paul E. Ruppert	32,785	—	6,877	39,662	*
All executive officers and directors of the DEM General Partner as a group (11 persons)(6)	1,055,913	—	274,865	1,330,778	*
All executive officers and directors of Dominion Energy as a group (20 persons)(6)	1,470,598	213,500	341,976	2,026,074	*

*	Less than 1%.
(1)	Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.
(2)

Includes shares as to which a director or executive officer has sole voting and/or investment power or voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 17,699 (shares held by jointly owned companies); Mr. Farrell, 22,000 (shares held jointly with spouse) and 71,352 (shares held by family foundation); Mr. Jibson, 5,101 (shares held by jointly owned company); Mr. Kington, 8,704 (shares held in joint tenancy); Mr. Szymanczyk, 25,000 (shares held in trust); and all directors and executive officers of Dominion Energy and the DEM General Partner as a group, 151,528 and 93,824, respectively.

(3)	The percentage of beneficial ownership is based on 776,516,527 shares of Dominion Energy Common Stock outstanding as of January 22, 2019.
(4)

BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055. According to its Schedule 13G filing for December 31, 2017, this shareholder has sole voting power over 40,598,994 shares, sole dispositive power over 46,321,902 shares, and shared dispositive power over 7,348 shares.

(5)

The Vanguard Group is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to its Schedule 13G filing for December 31, 2017, this shareholder has sole voting power over 985,391 shares, shared voting power over 310,665 shares, sole dispositive power over 45,973,754 shares, and shared dispositive power over 1,189,025 shares.

(6)

Neither any individual director or executive officer of either Dominion Energy or Dominion Energy Midstream nor all of the directors or executive officers of either Dominion Energy or Dominion Energy Midstream as a group owns more than one percent of Dominion Energy’s outstanding shares as of January 22, 2019.

No Appraisal Rights

DEM Unitholders will have no appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the DEM Partnership Agreement or the Merger Agreement.

Regulatory Matters

In connection with the Merger, Dominion Energy and Dominion Energy Midstream each intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. Dominion Energy and Dominion Energy Midstream are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and, therefore, no filings with respect to the Merger were required to be made with the FTC or the DOJ.

Listing of the Dominion Energy Common Stock to be Issued in the Merger

Dominion Energy expects to obtain approval to list the Dominion Energy Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Post-Closing Status of Dominion Energy Midstream

After the consummation of the Merger, it is expected that Dominion Energy Midstream will remain an indirect, wholly owned subsidiary of Dominion Energy indefinitely. There are no definite plans to reorganize or transfer Dominion Energy Midstream or any of its assets immediately following the Closing as of the date of this consent statement/prospectus.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As Dominion Energy controls Dominion Energy Midstream and will continue to control Dominion Energy Midstream after the Merger, the change in Dominion Energy’s ownership interest in Dominion Energy Midstream will be accounted for as an equity transaction and no gain or loss will be recognized in Dominion Energy’s consolidated statement of income resulting from the Merger.

THE MERGER AGREEMENT

The following summarizes material provisions of the Merger Agreement, which is attached as Annex A to this consent statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this consent statement/prospectus. DEM Unitholders are urged to read the Merger Agreement carefully and in its entirety as well as this consent statement/prospectus before making any decisions regarding the Merger.

In reviewing the Merger Agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Dominion Energy or Dominion Energy Midstream. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors; and

•	information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent statement/prospectus and in the documents incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 99 of this consent statement/prospectus.

As discussed elsewhere in this consent statement/prospectus, each Non-Dominion DEM Series A Preferred Unit will, immediately before the effective time of the Merger, at the election of the holder of such unit, either (i) convert into DEM Common Units, (ii) be redeemed for cash or DEM Common Units in the sole discretion of the DEM General Partner or (iii) remain outstanding. Accordingly, for purposes of this consent statement/prospectus, including the below discussion, references to “DEM Public Common Units” include (unless the context otherwise requires) any DEM Common Units issued upon any conversion of Non-Dominion DEM Series A Preferred Units as described above. Similarly, references to “DEM Public Common Unitholders” include (unless the context otherwise requires) any holders of DEM Common Units issued upon the conversion of Non-Dominion DEM Series A Preferred Units as described above.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into Dominion Energy Midstream, and as a result of the Merger, the separate existence of Merger Sub will cease and Dominion Energy Midstream will be the sole surviving entity and an indirect, wholly owned subsidiary of Dominion Energy Midstream.

When the Merger Becomes Effective

The parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Delaware Secretary of State as soon as practicable following the Closing or at such other time as the parties may agree. The Merger will become effective at the time and on the date on which the certificate of merger is filed or at such later time and date on which the parties agree and specify in the certificate of merger. This time is referred to as the “effective time of the Merger.”

Effect of the Merger and Merger Consideration

At the effective time of the Merger:

•

Each DEM Public Common Unit will be converted into the right to receive 0.2492 shares of validly issued, fully paid and nonassessable Dominion Energy Common Stock, and each such DEM Public Common Unit will be canceled and retired and will cease to exist. In addition, if the record date for the Dominion Energy First Quarter Dividend occurs prior to the closing of the Merger, then each DEM Public Common Unitholder will be entitled to receive Dominion Energy Common Stock in exchange for such holder’s DEM Common Units held at the effective time of the Merger at the Exchange Ratio and an amount of cash, without interest, equal to the Dominion Energy First Quarter Dividend to which such holder would have been entitled if (x) the Merger had been successfully completed prior to the record date for such quarterly dividend and (y) and on the record date for such quarterly dividend such holder was a holder of the number of shares of Dominion Energy Common Stock such holder is entitled to received pursuant to the preceding sentence.

•	Each DEM Unit held by a Dominion Energy Party will remain outstanding immediately following the Merger.

•

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate number of DEM Common Units equal to the number of DEM Public Common Units that are converted into the right to receive the Merger Consideration pursuant to the Merger.

If, before the effective time of the Merger, the number of issued and outstanding DEM Common Units or shares of Dominion Energy Common Stock changes as a result of any dividend or distribution payable in partnership interests, voting securities, equity interests or rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange, or other similar transaction, an appropriate adjustment will be made to the Merger Consideration.

For a description of Dominion Energy Common Stock and DEM Units and a description of the comparative rights of holders of Dominion Energy Common Stock and DEM Units, see the section entitled “Comparison of Rights of Dominion Energy Shareholders and Dominion Energy Midstream Unitholders” beginning on page 72.

Exchange of Units; Fractional Units

Exchange Agent

Dominion Energy expects to appoint Equiniti Trust Company to act as exchange agent for the payment of the Merger Consideration, cash payments in lieu of fractional shares of Dominion Energy Common Stock, and, with respect to DEM Public Common Units not yet exchanged for Dominion Energy Common Stock, dividends or distributions previously paid with respect to shares of Dominion Energy Common Stock that have a record date after the effective time of the Merger and a payment date on or prior to such date of exchange. At or prior to the Closing, Dominion Energy will (i) deposit with the exchange agent, for the benefit of the DEM Public Common Unitholders, an amount of cash sufficient to make the aggregate cash payment to be made in lieu of fractional shares of Dominion Energy Common Stock and, if the effective time of the Merger occurs on or after the record date for the Dominion Energy First Quarter Dividend, an amount of cash sufficient to effect the payment of the Dominion Energy First Quarter Dividend to the DEM Public Common Unitholders, (ii) reserve with the exchange agent the shares of Dominion Energy Common Stock to be issued in the Merger, and (iii) authorize the exchange agent to exchange Dominion Energy Common Stock as described above under

“—Effect of the Merger.” At or prior to Closing, Dominion Energy will also deposit with the transfer agent an amount of cash sufficient to effect the delivery of any declared but unpaid distributions payable by Dominion Energy Midstream in the ordinary course. After Closing, Dominion Energy will deposit with the exchange agent any additional funds as and when necessary to pay (i) with respect to DEM Public Common Units not yet exchanged for Dominion Energy Common Stock, dividends or distributions previously paid with respect to the shares of Dominion Energy Common Stock that have a record date after the effective time of the Merger and a payment date on or prior to such date of exchange, (ii) any cash in lieu of fractional shares, and (iii) any other amounts required to be paid under the Merger Agreement. Dominion Energy will pay all costs and fees of the exchange agent and all expenses associated with the exchange process.

After the effective time of the Merger, there will be no further transfers on the records of Dominion Energy Midstream or its transfer agent of DEM Public Common Units. If DEM Public Common Units are presented to Dominion Energy Midstream or its transfer agent for transfer after the effective time of the Merger, they will be canceled against delivery of the Dominion Energy Common Stock and any cash payments for fractional Dominion Energy Common Stock and any distributions on the DEM Public Common Units with a record date at or prior to the effective time of the Merger that remain unpaid at the effective time of the Merger. No interest will be payable on any amounts to be distributed by the Exchange Agent.

Exchange of Units; Fractional Units

The DEM Common Units are in non-certificated book-entry form. Consequently, DEM Public Common Unitholders who hold such units of record at the effective time of the Merger, including the holders of Non-Dominion DEM Series A Preferred Units whose units are converted or redeemed into DEM Public Common Units immediately before the effective time of the Merger, will not need to deliver transmittal letters or other documents in order to receive the Merger Consideration and any other amounts they are entitled to receive pursuant to the Merger Agreement when the Merger becomes effective. Such outstanding DEM Public Common Units will be converted, upon receipt by the Exchange Agent of an “agent’s message” in customary form, into the right to receive the Merger Consideration and any such other amounts. If you own DEM Public Common Units through an account with a broker, bank or other nominee (in “street name”), the shares of Dominion Energy Common Stock and other amounts you are entitled to receive in connection with the Merger should be credited to your account within a few days following the effective time of the Merger in accordance with the policies and procedures of your account provider.

Upon the exchange of DEM Public Common Units following the effective time of the Merger, DEM Public Common Unitholders will be entitled to receive:

•	the number of whole shares of Dominion Energy Common Stock to which such holder is entitled in accordance with the Merger Agreement and as described above under “—Effect of the Merger,” and

•	after giving effect to any required tax withholding, a check in the aggregate amount of:

•

cash equal to the aggregate value of the holder’s fractional shares of Dominion Energy Common Stock calculated by multiplying the fractional interest by the average closing price of Dominion Energy Common Stock as reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as Dominion Energy and Dominion Energy Midstream may agree in writing) over the five day trading period ending on the third trading day immediately preceding the effective time of the Merger (if any);

•

if the record date for the Dominion Energy First Quarter Dividend occurs prior to the closing of the Merger, an amount of cash, without interest, equal to the Dominion Energy First Quarter Dividend to which such holder would have been entitled if the Merger had been successfully completed prior to the record date for such quarterly dividend;

•

any cash dividends declared by Dominion Energy on the Dominion Energy Common Stock with a record date after the effective time of the Merger and a payment due on or before the date the holder of DEM Units surrendered its DEM Units; and

•	any declared, but unpaid, distributions on the DEM Public Common Units with a record date prior to the effective time of the Merger.

Conditions to the Merger

Under the terms of the Merger Agreement, the closing of the Merger will occur no earlier than the day following the record date for the regular quarterly cash distribution on the DEM Common Units that is paid or payable during the calendar quarter ending March 31, 2019. The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•	the delivery of this consent statement/prospectus to holders of DEM Units, other than any Dominion Energy Party, at least 20 business days prior to the Closing;

•	receipt of the Required DEM Unitholder Written Consent in accordance with applicable law;

•	the continued effectiveness of the registration statement of which this consent statement/prospectus forms a part;

•	the approval for listing on the NYSE of the Dominion Energy Common Stock to be issued in the Merger, subject to official notice of issuance; and

•	the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

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certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•

the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destruction or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•

all other representations and warranties of the other party being true and correct as of the Closing, other that certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

Representations and Warranties

The Merger Agreement contains generally reciprocal representations and warranties by each of the parties to the Merger Agreement, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	organization and existence;

•	authorization and approval to enter into the Merger Agreement and to complete the Merger and the other transactions contemplated thereby;

•	absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger;

•	receipt of any applicable consents of governmental authorities;

•	capitalization and ownership of capital stock and limited partner interests;

•	reports filed with the SEC and internal controls;

•	accuracy of financial statements and absence of undisclosed liabilities;

•	absence of litigation and violation of laws;

•	absence of changes that would have a material adverse effect;

•	absence of material damage, destruction or loss to any material portion of assets;

•	tax matters;

•	the Investment Company Act of 1940;

•	brokerage arrangements;

•	financial advisor opinions; and

•	accuracy of information in this registration statement.

For purposes of the Merger Agreement:

•

a “material adverse effect” on Dominion Energy means any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Dominion Energy Parties, taken as a whole (including the ownership of the DEM Parties); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect on Dominion Energy: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to any of the Dominion Energy Parties or in accounting regulations or principles or the interpretation thereof that materially affect the Merger Agreement or the transactions contemplated thereby, (f) the Dominion Energy Parties taking any action required or contemplated by the Merger Agreement, or (g) changes, effects, events or occurrences at any of the DEM Parties, (h) any change in the market price or trading volume of the shares of Dominion Energy Common Stock or other equity securities of Dominion Energy (it being understood that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect), provided that, in the case of clauses (a), (b), (c), and (e) the adverse impact on the Dominion Energy Parties, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) prevents or materially impedes, interferes with or hinders the ability of any of the Dominion Energy Parties to perform their obligations under the Merger Agreement or to consummate the transactions contemplated thereby; and

•	a “material adverse effect” on Dominion Energy Midstream means any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the DEM Parties, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect on Dominion Energy Midstream: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to the DEM Parties or in accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereby, (f) the DEM Parties taking any action required or contemplated by the Merger Agreement, or (g) any change in the market price or trading volume of the DEM Common Units or other equity securities of Dominion Energy Midstream (it being understood that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); provided that, in the case of clauses (a), (b), (c), and (e) the adverse impact on the DEM Parties, taken as a whole, is not materially disproportionate to the adverse impact on other companies of similar size operating in the industries in which the DEM Parties operate, or (ii) prevents or materially impedes, interferes with or hinders the ability of either of the DEM Parties to perform their obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

Covenants and Other Agreements

Prior to the Closing, the parties have agreed that no party to the Merger Agreement will take any action prohibited by the Merger Agreement or fail to take any action required by the Merger Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to Closing. Each party has also agreed to promptly notify the other party in writing of (i) any event, condition, or circumstance that could reasonably be expected to result in any of the conditions to Closing not being satisfied at the effective time of the Merger and (ii) any material breach of any covenant, obligation, or agreement contained in the Merger Agreement.

Prior to the Closing and unless the DEM Conflicts Committee consents in writing (which consent may not be unreasonably withheld, delayed, or conditioned), and subject to specified exceptions:

•

Dominion Energy has generally agreed not to (and has agreed not to permit the DEM General Partner to) make any change to the DEM Partnership Agreement or the DEM General Partner’s limited liability company agreement in any manner that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) adversely affect the DEM Unitholders other than the Dominion Energy Parties in any material respect; and

•	Dominion Energy has generally further agreed not to (and has agreed not to permit the Dominion Energy Parties to):

•

make any change to the Dominion Energy Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) adversely affect the value of the Merger Consideration to be received by any DEM Public Common Unitholder in the Merger;

•

declare, set aside or pay any dividend or distribution payable in cash, stock, or property in respect of any capital stock, other than regular quarterly cash dividends on the Dominion Energy Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the Merger;

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other than transactions exclusively between wholly owned subsidiaries of Dominion Energy, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the Merger or the other transactions set forth in the Merger Agreement or (ii) adversely affect the value of the Merger Consideration to be received by any DEM Public Common Unitholder in the Merger;

•

issue, deliver, or sell any equity securities, or rights to acquire equity securities, of Dominion Energy in excess of $250 million in the aggregate (based on the market price of the securities at the time of issuance); provided, however, that Dominion Energy is not restricted from making equity grants to its employees, officers and directors pursuant to its employee benefits plans or as permitted by the next bullet below (and this restriction will not restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Dominion Energy Common Stock, or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance, or other compensation plan or arrangement or employee benefit plan (including, without limitation, in connection with any equity award holder’s termination of service));

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grant any awards consisting of shares of Dominion Energy Common Stock or other equity interests of Dominion Energy under any equity-based, bonus, incentive, performance, or other compensation plan or arrangement or employee benefit plan, other than (i) in the ordinary course of business consistent with past practice, (ii) as retention incentives, or (iii) the payment of bonuses in the form of equity-based awards;

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waive, release, assign, settle or compromise any claims, demands, lawsuits, or proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a material adverse effect on Dominion Energy; or

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agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The Merger Agreement contains additional agreements between the parties thereto including agreements regarding, among other things (and subject to certain exceptions and limitations):

•	providing access to information with respect to the other party;

•

(i) cooperating regarding the preparation of this consent statement/ prospectus, (ii) causing the Dominion Energy Common Stock issued in the Merger to be approved for trading on the NYSE, and (iii) making all required filings under applicable state securities and “blue sky” laws;

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filing this consent statement/prospectus as promptly as practicable and using reasonable best efforts to cause this consent statement/prospectus to be declared effective as promptly as practicable after filing;

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using reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement and (ii) defend any lawsuits or other proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby;

•	making certain public announcements in connection with the Merger Agreement or the transaction contemplated thereby;

•	paying expenses incurred in connection with the Merger Agreement;

•	cooperating fully with respect to any filing, submission, or communication with a governmental entity having jurisdiction over the Merger;

•	tax matters;

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coordinating the declaration and payment of distributions in respect of DEM Common Units and Dominion Energy Common Stock and the record and payment dates relating thereto in the event that the Closing occurs on or after the record date for the Dominion Energy First Quarter Dividend

•	obtaining certain consents of auditors;

•	actions with respect to takeover statutes; and

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prior to the effective time of the Merger, (i) eliminating, revoking, or diminishing the authority of, the DEM Conflicts Committee or (ii) removing, or causing the removal of, any director of the DEM Board that is a member of the DEM Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the DEM Board, including the affirmative vote of the other members of the DEM Conflicts Committee.

Indemnification and Insurance

Subject to the terms and conditions specified in the Merger Agreement, Dominion Energy has agreed to, for a period of six years after the effective time of the Merger:

•

indemnify and hold harmless certain directors, officers, employees and agents of Dominion Energy Midstream against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations, among others) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any proceeding arising from acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement), including any proceeding relating to a claim for indemnification or advancement brought by certain past and present directors and officers of Dominion Energy Midstream and its subsidiaries, judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened proceeding arising from acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) and, upon receipt by Dominion Energy of an undertaking by or on behalf of certain past and present directors and officers of Dominion Energy Midstream and its subsidiaries to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that certain past and present directors and officers of Dominion Energy Midstream and its subsidiaries are not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to such past and present directors and officers of Dominion Energy Midstream and its subsidiaries;

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honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of certain past and present directors and officers of Dominion Energy Midstream and its subsidiaries;

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ensure that the governing documents of Dominion Energy Midstream and the DEM General Partner (or their successor entities) contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the governing documents of such entities as of the date of the Merger Agreement; and

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maintain officers’ and directors’ liability insurance covering certain past and present directors and officers of Dominion Energy Midstream and its subsidiaries who are or were covered by the existing officers’ and directors’ liability insurance applicable to the DEM Parties for acts or omissions occurring at or prior to the effective time of the Merger on terms substantially no less advantageous to the DEM Parties than such existing insurance.

Dominion Energy Board Approval

On November 26, 2018, the Dominion Energy Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of Dominion Energy and the Dominion Energy shareholders, and approved and declared advisable the Merger Agreement.

Termination

The parties to the Merger Agreement can mutually agree to terminate the Merger Agreement at any time without completing the Merger. In addition, either party may terminate the Merger Agreement on its own without completing the Merger in a number of situations, including if:

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the Merger has not been consummated on or before the Termination Date, provided that right to terminate the Merger Agreement will not be available to the party seeking to terminate if such party failed to perform or observe in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

•

a governmental entity has issued a final and non-appealable order, decree, or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, so long as the party seeking termination has complied with its obligations under the Merger Agreement regarding certain filings, non-solicitation, reasonable best efforts to cause the Merger to occur, and other further assurances; or

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the other party breaches any of its representations, warranties or agreements in the Merger Agreement, or if any of the other party’s representations or warranties becomes untrue and such breach (i) is incapable of being cured, or is not cured, prior to the Termination Date, and (ii) results in a condition to the Merger not being satisfied, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party’s obligation to close under the Merger Agreement.

Expenses

Generally, all costs and expenses incurred in connection with the Merger including all legal, accounting, financial advisory and all other professional and non-professional fees and expenses, will be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the filing of the registration statement of which this this consent statement/prospectus forms a part, and the printing and mailing of this this consent statement/prospectus, which shall be borne equally by Dominion Energy and Dominion Energy Midstream). Notwithstanding the foregoing, Dominion Energy is required to pay the expenses of Dominion Energy Midstream in the event that the Merger Agreement is terminated (i) by Dominion Energy Midstream or Dominion Energy if the effective time of the Merger shall not have occurred on or before March 1, 2019 or if a governmental entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable, or (ii) by Dominion Energy Midstream because of a breach by Dominion Energy of any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the representations or warranties of such party in the Merger Agreement fails to be true), such that the condition to Dominion Energy Midstream’s obligation to close the Merger would not be satisfied and such breach is incapable of being cured, or is not cured, by the Dominion Energy Parties prior to the Termination Date. In such case, Dominion Energy promptly, but in no event later than five business days after termination of the Merger Agreement, will be required to pay all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Dominion Energy Midstream, the DEM General Partner and their respective controlled affiliates in connection with the Merger Agreement and the transactions contemplated thereby (the “DEM Expenses”). In no event will Dominion Energy be required to make any such payment if, at the time of such termination, the Merger Agreement was terminable by Dominion Energy because there is a breach by Dominion Energy Midstream of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the condition to Dominion Energy’s obligation to close the Merger would not be satisfied, and such breach is incapable of being cured, or is not cured, by the DEM Parties prior to the Termination Date.

Amendment and Waiver

Subject to compliance with applicable law, prior to the Closing, any provision of the Merger Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties to the Merger Agreement; provided, however, that, in addition to any other approvals required by the DEM Parties’ constituent documents or under the Merger Agreement, the foregoing consents, waivers, amendments, or modifications in clauses (a) and (b), and any decision or determination by Dominion Energy Midstream to terminate or enforce the Merger Agreement, are, in the case of consents, waivers, amendments, or modifications, or such decisions or determinations, by Dominion Energy Midstream, the DEM General Partner, or the DEM Board, approved by the DEM Conflicts Committee.

COMPARISON OF RIGHTS OF DOMINION ENERGY SHAREHOLDERS AND

DOMINION ENERGY MIDSTREAM UNITHOLDERS

Dominion Energy is a Virginia corporation, and Dominion Energy Midstream is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of Dominion Energy Shareholders are governed by Dominion Energy’s articles of incorporation and bylaws (the “Dominion Energy Organizational Documents”) and the Virginia Stock Corporation Act (the “VSCA”). The rights of DEM Unitholders are governed by the DEM Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”). If the Merger is completed, the rights of DEM Unitholders as Dominion Energy shareholders following the conversion of the DEM Public Common Units (including any DEM Public Common Units received as a result of any conversion of DEM Series A Preferred Units) to Dominion Energy Common Stock will be governed by the Dominion Energy Organizational Documents and the VSCA. There are many differences between the rights of DEM Unitholders and Dominion Energy Shareholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences between the rights of Dominion Energy Shareholders and DEM Unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. DEM Unitholders should carefully read the relevant provisions of the Dominion Energy Organizational Documents and the DEM Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” beginning on page 99. This summary is qualified in its entirety by reference to the VSCA, the DRULPA, the Dominion Energy Organizational Documents and the DEM Partnership Agreement. Capitalized terms used herein and not otherwise defined herein are used as defined in the Dominion Energy Organizational Documents and the DEM Partnership Agreement, as applicable.

Purpose and Term of Existence

Dominion Energy	Dominion Energy Midstream

Dominion Energy’s stated purpose is to transact any and all lawful business, not required to be stated in the Dominion Energy Charter, for which corporations may be incorporated under the VSCA.

Dominion Energy is to have perpetual existence.

Dominion Energy Midstream’s stated purposes pursuant to the DEM Partnership Agreement are to engage directly or indirectly in any lawful business activity that is approved by the DEM General Partner and to exercise all rights and powers conferred upon Dominion Energy Midstream under any agreements relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of loans or capital contributions to its subsidiaries. However, the DEM General Partner shall not cause Dominion Energy Midstream to engage directly or indirectly in any business activity that would cause Dominion Energy Midstream to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The DEM General Partner has no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve Dominion Energy Midstream’s conduct of any business.

Dominion Energy	Dominion Energy Midstream

Dominion Energy Midstream’s partnership term will continue until Dominion Energy Midstream is dissolved pursuant to the terms of the DEM Partnership Agreement. Dominion Energy Midstream’s existence as a separate legal entity will continue until cancellation of its Certificate of Limited Partnership pursuant to the DRULPA.

Authorized and Issued Capital

Dominion Energy	Dominion Energy Midstream
The Dominion Energy Charter authorizes it to issue one billion shares of common stock without par value and 20 million shares of preferred stock. As of January 22, 2019, there were 776,516,527 shares of Dominion Energy common stock outstanding and no shares of Dominion Energy preferred stock outstanding.

As of January 22, 2019, Dominion Energy Midstream has outstanding 126,607,641 DEM Common Units, 77,152,499 of which were owned by Dominion Energy Parties; 30,308,342 DEM Series A Preferred Units, of which 11,365,628 were owned by Dominion Energy Parties; and IDRs, all of which were owned by the DEM General Partner. The DEM Series A Preferred Units are convertible into DEM Common Units under limited circumstances and redeemable under limited circumstances, all as provided for in the DEM Partnership Agreement. The IDRs represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and certain target distribution levels have been achieved. The DEM General Partner currently holds the IDRs but may transfer them to a third party at any time without the consent of the DEM Unitholders.

Dominion Energy Midstream may issue an unlimited number of additional limited partner interests and other equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior or in addition to those of the existing classes of units, as the DEM General Partner may determine, all without the approval of the DEM Unitholders.

Dominion Energy Dividends; Dominion Energy Midstream Distributions

Dominion Energy	Dominion Energy Midstream
Holders of Dominion Energy Common Stock may receive dividends when declared by the Dominion Energy Board. Dividends may be paid in cash, stock or other form. In certain cases, Dominion Energy shareholders may not receive dividends until Dominion Energy has satisfied its obligations to any preferred shareholders. Under certain circumstances, Dominion	Cash Distribution Policy. The DEM Partnership Agreement does not require Dominion Energy Midstream to pay distributions at any time or in any amount. Instead, the DEM Board has adopted a cash distribution policy setting forth the DEM General Partner’s intention with respect to the distributions to be made to the DEM Unitholders. Pursuant to the

Dominion Energy	Dominion Energy Midstream
Energy’s indentures may also restrict its ability to pay cash dividends.

cash distribution policy, within 60 days after the end of each quarter, the DEM General Partner intends to cause Dominion Energy Midstream to distribute to the DEM Common Unitholders at least the minimum quarterly distribution of $0.3340 per unit to the extent there is sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to the DEM General Partner and its affiliates. The DEM Board may change the foregoing cash distribution policy at any time and from time to time, and the amount of distributions paid under the policy and the decision to make any distribution is determined by the DEM General Partner.

Operating Surplus and Capital Surplus. Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions from capital surplus.

Operating surplus is defined in the DEM Partnership Agreement as:

•  $45.0 million; plus

•  all of Dominion Energy Midstream’s cash receipts after the closing of Dominion Energy Midstream’s initial public offering, excluding cash from interim capital transactions, which include borrowings (including sales of debt securities) other than working capital borrowings, sales of equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets, provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•  cash distributions paid in respect of equity issued (including incremental distributions on IDRs), other than equity issued in Dominion Energy Midstream’s initial public offering, to finance all or a portion of expansion capital expenditures in respect of the period that commences when Dominion Energy Midstream enters into a binding obligation for the acquisition, construction, development or expansion and ending on the

Dominion Energy	Dominion Energy Midstream

earlier to occur of the date of any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; plus

•  cash distributions paid in respect of equity issued (including incremental distributions on IDRs) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period that commences when Dominion Energy Midstream enters into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date of any acquisition, construction, development or expansion that commences commercial service and the date that it is disposed of or abandoned; less

•  all of Dominion Energy Midstream’s operating expenditures after the closing of Dominion Energy Midstream’s initial public offering; less

•  the amount of cash reserves established by the DEM General Partner to provide funds for future operating expenditures; less

•  all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•  any cash loss realized on disposition of an investment capital expenditure.

Capital surplus is defined in the DEM Partnership Agreement as any cash and cash equivalents distributed in excess of the operating surplus.

If Dominion Energy Midstream makes distributions of cash from operating surplus for any quarter, the DEM Partnership Agreement requires those distributions to be made (1) first, to all DEM Common Unitholders, pro rata, until Dominion Energy Midstream has distributed for each DEM Common Unit an amount equal to the minimum quarterly distribution for that quarter; and (2) thereafter, in the manner described in “—Incentive Distribution Rights” below.

The DEM Partnership Agreement requires that Dominion Energy Midstream make distributions

Dominion Energy	Dominion Energy Midstream

from capital surplus, if any, (1) first, to all DEM Common Unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, (2) second, to the DEM Common Unitholders, pro rata, until Dominion Energy Midstream distributes for each DEM Common Unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the DEM Common Units; and (iii) thereafter, as if such distributions were from operating surplus.

Incentive Distribution Rights. IDRs represent the right to receive increasing percentages of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The DEM General Partner currently holds the IDRs but may transfer them separately from its general partner interest.

If for any quarter (1) Dominion Energy Midstream has distributed cash from operating surplus to DEM Common Unitholders in an amount equal to the minimum quarterly distribution; and (2) Dominion Energy Midstream has distributed cash from operating surplus to the DEM Common Unitholders in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution; then Dominion Energy Midstream will make additional distributions from operating surplus for that quarter among DEM Common Unitholders and the holders of the IDRs in the following manner:

•  first, to all DEM Common Unitholders, pro rata, until each DEM Common Unitholder receives a total of $0.3841 per unit for the quarter;

•  second, 85% to all DEM Common Unitholders, pro rata, and 15% to the holders of the IDRs, until each DEM Common Unitholder receives a total of $0.4175 per unit for that quarter;

•  third, 75% to all DEM Common Unitholders, pro rata, and 25% to the holders of the IDRs, until each DEM Common Unitholder receives a total of $0.5010 per unit for that quarter;

•  thereafter, 50% to all DEM Common Unitholders, pro rata, and 50% to the holders of the IDRs.

Series A Preferred Unit Distributions. Holders of the DEM Series A Preferred Units receive cumulative quarterly distributions equal to 4.75% per annum

Dominion Energy	Dominion Energy Midstream

until December 1, 2018, and thereafter the quarterly distribution rate on the DEM Series A Preferred Units will equal the greater of 4.75% per annum and the amount that the DEM Series A Preferred Units would have received if they had converted into DEM Common Units at the then applicable conversion rate; provided, that if at any time after December 1, 2019, certain conditions are satisfied with respect to the trading price of the DEM Common Units as set forth in the DEM Partnership Agreement, the distributions on the DEM Series A Preferred Units for each quarter thereafter will be equal to the greater of 4.75% and the amount that the Preferred Units would have received if they had converted into DEM Common Units on the record date for the quarter immediately preceding the date on which such conditions are first satisfied at the then applicable conversion rate. Dominion Energy Midstream cannot pay any distributions on any junior securities, including any of the DEM Common Units and the IDRs, prior to paying the quarterly distribution payable to the DEM Series A Preferred Units, including any previously accrued and unpaid distributions.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels. In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution from capital surplus, if Dominion Energy Midstream combines the DEM Common Units into fewer DEM Common Units or subdivides the DEM Common Units into a greater number of DEM Common Units, the DEM Partnership Agreement specifies that the following items will be proportionately adjusted:

•  the minimum quarterly distribution;

•  the target distribution levels;

•  the initial unit price; and

•  the per unit amount of any outstanding arreages in payment of the minimum quarterly distribution on the DEM Common Units.

For example, if a two-for-one split of the DEM Common Units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. Dominion Energy Midstream will not make any adjustment by reason of the issuance of additional units for cash or property.

Dominion Energy	Dominion Energy Midstream

In addition, if as a result of a change in law or interpretation thereof, Dominion Energy Midstream or any of its subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, the DEM General Partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting the DEM General Partner’s estimate of Dominion Energy Midstream’s additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) the DEM General Partner’s estimate of Dominion Energy Midstream’s additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Merger, Consolidation and Certain Other Transactions; Business Combination Statutes

Dominion Energy	Dominion Energy Midstream

The Dominion Energy Charter requires that any merger, share exchange or sale of substantially all of Dominion Energy’s assets be approved by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter. Abstentions and broker non-votes will have no effect on the outcome.

The VSCA contains several provisions relating to transactions with interested shareholders (holders of more than 10% of any class of a corporation’s outstanding voting shares). Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The VSCA prohibits a Virginia corporation from engaging in an affiliated transaction with an interested shareholder during the three years following the date that such shareholder becomes “interested” without (i) approval of two-thirds of the disinterested voting shares and (ii) majority approval of disinterested directors. After those initial three years, material affiliated transactions must be approved by either (i) two-thirds of disinterested

A merger, consolidation or conversion of Dominion Energy Midstream requires the prior consent of the DEM General Partner. However, the DEM General Partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to Dominion Energy Midstream or the DEM Unitholders, including any duty to act in the best interest of Dominion Energy Midstream or the DEM Unitholders.

In addition, the DEM Partnership Agreement generally prohibits the DEM General Partner, without the prior approval of the holders of a unit majority, from causing Dominion Energy Midstream to sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. The DEM General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all

Dominion Energy	Dominion Energy Midstream

shareholders or (ii) a majority of disinterested directors. Affiliated transactions include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries which has the result of increasing the percentage of voting shares owned by an interested shareholder by more than five percent.

The provisions of the VSCA relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder, and the VSCA permits corporations to opt out of the affiliated transactions provisions. Dominion Energy has not opted out.

The VSCA also contains provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

The Dominion Energy bylaws grant Dominion Energy the right to redeem the shares purchased by an acquiring person in a control share acquisition. Dominion Energy can do this if the acquiring person fails to deliver a statement to Dominion Energy listing information required by the VSCA or if the shareholders vote not to grant voting rights to the acquiring person.

The VSCA permits corporations to opt out of the control share acquisition provisions. Dominion Energy has not opted out.

or substantially all of Dominion Energy Midstream’s assets without such approval. The DEM General Partner may also sell all or substantially all of Dominion Energy Midstream’s assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, the DEM General Partner may consummate any merger without the prior approval of the DEM Unitholders if Dominion Energy Midstream is the surviving entity in the transaction, the DEM General Partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each DEM Unit will be an identical unit of Dominion Energy Midstream following the transaction and the partnership interests to be issued do not exceed 20% of Dominion Energy Midstream’s outstanding partnership interests (other than IDRs) immediately prior to the transaction.

If the conditions specified in the DEM Partnership Agreement are satisfied, the DEM General Partner may convert Dominion Energy Midstream or any of its subsidiaries into a new limited liability entity or merge Dominion Energy Midstream or any of its subsidiaries into, or convey all of its assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in Dominion Energy Midstream’s legal form into another limited liability entity, Dominion Energy Midstream has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and the DEM General Partner with the same rights and obligations as contained in the DEM Partnership Agreement. The DEM Unitholders are not entitled to dissenters’ rights of appraisal under the DEM Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of Dominion Energy Midstream’s assets or any other similar transaction or event.

Management by Board of Directors / General Partner

Dominion Energy	Dominion Energy Midstream
In accordance with the VSCA, Dominion Energy’s business and affairs are managed by or under the direction of the Dominion Energy Board.	Dominion Energy Midstream is managed and operated by the board of directors and executive officers of the DEM General Partner, which is an

Dominion Energy	Dominion Energy Midstream

The Dominion Energy Charter currently provides that the Dominion Energy Board shall consist of not less than 10 or more than 17 directors. The exact number of directors, within the range specified in the preceding sentence, is determined from time to time by resolution adopted by (i) the affirmative vote of a majority of the directors then in office or (ii) the shareholders of Dominion Energy by a majority of the votes entitled to be cast at an election of directors. The Dominion Energy Board currently has 12 directors and is not classified. All directors are elected annually.

indirect, wholly owned subsidiary of Dominion Energy. Except as expressly providing in the DEM Partnership Agreement, all management powers over the business and affairs of Dominion Energy Midstream are exclusively vested in the DEM General Partner, and no limited partner has any management power over the business and affairs of Dominion Energy Midstream. Although the DEM General Partner owes certain contractual duties to the DEM Unitholders, it also owes fiduciary duties to its owners, Dominion Energy Midstream, and generally has full power and authority to do all things and on such terms as it determines necessary or appropriate to conduct Dominion Energy Midstream’s business.

Nomination and Election of Directors / General Partner

Dominion Energy	Dominion Energy Midstream

Nominations of persons for election to the Dominion Energy Board shall be made by the Dominion Energy Board or a committee appointed by the board, by any shareholder entitled to vote in the election of directors generally or by any Dominion Energy shareholder acting in accordance with the Dominion Energy Bylaws’ proxy access provision. See the section entitled “—Shareholder Proposals and Director Nominations” below.

Under the Dominion Energy Bylaws’ proxy access provision, a shareholder, or a group of up to 20 shareholders, owning 3% or more of Dominion Energy’s outstanding common stock for at least three years, may nominate and include in the annual proxy materials director candidates to occupy up to two or 20% of the board seats (whichever is greater), provided that such shareholder or group of shareholders otherwise satisfies the requirements set forth in the Dominion Energy Bylaws.

Under the Dominion Energy Bylaws, a director is elected if the number of votes cast for a nominee’s election exceeds the number of votes cast against the nominee’s election. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.

DEM Unitholders have no right to elect the DEM General Partner unless the general partner has been removed or withdraws, as described below under “—Removal of Directors; Withdrawal or Removal of Genera Partner,” and have no right to elect the directors of the DEM General Partner.

Removal of Directors; Withdrawal or Removal of General Partner

Dominion Energy	Dominion Energy Midstream
Under the Dominion Energy bylaws, directors may be removed from office for cause if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.

Withdrawal of the DEM General Partner. Except as described below, the DEM General Partner has agreed not to withdraw voluntarily as Dominion Energy Midstream’s general partner prior to June 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding DEM Common Units, excluding units held by the DEM General Partner and its affiliates, and DEM Series A Preferred Units voting together as a single class and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2024, the DEM General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the DEM Partnership Agreement. Notwithstanding the information above, the DEM General Partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding DEM Common Units are held or controlled by one person and its affiliates, other than the DEM General Partner and its affiliates. In addition, the DEM Partnership Agreement permits the DEM General Partner, in some instances, to sell or otherwise transfer all of its general partner interest without the approval of the unitholders.

Upon withdrawal of the DEM General Partner under any circumstances, other than as a result of a transfer by the DEM General Partner of all or a part of its general partner interest, the holders of a unit majority may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Dominion Energy Midstream will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue Dominion Energy Midstream’s business and to appoint a successor general partner.

Removal of the DEM General Partner. The DEM General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding DEM Units, voting together as a single class, including DEM Units held by the DEM General Partner and its affiliates, and Dominion Energy Midstream receives an opinion of counsel regarding limited liability and tax matters. Any removal of the DEM General

Dominion Energy	Dominion Energy Midstream

Partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding DEM Units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by the DEM General Partner and its affiliates gives them the ability to prevent the DEM General Partner’s removal.

Replacement of the DEM General Partner. In the event of the removal of the DEM General Partner under circumstances where cause exists or withdrawal of the DEM General Partner where that withdrawal violates the DEM Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and IDRs of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where the DEM General Partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the IDRs of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ IDRs will automatically convert into DEM Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, Dominion Energy Midstream will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as

Dominion Energy	Dominion Energy Midstream
a result of the termination of any employees employed for Dominion Energy Midstream’s benefit by the departing general partner or its affiliates.

Filling Vacancies on the Board; Replacing the General Partner

Dominion Energy	Dominion Energy Midstream
Vacancies on the Dominion Energy Board, whether occurring due to the creation of a new directorship or as a result of death, resignation, retirement or disqualification of a director, may be filled only by a majority vote of the directors then in office. If a vacancy results from the removal of a director by shareholders for cause at a meeting called for such purpose, the shareholders may elect a successor if such purpose was included in the meeting notice. Any director elected to fill a vacancy will serve until the next annual meeting of shareholders.	See the section entitled “—Withdrawal of the DEM General Partner” above.

Transfer of General Partner Interest

Dominion Energy	Dominion Energy Midstream
Not applicable.	At any time, the DEM General Partner may transfer all or any of its general partner interest to another person without the approval of the DEM Unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the DEM General Partner, agree to be bound by the provisions of the DEM Partnership Agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Incentive Distribution Rights

Dominion Energy	Dominion Energy Midstream
Not applicable.

By transfer of IDRs in accordance with the DEM Partnership Agreement, each transferee of IDRs will be admitted as a limited partner with respect to the IDRs transferred when such transfer and admission is reflected in Dominion Energy Midstream’s books and records. Each transferee:

•  represents that the transferee has the capacity, power and authority to become bound by the DEM Partnership Agreement;

•  automatically becomes bound by the terms and conditions of the DEM Partnership Agreement; and

•  gives the consents, waivers and approvals contained in the DEM Partnership Agreement.

Dominion Energy	Dominion Energy Midstream

The DEM General Partner will cause any transfers to be recorded on Dominion Energy Midstream’s books and records no less frequently than quarterly.

Dominion Energy Midstream may, at its discretion, treat the nominee holder of IDRs as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

IDRs are securities, and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred IDRs.

Until an IDR has been transferred on Dominion Energy Midstream’s books, Dominion Energy Midstream and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Limited Call Rights

Dominion Energy	Dominion Energy Midstream
Not applicable.

If at any time the DEM General Partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the DEM General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to Dominion Energy Midstream, to acquire all, but not less than all, of the limited partner interests (excluding the DEM Series A Preferred Units) of the class held by unaffiliated persons, as of a record date to be selected by the DEM General Partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•  the highest price paid by the DEM General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the DEM General Partner first mails notice of its election to purchase those limited partner interests; and

•  the average of the daily closing prices of the partnership securities of such class over the 20

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trading days preceding the date that is three days before the date the notice is mailed.

As a result of the DEM General Partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this limited call right are the same as a sale by that unitholder of his common units in the market.

Amendment of Governing Documents

Dominion Energy	Dominion Energy Midstream

Generally, the Dominion Energy Charter may be amended if the votes cast favoring the amendment exceed the votes cast opposing the amendment at a meeting where a quorum is present. Some provisions of the Dominion Energy Charter, however, may only be amended or repealed by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter.

The Dominion Energy Bylaws may be amended by both the Dominion Energy Board and the Dominion Energy shareholders, except that a bylaw enacted by the shareholders may not be amended or repealed by the Dominion Energy Board if it so expressly provides. Furthermore, provisions of the Dominion Energy Bylaws concerning special meetings of shareholders and the nomination and election of directors may not be amended or repealed without the affirmative vote of a majority of the votes entitled to be cast on the matter.

Amendments to the DEM Partnership Agreement may be proposed only by the DEM General Partner. However, the DEM General Partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to Dominion Energy Midstream or the limited partners, including any duty to act in the best interests of Dominion Energy Midstream or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the DEM General Partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

No amendment may be made that would:

•  enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by Dominion Energy Midstream to the DEM General Partner or any of its affiliates without the consent of the DEM General Partner, which consent may be given or withheld in its sole discretion.

The provision of the DEM Partnership Agreement preventing the amendments having the effects

Dominion Energy	Dominion Energy Midstream

described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by the DEM General Partner and its affiliates).

The DEM General Partner may generally make amendments to the DEM Partnership Agreement without the approval of any limited partner to reflect:

•  a change in Dominion Energy Midstream’s name, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners in accordance with the DEM Partnership Agreement;

•  a change that the DEM General Partner determines to be necessary or appropriate to qualify or continue Dominion Energy Midstream’s qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither Dominion Energy Midstream nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•  an amendment that is necessary, in the opinion of counsel, to prevent Dominion Energy Midstream or the DEM General Partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

•  an amendment that the DEM General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•  any amendment expressly permitted in the DEM Partnership Agreement to be made by the DEM General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement that has been

Dominion Energy	Dominion Energy Midstream

approved under the terms of the DEM Partnership Agreement;

•  any amendment that the DEM General Partner determines to be necessary or appropriate for the formation by Dominion Energy Midstream of, or Dominion Energy Midstream’s investment in, any corporation, partnership or other entity, as otherwise permitted by the DEM Partnership Agreement;

•  a change in Dominion Energy Midstream’s fiscal year or taxable year and related changes;

•  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•  any other amendments substantially similar to any of the matters described in the clauses above.

In addition, the DEM General Partner may make amendments to the DEM Partnership Agreement, without the approval of any limited partner, if it determines that those amendments:

•  do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•  are necessary or appropriate for any action taken by the DEM General Partner relating to splits or combinations of units under the provisions of the DEM Partnership Agreement; or

•  are required to effect the intent of the provisions of the DEM Partnership Agreement or are otherwise contemplated by the DEM Partnership Agreement.

Meetings; Voting

Dominion Energy	Dominion Energy Midstream

Each share of Dominion Energy Common Stock is entitled to one vote in the election of directors and other matters. Dominion Energy shareholders are not entitled to cumulative voting rights.

Under the Dominion Energy Bylaws, meetings of the shareholders may be called by the chairman of the board, the vice chairman, the president or a majority of the members of the Dominion Energy Board. Special meetings of shareholders also will be held whenever called by the Corporate Secretary, upon the written request of shareholders owning more than 25% of all outstanding shares of common stock continuously for a period of at least one year prior to the date of such request.

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

The DEM General Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the DEM General Partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The DEM General Partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. The DEM General Partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in Dominion Energy Midstream, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the DEM General Partner and its affiliates, or a direct or subsequently approved transferee of the DEM General Partner or its affiliates and purchasers specifically approved by the DEM General Partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders,

Dominion Energy	Dominion Energy Midstream

calculating required votes, determining the presence of a quorum or for other similar purposes. DEM Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record unitholders under the DEM Partnership Agreement will be delivered to the record holder by Dominion Energy Midstream or by the transfer agent.

Action by Written Consent

Dominion Energy	Dominion Energy Midstream

Under the VSCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the corporation for inclusion in the minutes or filing with the corporate records. In addition, the VSCA provides that the articles of incorporation may authorize action by shareholders by less than unanimous written consent provided that the taking of such action is consistent with any requirements that may be set forth in the corporation’s articles of incorporation, bylaws or the VSCA provision. In the case of a public corporation, the inclusion of such a provision in the articles of incorporation must be approved by more than two-thirds of any voting group entitled to vote on the amendment. If such a provision is in the articles of incorporation, before the holders of more than 10% of a voting group have executed a consent, notice must be provided to the corporation’s secretary of the action proposed to be adopted. Neither the Dominion Energy Charter nor the Dominion Energy Bylaws provide for action by written consent of the shareholders.

The VSCA provides that less than unanimous consents would not be available at any public corporation whose articles of incorporation or bylaws allow a special meeting to be called by shareholders (or a group of shareholders) holding 30% or fewer of all votes entitled to be cast. The Dominion Energy Bylaws allow special meetings to be called by shareholders (or a group of

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.

Dominion Energy	Dominion Energy Midstream
shareholders) holding 25% of all votes entitled to be cast. Therefore, the Dominion Energy shareholders are not able to act by less than unanimous written consent unless the Dominion Energy Charter were amended to add such a provision and the Dominion Energy Bylaws were amended to increase the percentage of shareholders required to call a special meeting above 30%. The Dominion Energy Board currently does not intend to approve either of these actions.

Shareholder Proposals and Director Nominations

Dominion Energy	Dominion Energy Midstream

The Dominion Energy Bylaws establish an advance notice procedure with regard to nominations and other business proposals to be brought before the annual meeting by a shareholder. To nominate directors, shareholders must submit a written notice to the Corporate Secretary at least 60 days before a scheduled meeting. The notice must include the name and address of the shareholder and of the nominee, a description of any arrangements between the shareholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

Non-director nomination shareholder proposals must be submitted to the Corporate Secretary at least 90 days before the first anniversary of the date of the last annual meeting. The notice must include a description of the proposal, the reason for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder’s name and address and number of shares held and any material interest of the shareholder in the proposal.

Not applicable.

Indemnification and Limitation on Liability

Dominion Energy	Dominion Energy Midstream
The Dominion Energy Charter provides that Dominion Energy’s directors and officers will not be personally liable for monetary damages to Dominion Energy for breaches of their fiduciary duty as directors or officers, unless they violated their duty of loyalty to Dominion Energy or its shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors or officers. This provision applies only to claims against directors or officers arising out of their role as directors

Under the DEM Partnership Agreement, in most circumstances, Dominion Energy Midstream will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•  the DEM General Partner;

•  any departing general partner;

•  any person who is or was an affiliate of the DEM General Partner or any departing general partner;

Dominion Energy	Dominion Energy Midstream

or officers and not in any other capacity. Directors and officers remain liable for violations of the federal securities laws, and Dominion Energy retains the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the officer’s or director’s duty of care.

The Dominion Energy charter mandates indemnification of its directors and officers to the full extent permitted by the VSCA and any other applicable law. The VSCA permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion Energy is required to indemnify its directors and officers in all such proceedings if they have not violated this standard. Dominion Energy has also entered into agreements relating to the advancement of expenses for certain of its directors and officers in advance of a final disposition of proceedings or the making of any determination of eligibility for indemnification pursuant to the Dominion Energy Charter.

In addition, the Dominion Energy Charter limits the liability of its directors and officers to the full extent permitted by the VSCA as now and hereafter in effect. The VSCA places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Dominion Energy Charter, together with the VSCA, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion Energy has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion Energy against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are

•  any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of Dominion Energy Midstream, its subsidiaries, the DEM General Partner, any departing general partner or any of their affiliates;

•  any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to Dominion Energy Midstream or its subsidiaries;

•  any person who controls the DEM General Partner or any departing general partner; and

•  any person designated by the DEM General Partner.

Any indemnification under these provisions will only be out of Dominion Energy Midstream’s assets. Unless the DEM General Partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to Dominion Energy Midstream to enable it to effectuate, indemnification. Dominion Energy Midstream may purchase insurance against liabilities asserted against and expenses incurred by persons for Dominion Energy Midstream’s activities, regardless of whether it would have the power to indemnify the person against liabilities under the DEM Partnership Agreement.

The DEM Partnership Agreement requires Dominion Energy Midstream to reimburse the DEM General Partner and its affiliates for all expenses incurred or payments made on Dominion Energy Midstream’s behalf and all other expenses allocable to Dominion Energy Midstream or otherwise incurred by the DEM General Partner and its affiliates in connection with operating Dominion Energy Midstream’s business. The DEM Partnership Agreement does not set a limit on the amount of expenses for which the DEM General Partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for Dominion Energy Midstream or on its behalf, and corporate overhead costs and expenses allocated to it by Dominion Energy. The DEM General Partner is entitled to determine the expenses that are allocable to Dominion Energy Midstream.

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not indemnified by Dominion Energy and (2) Dominion Energy to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Conflicts of Interest; Fiduciary Duties

Dominion Energy	Dominion Energy Midstream

Dominion Energy’s directors owe certain fiduciary duties to Dominion Energy shareholders.

Under the VSCA, certain transactions involving an interested officer or director are not voidable solely because of such officer’s or director’s interest if:

•  the material facts of the transaction and the officer’s or director’s interest were disclosed or know to the board of directors or a committee thereof and the board of directors or committee authorized, approved or ratified the transaction;

•  the material facts of the transaction and the officer’s or director’s interest were disclosed to the shareholders entitled to vote and they authorized, approved or ratified the transaction; or

•  the transaction was fair to the corporation.

The DRULPA provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and themselves. The DEM Partnership Agreement contains provisions that eliminate and replace the fiduciary standards to which the DEM General Partner would otherwise be held by state fiduciary duty law. The DEM Partnership Agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

When the DEM General Partner is acting in its capacity as Dominion Energy Midstream’s general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning it must act in a manner that it believes is not adverse to Dominion Energy Midstream’s interest. This duty to act in good faith is the default standard set forth under the DEM Partnership Agreement, and the DEM General Partner will not be subject to any higher standard.

The DEM Partnership Agreement specifies decisions that the DEM General Partner may make in its individual capacity, and permits the DEM General Partner to make these decisions free of any contractual or other duty to Dominion Energy Midstream or its unitholders. This entitles the DEM General Partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, Dominion Energy Midstream or its affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the DEM Partnership Agreement.

When the directors and officers of the DEM General Partner cause the DEM General Partner to manage

Dominion Energy	Dominion Energy Midstream

and operate Dominion Energy Midstream’s business, the directors and officers must cause the DEM General Partner to act in a manner consistent with the DEM General Partner’s applicable duties. However, the directors and officers of the DEM General Partner have duties to manage the DEM General Partner, including when it is acting in its capacity as Dominion Energy Midstream’s general partner, in a manner beneficial to Dominion Energy.

Conflicts may arise as a result of the duties of the DEM General Partner and its directors and officers to act for the benefit of its owners, which may conflict with Dominion Energy Midstream’s interests and the interests of its unitholders. Where the directors and officers of the DEM General Partner cause it to act in its capacity as Dominion Energy Midstream’s general partner, the directors and officers must cause it to act in good faith, meaning they cannot cause the DEM General Partner to take an action that they believe is adverse to Dominion Energy Midstream’s interest. However, where a decision by the DEM General Partner in its capacity as Dominion Energy Midstream’s general partner is not clearly not adverse to Dominion Energy Midstream’s interest, the directors of the DEM General Partner may determine to submit the determination to the DEM Conflicts Committee for review or to seek unitholder approval.

Taxation

Dominion Energy	Dominion Energy Midstream
Dominion Energy, Inc. is subject to U.S. federal income taxes on its taxable income. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 94 of this consent statement/prospectus.

Dominion Energy Midstream is a flow-through entity for U.S. federal income tax purposes, which means that it is not subject to entity-level U.S. federal income tax.

Each DEM Unitholder receives a Schedule K-1 from Dominion Energy Midstream reflecting such unitholder’s share of Dominion Energy Midstream’s items of income, gain, loss and deduction for each fiscal year following the end of such fiscal year.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of Dominion Energy Common Stock received in the Merger. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders of DEM Public Common Units at the effective time of the Merger that hold such units, and will hold their Dominion Energy Common Stock received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	holders of DEM Public Common Units that received such units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	holders of options, or holders of restricted units or bonus units, granted under any Dominion Energy Midstream benefit plan;

•	persons whose functional currency is not the U.S. dollar;

•

holders of DEM Public Common Units that hold such units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction;

•	persons who own or will acquire (directly, indirectly or by attribution) 10% or more of the total combined voting power or value of the outstanding Dominion Energy Common Stock;

•	persons that acquired the Dominion Energy Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•	certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of DEM Public Common Units or, after the Merger, Dominion Energy Common Stock, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or any state thereof or the District of Columbia;

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United States federal income tax regardless of its source.

If a partnership, (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds DEM Public Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding DEM Public Common Units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of owning and disposing of Dominion Energy Common Stock received in the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP AND DISPOSITION OF DOMINION ENERGY COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF DEM PUBLIC COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF DOMINION ENERGY COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of DEM Units

Tax Characterization of the Merger

The receipt of Dominion Energy Common Stock and cash, if any, in exchange for DEM Common Units pursuant to the Merger should be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger should be treated as a taxable sale of a U.S. holder’s DEM Common Units in exchange for Dominion Energy Common Stock and cash received in lieu of fractional shares, if any, received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. holder who receives Dominion Energy Common Stock and cash, if any, in exchange for DEM Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any Dominion Energy Common Stock received, and (C) such U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder’s adjusted tax basis in the DEM Common Units exchanged therefor (which includes such U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its DEM Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the DEM Units plus the U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of Dominion

Energy Midstream’s income and by any increases in the U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities and (ii) decreased, but not below zero, by (A) distributions from Dominion Energy Midstream, (B) the U.S. holder’s share of Dominion Energy Midstream’s losses, (C) any decreases in the U.S. holder’s share of Dominion Energy Midstream’s nonrecourse liabilities, and (D) the U.S. holder’s share of Dominion Energy Midstream’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of DEM Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Dominion Energy Midstream and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items, and depreciation recapture may exceed net taxable gain realized upon the exchange of a DEM Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s DEM Common Units pursuant to the Merger Agreement. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of DEM Common Units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its DEM Common Units is more than 12 months as of the Effective Time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the Dominion Energy Common Stock and the amount of cash, if any, received by each U.S. holder in the Merger, the adjusted tax basis of the DEM Common Units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of Dominion Energy Midstream’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in Dominion Energy Midstream pursuant to the Merger.

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

Dominion Energy Midstream Items of Income, Gain, Loss, and Deduction for the Taxable Period Ending on the Date of the Merger.

U.S. holders of DEM Common Units will be allocated their share of Dominion Energy Midstream’s items of income, gain, loss, and deduction for the taxable period of Dominion Energy Midstream ending on the date of the Merger. These allocations will be made in accordance with the terms of the DEM Partnership Agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from Dominion Energy Midstream attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the DEM Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the DEM Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in Dominion Energy Common Stock Received in the Merger.

A U.S. holder’s tax basis in the Dominion Energy Common Stock received in the Merger will equal the fair market value of such Dominion Energy Common Stock. A U.S. holder’s holding period in Dominion Energy Common Stock received in the Merger will begin on the day after the date of the Merger.

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of Dominion Energy Common Stock Received in the Merger

Dividends

A U.S. holder generally will be required to treat distributions received with respect to its Dominion Energy Common Stock as dividend income to the extent of Dominion Energy’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and subject to U.S. federal income taxation. Dividends paid by Dominion Energy are taxable to each Dominion Energy shareholder when the shareholder receives the dividend, actually or constructively. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the Dominion Energy shareholder’s basis in the Dominion Energy Common Stock and thereafter as capital gain. If the Dominion Energy shareholder is a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains, provided that such shareholder holds the Dominion Energy Common Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends Dominion Energy pays with respect to Dominion Energy Common Stock generally will be qualified dividend income. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, or Other Disposition of Dominion Energy Common Stock

Upon the sale, exchange, or other taxable disposition of Dominion Energy Common Stock received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received in exchange for such Dominion Energy Common Stock and (ii) the U.S. holder’s adjusted tax basis in such Dominion Energy Common Stock. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares disposed of is more than twelve months at the time of the taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

If a Dominion Energy shareholder is a noncorporate U.S. holder, information reporting requirements generally will apply to dividend payments or other taxable distributions made to such Dominion Energy shareholder within the United States, and the payment of proceeds to such Dominion Energy shareholder from the sale of Dominion Energy Common Stock effected in the United States or through a United States office of a broker.

In addition, backup withholding may apply to such payments if a Dominion Energy shareholder fails to comply with applicable certification requirements or is notified by the IRS that such shareholder has failed to report all interest and dividends required to be shown on its federal income tax returns. Dominion Energy shareholders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such shareholder’s income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-U.S. tax consequences. Each DEM Unitholder should consult its own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of Dominion Energy Common Stock in light of such unitholder’s particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

The validity of the Dominion Energy Common Shares to be issued in the Merger will be passed upon by McGuireWoods LLP.

EXPERTS

Dominion Energy

The consolidated financial statements as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 incorporated in this registration statement by reference from Dominion Energy’s Current Report on Form 8-K dated June 6, 2018 and the effectiveness of Dominion Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Dominion Energy Midstream

The consolidated financial statements as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 incorporated in this registration statement by reference from Dominion Energy Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of Dominion Energy Midstream’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SCANA

The consolidated financial statements as of December 31, 2017 and 2016 and for the three years in the period ended December 31, 2017 appearing in SCANA’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated in this registration statement by reference from the Current Report on Form 8-K of Dominion Energy, Inc. filed on January 2, 2019, and the effectiveness of SCANA’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dominion Energy and Dominion Energy Midstream file annual, quarterly and current reports, proxy statements (in the case of Dominion Energy) and other information with the SEC. Dominion Energy’s file number with the SEC is 001-08489 and Dominion Energy Midstream’s file number with the SEC is 001-36684. Filings made with the SEC by Dominion Energy and Dominion Energy Midstream are available to the public over the Internet at the SEC’s web site at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this consent statement/prospectus.

Dominion Energy has filed with the SEC an amendment to a registration statement on Form S-4 of which this consent statement/prospectus forms a part. The registration statement registers the shares of Dominion Energy Common Stock to be issued to DEM Unitholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Dominion Energy Common Stock. The rules and regulations of the SEC allow Dominion Energy and Dominion Energy Midstream to omit certain information included in the registration statement from this consent statement/prospectus.

The SEC allows Dominion Energy and Dominion Energy Midstream to “incorporate by reference” the information they file with it, which means that Dominion Energy and Dominion Energy Midstream can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this consent statement/prospectus, and information that Dominion Energy and Dominion Energy Midstream file later with the SEC will automatically update or supersede this information.

Some of the filings Dominion Energy makes with the SEC are on a combined basis with two of its subsidiaries, Virginia Power and Dominion Energy Gas. Dominion Energy’s combined filings with the SEC present separate filings by each of Virginia Power, Dominion Energy Gas and Dominion Energy.

Dominion Energy incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by Dominion Energy with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, except those portions of filings that relate to Virginia Power or Dominion Energy Gas as a separate registrant, on or after the date of this consent statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•

Current Reports on Form 8-K or Form 8-K/A, filed January 4, 2018, January 5, 2018, January 31, 2018, February 1, 2018, February 14, 2018, February 15, 2018, February 27, 2018, March 1, 2018, March 26, 2018, March 27, 2018, April 2, 2018, May 4, 2018, May 9, 2018, June 5, 2018, June 6, 2018, June 6, 2018, June 15, 2018, July 13, 2018, July 31, 2018, August 6, 2018, September 4, 2018, October 9, 2018, October 19, 2018, November 5, 2018, November 20, 2018, November 27, 2018 and January 2, 2019.

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders, filed March 23, 2018; and

•	the description of Dominion Energy’s common stock contained in Amendment No. 2 to its Current Report on Form 8-K, filed August 8, 2016.

Dominion Energy Midstream incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by Dominion Energy Midstream with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after that date of this consent statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	Current Reports on Form 8-K or Form 8-K/A, filed March 26, 2018, June 29, 2018, October 9, 2018, October 19, 2018 and November 27, 2018;

•	the description of Dominion Energy Midstream’s common units contained in Dominion Energy Midstream’s registration statement on Form 8-A, filed October 8, 2014.

You may request a copy of any of the documents incorporated by reference by Dominion Energy and Dominion Energy Midstream at no cost by requesting them in writing or by email from Dominion Energy at:

Dominion Energy, Inc.

Corporate Secretary

120 Tredegar Street

Richmond, Virginia 23219

Email: Corporate.Secretary@dominionenergy.com

You may also obtain more information regarding Dominion Energy Midstream by consulting its website, at www.dominionenergymidstream.com. The information on Dominion Energy Midstream’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent statement/prospectus, and you should not consider it part of this consent statement/prospectus.

You may also obtain more information regarding Dominion Energy by consulting its website, at www.dominionenergy.com. The information on Dominion Energy’s Internet website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent statement/prospectus, and you should not consider it part of this consent statement/prospectus.

You should rely only on the information incorporated by reference or provided in this consent statement/prospectus or to which this consent statement/prospectus refers you. Neither Dominion Energy nor Dominion Energy Midstream have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears in this consent statement/prospectus and which is incorporated by reference in this consent statement/prospectus may only be accurate as of the date of this consent statement/prospectus or the date of the document in which incorporated information appears. The business, financial condition, results of operations and prospects may have changed for each of Dominion Energy and Dominion Energy Midstream since that date.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On November 26, 2018, Dominion Energy, Merger Sub, DEM General Partner and Dominion Energy Midstream entered into the Merger Agreement under which Merger Sub will merge with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy. Under the terms of the DEM Partnership Agreement, each outstanding Non-Dominion DEM Series A Preferred Unit shall, immediately before the effective time of the Merger, at the election of the holders of such units, either (i) convert into DEM Common Units, (ii) be redeemed for cash or DEM Common Units, in the sole discretion of the DEM General Partner, or (iii) remain outstanding.

As of December 18, 2018, the deadline for making such elections pursuant to the terms of the DEM Partnership Agreement, the holders of 100% of the Non-Dominion DEM Series A Preferred Units have elected to convert such units into DEM Common Units. At the time of the Merger, each DEM Public Common Unit will be converted into the right to receive 0.2492 of a share of Dominion Energy Common Stock.

In addition to the Merger, on January 1, 2019, Dominion Energy completed its acquisition of SCANA in a stock-for-stock merger in which SCANA shareholders received the right to 0.6990 of a share of Dominion Energy Common Stock for each share of SCANA common stock, which was valued at $6.9 billion. The effects of the SCANA Merger were previously reported in Dominion Energy’s Current Report on Form 8-K dated January 2, 2019.

The Merger will be accounted for by Dominion Energy following the guidance for a change in a parent company’s ownership interest in a consolidated subsidiary. Because Dominion Energy controls Dominion Energy Midstream both before and after the Merger, the changes in Dominion Energy’s ownership interest in Dominion Energy Midstream will be accounted for as an equity transaction and no gain or loss will be recognized in Dominion Energy’s consolidated statements of income. The tax effect of the Merger will be presented in common stock in Dominion Energy’s consolidated balance sheet. Because the Dominion Energy historical financial information includes the accounts of Dominion Energy Midstream, the historical financial information of Dominion Energy Midstream has not been presented separately in the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements of Dominion Energy consist of a condensed consolidated balance sheet at September 30, 2018, consolidated statement of income for the nine months ended September 30, 2018 and a consolidated statement of income for the year ended December 31, 2017 and give pro forma effect to the SCANA Merger, reflected in the “SCANA Pro Forma Adjustments” column, and the Merger, reflected in the “Dominion Energy Midstream Pro Forma Adjustments” column. The unaudited pro forma consolidated financial statements included herein have been derived from the historical financial statements, consisting of the audited financial statements for the year ended December 31, 2017 and the unaudited interim financial statements for the nine months ended September 30, 2018, of Dominion Energy, Dominion Energy Midstream and SCANA.

The pro forma adjustments have been prepared as if the SCANA Merger and the Merger occurred on September 30, 2018 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statements of income. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes, which are included herein, the financial statements and notes included in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated in its Current Report on Form 8-K, filed June 6, 2018, and Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, the financial statements and notes included in SCANA’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, and the financial statements and notes included in Dominion Energy Midstream’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2018.

The unaudited pro forma consolidated financial statements do not necessarily reflect what Dominion Energy’s financial position and results of operations would have been if it had owned SCANA and/or the DEM Public Common Units and the DEM Series A Preferred Units during the periods presented. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to the SCANA Merger and the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statements of income, expected to have a continuing impact on Dominion Energy. The actual adjustments may differ from the pro forma adjustments.

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2018

	Dominion Energy	SCANA	SCANA Pro Forma Adjustments			Pro Forma Subtotal	Dominion Energy Midstream Pro Forma Adjustments	Dominion Energy Pro Forma
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$310	$462	$20	(r	)	$792	$—	$792
Customer receivables	1,539	447	(8)	(r	)	1,978	—	1,978
Other receivables	132	78	—			210	—	210
Inventories	1,455	289	—			1,744	—	1,744
Regulatory assets	540	27	—			567	—	567
Assets held for sale	1,029	—	70	(x	)	1,099	—	1,099
Other	697	117	(40)	(r	)	774	—	774

Total current assets	5,702	1,420	42			7,164	—	7,164

Investments
Nuclear decommissioning trust funds	5,424	139	—			5,563	—	5,563
Investment in equity method affiliates	1,858	21	—			1,879	—	1,879
Other	345	114	—			459	—	459

Total investments	7,627	274	—			7,901	—	7,901

Property, Plant and Equipment
Property, plant and equipment	76,190	17,068	188	(n	)	92,800	—	92,800
			(364)	(y	)		—
			(114)	(f	)		—
			(98)	(e	)		—
			(70)	(x	)		—
Accumulated depreciation, depletion and amortization	(22,005)	(6,127)	247	(y	)	(27,743)	—	(27,743)
			142	(f	)		—

Total property, plant and equipment, net	54,185	10,941	(69)			65,057	—	65,057

Deferred Charges and Other Assets
Goodwill	6,410	210	1,405	(g	)	8,025	—	8,025
Regulatory assets	2,316	5,739	(1,372)	(e	)	6,489	—	6,489
			(194)	(z	)		—
Other	2,842	232	149	(i	)	3,340	—	3,340
			117	(y	)		—

Total deferred charges and other assets	11,568	6,181	105			17,854	—	17,854

Total assets	$79,082	$18,816	$78			$97,976	$—	$97,976

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT SEPTEMBER 30, 2018

	Dominion Energy	SCANA	SCANA Pro Forma Adjustments			Pro Forma Subtotal	Dominion Energy Midstream Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$3,101	$18	$—			$3,119	$—		$3,119
Short-term debt	2,935	314	—			3,249	—		3,249
Accounts payable	587	263	76	(b	)	918	4	(1)	922
			(8)	(r	)		—
Regulatory liabilities	335	110	67	(c	)	651	—		651
			137	(d	)		—
			2	(u	)		—
Other	2,254	459	(20)	(r	)	2,988	—		2,988
			115	(w	)		—
			70	(x	)		—
			64	(j	)		—
			35	(h	)		—
			6	(n	)		—
			5	(k	)		—

Total current liabilities	9,212	1,164	549			10,925	4		10,929

Long-Term Debt
Long-term debt	27,300	6,735	22	(l	)	34,059	—		34,059
			2	(l	)		—
Junior subordinated notes	3,431	—	—			3,431	—		3,431
Remarketable subordinated notes	1,384	—	—			1,384	—		1,384
Credit facility borrowings	73	—	—			73	—		73

Total Long-term debt	32,188	6,735	24			38,947	—		38,947

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	5,079	1,355	(675)	(o	)	5,711	17	(2)	5,727
			(48)	(z	)		(1)	(4)
Regulatory liabilities	7,146	3,040	(67)	(c	)	10,993	42	(2)	11,035
			870	(d	)		—
			4	(u	)		—
Other	5,031	1,131	182	(n	)	6,371	—		6,371
			16	(k	)		—
			11	(j	)		—

Total deferred credits and other liabilities	17,256	5,526	293			23,075	58		23,133

Total liabilities	58,656	13,425	866			72,947	62		73,009

Commitments and Contingencies
Equity
Common stock—no par	10,862	2,389	(2,389)	(m	)	17,694	1,242	(3)	18,877
			6,832	(a	)		(59)	(2)
Retained earnings	9,128	3,036	(3,036)	(m	)	6,899	(4)	(1)	6,896
			(1,470)	(e	)		1	(4)
			(1,007)	(d	)		—
			(146)	(z	)		—
			(115)	(w	)		—
			(76)	(b	)		—
			(70)	(x	)		—
			(21)	(k	)		—
			(13)	(h	)		—
			(6)	(u	)		—
			695	(o	)		—
Accumulated other comprehensive loss	(1,520)	(34)	34	(q	)	(1,520)	—		(1,520)

Total common shareholders’ equity	18,470	5,391	(788)			23,073	1,180		24,253

Noncontrolling interests	1,956	—	—			1,956	(1,242)	(3)	714

Total equity	20,426	5,391	(788)			25,029	(62)		24,967

Total liabilities and equity	$79,082	$18,816	$78			$97,976	$—		$97,976

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

	Dominion Energy	SCANA	SCANA Pro Forma Adjustments			Pro Forma Subtotal	Dominion Energy Midstream Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except per share amounts)
Operating Revenue	$10,005	$2,948	$11	(j	)	$12,899	$—		$12,899
			(65)	(r	)		—

Operating Expenses
Electric fuel and other energy-related purchases	2,128	569	(18)	(r	)	2,679	—		2,679
Purchased electric capacity	87	11	—			98	—		98
Purchased gas	409	774	(47)	(r	)	1,136	—		1,136
Other operations and maintenance	2,585	610	(38)	(v	)	3,157	—		3,157
Impairment loss	—	4	—			4	—		4
Depreciation, depletion and amortization	1,487	299	25	(i	)	1,811	—		1,811
Other taxes	542	206	—			748	—		748

Total operating expenses	7,238	2,473	(78)			9,633	—		9,633

Income from operations	2,767	475	24			3,266	—		3,266

Other income	658	136	(2)	(r	)	792	—		792
Interest and related charges	1,053	292	(5)	(l	)	1,338	—		1,338
			(2)	(r	)		—

Income from operations including noncontrolling interests before income tax expense	2,372	319	29			2,720	—		2,720
Income tax expense	485	75	7	(p	)	567	16	(5)	583

Net Income Including Noncontrolling Interests	1,887	244	22			2,153	(16)		2,137
Noncontrolling Interests	81	—	—			81	(67)	(5)	14

Net Income Attributable to Dominion Energy	$1,806	$244	$22			$2,072	$51		$2,123

Average shares of common stock outstanding—basic	652.4	142.9	(47.3)	(t	)	748.0	22.6	(6)	770.6
Average shares of common stock outstanding—diluted	652.8	142.9	(47.3)	(t	)	748.4	22.6	(6)	771.0
Earnings Per Common Share—Basic	$2.77	$1.71				$2.77			$2.75
Earnings Per Common Share—Diluted	$2.77	$1.71				$2.77			$2.75

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

	Dominion Energy	SCANA	SCANA Pro Forma Adjustments			Pro Forma Subtotal	Dominion Energy Midstream Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except per share amounts)
Operating Revenue	$12,586	$4,407	$64	(j	)	$16,998	$—		$16,998
			(59)	(r	)		—

Operating Expenses
Electric fuel and other energy-related purchases	2,301	661	(8)	(r	)	2,954	—		2,954
Purchased electric capacity	6	13	—			19	—		19
Purchased gas	701	1,156	(51)	(r	)	1,806	—		1,806
Other operations and maintenance	3,068	737	(9)	(s	)	3,796	—		3,796
Impairment loss	—	1,118	—			1,118	—		1,118
Depreciation, depletion and amortization	1,905	382	46	(i	)	2,333	—		2,333
Other taxes	668	264	—			932	—		932

Total operating expenses	8,649	4,331	(22)			12,958	—		12,958

Income from operations	3,937	76	27			4,040	—		4,040

Other income	358	56	(9)	(s	)	405	—		405
Interest and related charges	1,205	363	(12)	(l	)	1,555	—		1,555
			(1)	(l	)		—

Income (loss) from operations including noncontrolling interests before income tax expense (benefit)	3,090	(231)	31			2,890	—		2,890
Income tax expense (benefit)	(30)	(112)	12	(p	)	(130)	86	(5)	(44)

Net Income (Loss) Including Noncontrolling Interests	3,120	(119)	19			3,020	(86)		2,934
Noncontrolling Interests	121	—	—			121	(94)	(5)	27

Net Income (Loss) Attributable to Dominion Energy	$2,999	$(119)	$19			$2,899	$8		$2,907

Average shares of common stock outstanding—basic	636.0	142.9	(47.3)	(t	)	731.6	22.6	(6)	754.2
Average shares of common stock outstanding—diluted	636.0	142.9	(47.3)	(t	)	731.6	22.6	(6)	754.2
Earnings (Loss) Per Common Share—Basic	$4.72	$(0.83)				$3.96			$3.85
Earnings (Loss) Per Common Share—Diluted	$4.72	$(0.83)				$3.96			$3.85

DOMINION ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements included herein have been derived from the historical financial statements, consisting of the audited financial statements for the year ended December 31, 2017 and the unaudited interim financial statements for the nine months ended September 30, 2018, of Dominion Energy, Dominion Energy Midstream and SCANA. Because the Dominion Energy historical financial information includes the accounts of Dominion Energy Midstream, the historical financial information of Dominion Energy Midstream has not been presented separately in the unaudited pro forma consolidated financial statements.

On November 26, 2018, Dominion Energy, Merger Sub, DEM General Partner and Dominion Energy Midstream entered into the Merger Agreement under which Merger Sub will merge with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy. Under the terms of the DEM Partnership Agreement, each outstanding Non-Dominion DEM Series A Preferred Unit shall, immediately before the effective time of the Merger, at the election of the holders of such units, either (i) convert into DEM Common Units, (ii) be redeemed for cash or DEM Common Units, in the sole discretion of the DEM General Partner, or (iii) remain outstanding.

As of December 18, 2018, the deadline for making such elections pursuant to the terms of the DEM Partnership Agreement, the holders of 100% of the Non-Dominion DEM Series A Preferred Units have elected to convert such units into DEM Common Units. At the time of the Merger, each DEM Public Common Unit will be converted into the right to receive 0.2492 of a share of Dominion Energy Common Stock.

In addition to the Merger, on January 1, 2019, Dominion Energy completed its acquisition of SCANA in a stock-for-stock merger in which SCANA shareholders received the right to 0.6990 of a share of Dominion Energy Common Stock for each share of SCANA common stock, which was valued at $6.9 billion. The effects of the SCANA Merger were previously reported in Dominion Energy’s Current Report on Form 8-K dated January 2, 2019.

The pro forma adjustments have been prepared as if the SCANA Merger and the Merger occurred on September 30, 2018 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statements of income for the year ended December 31, 2017 and for the nine months ended September 30, 2018. The adjustments give pro forma effect to events that are (i) directly attributable to the SCANA Merger and the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statements of income, expected to have a continuing impact on Dominion Energy. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions, and that the pro forma adjustments in the unaudited pro forma consolidated financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma consolidated financial statements of the transactions described above are more fully described in Note 4.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in preparing the unaudited pro forma consolidated financial statements are those used by Dominion Energy as set forth in the audited historical financial statements and notes of Dominion Energy included in its Annual Report on Form 10-K for the year ended December 31, 2017, as updated in its Current Report on Form 8-K, filed June 6, 2018, and in the unaudited historical interim financial statements and notes of Dominion Energy included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2018. As it relates to the SCANA Merger, the unaudited pro forma consolidated financial statements reflect any adjustments known at this time to conform SCANA’s historical financial information to Dominion Energy’s significant accounting policies based on Dominion Energy’s review of SCANA’s summary of significant accounting policies, as disclosed in the SCANA historical financial statements incorporated by reference, and preliminary discussions with SCANA’s management. Upon completion of a more comprehensive comparison and assessment, additional differences may be identified.

NOTE 3. PRELIMINARY PURCHASE PRICE AND PRELIMINARY PURCHASE PRICE ALLOCATION

Dominion Energy Midstream Merger

Under the terms of the Merger Agreement, each DEM Public Common Unit will be exchanged for the right to receive 0.2492 of a share of Dominion Energy Common Stock. In accordance with the terms of the DEM Partnership Agreement, the holders of 100% of the Non-Dominion Series A Preferred Units have elected to convert such units into DEM Common Units at a 140% premium from their issuance on December 1, 2016, as follows:

(millions, except closing price)
DEM Series A Preferred Units at January 21, 2019	18.9
Price of DEM Series A Preferred Units at issuance	$26.40

Value of DEM Series A Preferred Units at issuance	$500

140% premium applied at conversion	$700

Closing price of DEM Common Units on January 22, 2019	$17.02

Estimated DEM Common Units to be issued to preferred unit holders	41.1

The following is the total estimated consideration for the Merger:

(millions, except exchange ratio and closing price)
DEM Common Units outstanding at January 21, 2019	49.5
Estimated DEM Common Units to be issued to preferred unit holders	41.1

Total estimated DEM Common Units	90.6
Exchange ratio	0.2492

Total estimated shares of Dominion Energy Common Stock issued	22.6
Closing price of Dominion Energy Common Stock on January 22, 2019	$68.59

Total estimated purchase price	$1,550

SCANA Merger

Purchase Price

The fair value of the purchase consideration transferred on the closing date included the value of the equity consideration (including the value attributable to the consideration transferred of replacement stock compensation awards). The fair value per share of Dominion Energy Common Stock was $71.46 per share, which was the closing price of Dominion Energy’s Common Stock on December 31, 2018. The accompanying unaudited pro forma condensed consolidated balance sheet reflects a purchase price of approximately $6.9 billion.

The purchase price for the SCANA merger is as follows:

(millions, except exchange ratio and closing price)
SCANA shares outstanding at December 31, 2018	142.9
Exchange ratio	0.6690

Total shares of Dominion Energy common stock issued	95.6
Closing price of Dominion Energy common stock on December 31, 2018	71.46

Equity portion of purchase price	$6,832
Equity compensation	$22

Total purchase price	$6,854

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SCANA are recorded at fair value on the acquisition date and added to those of Dominion Energy. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition between Dominion Energy and SCANA. Significant portions of SCANA’s operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission, the South Carolina Public Service Commission (“SCPSC”) or the North Carolina Utilities Commission (“NCUC”). The carrying values of the assets and liabilities subject to regulatory accounting under U.S. generally accepted accounting principles, including property, plant and equipment, are considered to approximate the fair values. A fair value adjustment has not been included for SCANA’s pension and other postretirement benefit obligations, which could vary by a significant amount due to potential changes in discount rates, return on plan assets or other assumptions surrounding the determination of these obligations. At this time, Dominion Energy management does not have sufficient information to record any adjustments to measure legal contingencies at fair value or at a reasonably estimable amount. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation will be based on the net assets acquired as of the acquisition date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of SCANA, based on SCANA’s consolidated balance sheet at September 30, 2018, with all excess value over consideration paid recorded as goodwill.

(millions)
Total current assets	$1,420
Investments	274
Property, plant and equipment	10,969
Goodwill	1,615
Regulatory assets	5,739
Other deferred charges and other assets, including intangible assets	381

Total assets	20,398

Total current liabilities	1,228
Long-term debt	6,759
Deferred tax liabilities	1,375
Regulatory liabilities	3,040
Other deferred credits and other liabilities	1,142

Total liabilities	13,544

Total purchase price	$6,854

NOTE 4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The following transactions are directly attributable to Dominion Energy’s acquisition of SCANA.

(a)

Reflects the issuance of 95.6 million shares of Dominion Energy common stock to SCANA shareholders as consideration for the acquisition. Based on the closing price of Dominion Energy’s common stock at December 31, 2018 of $71.46, such consideration is calculated to have a value of $6.9 billion, as shown in Note 3 above.

(b)	Reflects the accrual of $76 million in estimated transaction costs associated with the acquisition of SCANA by Dominion Energy, including audit, legal and advisory fees.

(c)

Reflects the reclassification of $67 million to current regulatory liabilities of a previously existing $1.1 billion regulatory liability, to be credited over an accelerated 20-year period following the SCANA Merger.

(d)

Reflects the accrual of a $1.0 billion refund of amounts previously collected from retail electric customers of South Carolina Electric & Gas Company (“SCE&G”) to be credited over an estimated 11-year period following the SCANA Merger. The allocation between current and noncurrent regulatory liabilities has been determined based on the expected portion to be credited to customer bills. The impact of this refund has not been reflected in the unaudited pro forma consolidated statements of income as the $1.0 billion charge is nonrecurring.

(e)

Reflects the write-down of $1.4 billion of existing regulatory assets and $98 million of existing property, plant and equipment associated with the New Nuclear Development Project under which SCANA and the South Carolina Public Service Authority undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina (“New Nuclear Development Project”) which SCE&G will not seek recovery of following the SCANA Merger. The impact of this write-down has not been reflected in the unaudited pro forma consolidated statements of income as the $1.5 billion charge is nonrecurring.

(f)	Reflects the presentation of nonutility property, plant and equipment at estimated fair value and the removal of historical accumulated depreciation.

(g)

Reflects the excess of Dominion Energy’s consideration paid of approximately $1.6 billion over the amount of identifiable assets and liabilities assumed in the transaction (goodwill) as shown in Note 3 above. In addition, this reflects the removal of SCANA’s previously recorded goodwill.

(h)

Reflects the settlement of all outstanding SCANA equity compensation awards at the time of the SCANA Merger, allocated between compensation considered to be service provided prior to the merger ($22 million) and expense to be recognized after the merger ($13 million). The impact of this charge has not been reflected in the unaudited pro forma consolidated statements of income as it is nonrecurring.

(i)

Reflects an intangible asset for the value of customer relationships estimated to be $149 million with a weighted average useful life of approximately three years included within the preliminary purchase price allocation in Note 3. Amortization is based on the expected pattern of economic benefit, estimated to be $46 million, $32 million, $22 million, $15 million and $11 million over the five-year period following the acquisition. Estimated amortization of this asset is $25 million for the nine months ended September 30, 2018 and $46 million for the year ended December 31, 2017.

(j)

Reflects a contract liability for the unfavorable terms of existing contracts estimated to be $75 million with an estimated 14-month useful life included within the preliminary purchase price allocation in Note 3. Estimated amortization of this liability is $11 million for the nine months ended September 30, 2018 and $64 million for the year ended December 31, 2017.

(k)

Reflects an increase in liabilities for incremental charitable contributions committed to by Dominion Energy under the terms of the final orders issued by the SCPSC and NCUC of $21 million, $5 million of which is considered a current liability. The impact of this charge has not been reflected in the unaudited pro forma consolidated statements of income as it is nonrecurring.

(l)

Reflects the fair value adjustment of long-term debt of $22 million, on a weighted average maturity of approximately three years, and the write-off of $2 million of unamortized debt issuance costs, included within the preliminary purchase price allocation in Note 3. Estimated amortization of the fair value premium, and the elimination of the recorded debt issuance cost amortization, is $5 million and less than $1 million for the nine months ended September 30, 2018, and $12 million and $1 million for the year ended December 31, 2017, respectively.

(m)	Reflects the elimination of SCANA’s historical shareholders’ equity.

(n)

This pro forma adjustment conforms SCANA’s accounting for asset retirement obligations, which we refer to as AROs, to the methodology used by Dominion Energy. The cash flows used to measure Dominion Energy’s pipeline AROs reflect the cost and timing of activities legally required to retire component sections of pipeline as they are removed from service. The cash flows previously used to measure SCANA’s pipeline AROs are those legally required to retire the entire pipeline system at one point in time. As a result of this change in accounting estimate, Dominion Energy recorded an increase of $188 million to property, plant and equipment and increases of $6 million and $182 million to current and noncurrent other liabilities, respectively.

(o)

Reflects adjustments related to the preliminary purchase price allocation ($20 million) and related pro forma adjustments impacting retained earnings ($695 million), based on an estimated statutory tax rate of 25.0%.

(p)

Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 25.0% for the unaudited pro forma consolidated statement of income for the nine months ended September 30, 2018 and an estimated statutory tax rate of 38.3% for the unaudited pro forma consolidated statement of income for the year ended December 31, 2017.

(q)	Reflects the elimination of SCANA’s historical accumulated other comprehensive loss.

(r)

Reflects the elimination of transactions between Dominion Energy and SCANA, primarily for the purchase and sale of natural gas transportation, included in each company’s historical financial statements. In connection with these transactions, amounts for deposits held by Dominion Energy from SCANA have been eliminated and restrictions on the related cash have been removed.

(s)

This pro forma adjustment conforms SCANA’s accounting for certain net periodic pension and other postretirement benefit costs to the methodology used by Dominion Energy. The January 2018 retrospective adoption by Dominion Energy of revised accounting guidance for certain net periodic pension and other postretirement benefit costs requires that the service cost component of net periodic pension and other postretirement benefit costs be classified in the same line item as other compensation costs arising from services rendered by employees, while all other components of net periodic pension and other postretirement benefit costs are classified outside of income from operations. As a result, Dominion Energy recorded corresponding decreases to other operations and maintenance expense and other income in the consolidated statement of income for the year ended December 31, 2017. These adjustments are incorporated in the Dominion Energy financial information included in the unaudited pro forma consolidated statement of income for the year ended December 31, 2017. While SCANA has also adopted the revised accounting guidance (effective January 2018), it has not yet reflected adjustments in its statement of income for the year ended December 31, 2017.

(t)	Reflects the elimination of the SCANA common stock offset by the issuance of 95.6 million shares of Dominion Energy common stock as discussed in tickmark (a).

(u)

Reflects the impacts of the final orders issued by the NCUC and SCPSC under which the Public Service Company of North Carolina, Incorporated and SCE&G, both wholly-owned subsidiaries of SCANA, will record a regulatory liability of $4 million and $2 million, respectively, representing a refund to customers of 2017 revenues to be refunded to customers through an annual bill credit over a three-year period following the SCANA Merger. The impact of these refunds has not been reflected in the unaudited pro forma consolidated statements of income as the $6 million charge is nonrecurring.

(v)

Reflects the elimination of direct, incremental costs associated with Dominion Energy’s acquisition of SCANA during the nine months ended September 30, 2018, which have been included in Dominion Energy and SCANA’s unaudited interim financial statements for the associated period, as these charges are nonrecurring.

(w)

Reflects the accrual of $115 million to be refunded to retail electric service customers of SCE&G, in accordance with the terms of a class action settlement agreement, of amounts previously held in a rabbi trust fund. The impact of this refund has not been reflected in the unaudited pro forma consolidated statements of income as the $115 million charge is nonrecurring.

(x)

Reflects the anticipated sale of certain SCE&G assets with the proceeds to be refunded to retail electric service customers in accordance with the terms of a class action settlement agreement. This adjustment serves to reclassify the fair value of these assets ($70 million) from property, plant and equipment to held for sale with an accrual for the associated current liability. The impact of this refund has not been reflected in the unaudited pro forma consolidated statements of income as the $70 million charge is nonrecurring.

(y)

This pro forma adjustment conforms SCANA’s presentation of intangible assets to Dominion Energy’s accounting policies. Dominion Energy has elected to present intangible assets separately rather than as a component of property, plant and equipment. As a result of this change in accounting policy, Dominion Energy recorded decreases in property, plant and equipment and accumulated depreciation of $364 million and $247 million, respectively, offset by an increase to other noncurrent assets of $117 million.

(z)

Reflects the write-down of $146 million of net excess deferred income taxes associated with the New Nuclear Development Project for which SCE&G will not seek recovery of following the merger. This write-down consists of regulatory assets of $194 million, partially offset by $48 million of deferred income tax liabilities, and is not reflected in the unaudited pro forma consolidated statements of income as the $146 million charge is nonrecurring.

The following transactions are directly attributable to the Merger.

(1)

Reflects the accrual of $4 million in estimated transaction costs associated with the acquisition of the publicly held interests in Dominion Energy Midstream by Dominion Energy, including legal and advisory fees.

(2)

Reflects adjustments related to additional deferred income taxes ($17 million) and regulatory liabilities for excess deferred income taxes ($42 million), based on an estimated statutory tax rate of 25.0%, related to the step-up in tax basis as a result of Dominion Energy’s acquisition of the publicly held interests in Dominion Energy Midstream. The deferred income tax impact is an estimate based on preliminary information and assumptions used in preparing these unaudited pro forma consolidated financial statements and is subject to change. A $1 change in the price of a share of Dominion Energy common stock would change the adjustment to deferred income taxes and common stock by approximately $6 million.

(3)	Reflects the elimination of noncontrolling interests included in Dominion Energy’s historical consolidated balance sheets relating to Dominion Energy Midstream.

(4)	Reflects the tax impacts of related pro forma adjustment impacting retained earnings, based on an estimated statutory tax rate of 25.0%.

(5)

Reflects the elimination of earnings attributable to noncontrolling interests included in Dominion Energy’s historical consolidated statements of income relating to Dominion Energy Midstream. The income tax impacts of such adjustments are based on an estimated statutory tax rate of 23.9% for the unaudited pro forma consolidated statement of income for the nine months ended September 30, 2018 and an estimated statutory tax rate of 37.8% for the unaudited pro forma consolidated statement of income for the year ended December 31, 2017, as well as the estimated impact of the 2017 Tax Reform Act.

(6)	Reflects the issuance of 22.6 million shares of Dominion Energy Common Stock to holders of DEM Public Common Units in connection with the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF

NOVEMBER 26, 2018

BY AND AMONG

DOMINION ENERGY, INC.,

TREDEGAR STREET MERGER SUB, LLC,

DOMINION ENERGY MIDSTREAM PARTNERS, LP,

AND

DOMINION ENERGY MIDSTREAM GP, LLC

A-i

Attachments

Schedule A-1 Parent Knowledge Parties

Schedule A-2 DM Knowledge Parties

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 26, 2018 (the “Execution Date”), is entered into by and among Dominion Energy, Inc., a Virginia corporation (“Parent”), Tredegar Street Merger Sub, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Dominion Energy Midstream Partners, LP, a Delaware limited partnership (“DM”), and Dominion Energy Midstream GP, LLC, a Delaware limited liability company and the general partner of DM (“DM General Partner”).

WITNESSETH:

WHEREAS, Parent and DM desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, DM has required, as a condition to its willingness to enter into this Agreement, that each of Dominion MLP Holding Company, LLC, a Delaware limited liability company (“MLP Holdco”), QPC Holding Company, a Utah corporation (“QPC Holdco”), DM and DM General Partner, simultaneously herewith enter into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, MLP Holdco, QPC Holdco and DM General Partner each agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the DM Conflicts Committee (as defined below), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of DM and the Holders (as defined below) of DM Public Common Units (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting DM Special Approval (as defined below)), and (c) resolved to approve, and to recommend to the DM Board (as defined below) the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the DM Conflicts Committee, at a meeting duly called and held, the DM Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of DM, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of the Holders of DM Units and authorized the Holders of DM Units to act by written consent pursuant to Section 13.11 of the DM Partnership Agreement (as defined below);

WHEREAS, the Parent Board (as defined below) has approved this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into DM (the “Merger”), and the issuance of shares of common stock of Parent, without par value (“Parent Common Stock”), in connection with the Merger (the “Parent Stock Issuance”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, MLP Holdco, in its capacity as sole member of Merger Sub, has adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the DM Group Entities, and (ii) with respect to the DM Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry DM Public Units” has the meaning set forth in Section 2.1(c)(iii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Statement/Prospectus” has the meaning set forth in Section 5.3(a).

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DM” has the meaning set forth in the Preamble.

“DM Board” means the Board of Directors of DM General Partner.

“DM Common Units” means the “Common Units,” as defined in the DM Partnership Agreement.

“DM Conflicts Committee” means the Conflicts Committee (as defined in the DM Partnership Agreement) of the DM Board.

“DM Converted Units” has the meaning set forth in Section 2.1(c)(ii).

“DM D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any DM Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any DM Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be a DM D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“DM Disclosure Letter” means the disclosure letter prepared by DM and delivered to Parent concurrently herewith.

“DM Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the DM Group Entities, including such expenses of the DM Conflicts Committee, in connection with this Agreement and the transactions contemplated hereby.

“DM Financial Statements” has the meaning set forth in Section 3.6(a).

“DM Fourth Quarter Distribution” has the meaning set forth in Section 2.1(a).

“DM General Partner” has the meaning set forth in the Preamble.

“DM General Partner Interest” means the “General Partner Interest,” as defined in the DM Partnership Agreement.

“DM GP LLC Agreement” means the Amended and Restated Operating Agreement of DM General Partner (formerly Dominion Midstream GP, LLC, which itself was formerly Dominion Cove Point LNG Company, LLC), dated as of September 5, 2002, as amended by Amendment No. 1, dated as of March 11, 2014, and Amendment No. 2, dated as of May 12, 2017.

“DM Long-Term Incentive Plan” means the Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan.

“DM Group Entities” means the DM Parties and the DM Subsidiaries.

“DM Incentive Distribution Right” means an “Incentive Distribution Right,” as defined in the DM Partnership Agreement.

“DM Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the DM Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a DM Material Adverse Effect: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to DM or any of the DM Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affect this Agreement or the transactions contemplated hereby, (f) the DM Parties taking any action required or contemplated by this Agreement or (g) any change in the market price or trading volume of the limited partner interests or other equity securities of DM (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of DM Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a DM Material Adverse Effect); provided, however, that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the DM Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on other companies of similar size operating in the industries in which the DM Group Entities operate, or (ii) prevents or materially impedes, interferes with or hinders the ability of either of the DM Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, any change, effect, event or occurrence (or the facts underlying such change, effect, event or occurrence) of which either of the Parent Parties has Knowledge as of the date of this Agreement shall not constitute a DM Material Adverse Effect with respect to the DM Group Entities.

“DM Parties” means DM and DM General Partner.

“DM Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of DM, dated February 27, 2018, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“DM Partnership Interest” means “Partnership Interest,” as defined in the DM Partnership Agreement.

“DM Public Common Units” means the DM Common Units other than the DM Common Units held directly or indirectly by the Parent Group Entities or by the DM Parties.

“DM Public Series A Preferred Units” means the DM Series A Preferred Units other than the DM Series A Preferred Units held directly or indirectly by the Parent Group Entities or by the DM Parties.

“DM Public Units” means DM Public Common Units and DM Public Series A Preferred Units.

“DM Restricted Unit Award” has the meaning set forth in Section 3.4(a).

“DM SEC Reports” has the meaning set forth in Section 3.5(a).

“DM Series A Preferred Units” means the “Series A Preferred Units,” as defined in the DM Partnership Agreement.

“DM Special Approval” means “Special Approval,” as defined in the DM Partnership Agreement.

“DM Subsidiaries” means the Subsidiaries of DM.

“DM Units” means the DM Common Units and the DM Series A Preferred Units.

“DM Vote” has the meaning set forth in Section 3.2.

“Dominion Energy Direct” has the meaning set forth in Section 4.4(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(c)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Share Payment” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“Holders” means, when used with reference to shares of the Parent Common Stock or the DM Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or DM, respectively.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the DM Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“MLP Holdco” has the meaning set forth in the Recitals.

“NGL” means natural gas liquids.

“Non-Converting Series A Holders” means the Holders, if any, of DM Public Series A Preferred Units who elect the option set forth in Section 5.11(b)(vii)(B)(3) of the DM Partnership Agreement following receipt of a written notice from DM regarding the execution of this Agreement providing for the Merger, which will constitute a Series A Change of Control (as defined in the DM Partnership Agreement).

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.7(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Award” has the meaning set forth in Section 2.3(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” means the disclosure letter prepared by Parent and delivered to DM concurrently herewith.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent First Quarter Dividend” has the meaning set forth in Section 2.1(c)(i).

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole (including the ownership of the DM Group Entities); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the natural gas gathering, processing, treating, transportation and storage industries generally and NGL marketing industry generally (including any change in the prices of natural gas, NGL or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affect this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any DM Group Entity or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided, however, that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) prevents or materially impedes, interferes with or hinders the ability of either of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, any change, effect, event or occurrence (or the facts underlying such change, effect, event or occurrence) of which either of the DM Parties has Knowledge as of the date of this Agreement shall not constitute a Parent Material Adverse Effect with respect to the Parent Group Entities.

“Parent Parties” means Parent and Merger Sub.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Subsidiaries” means the Subsidiaries of Parent, excluding any DM Group Entity.

“Party Group” means the DM Parties, on the one hand, and the Parent Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or DM Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or DM Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or DM Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.7(a).

“Registration Statement” has the meaning set forth in Section 3.13.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“QPC Holdco” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SCANA Merger Agreement” means the Agreement and Plan of Merger, dated as of January 2, 2018, by and among Dominion Energy, Inc., Sedona Corp. and SCANA Corporation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to a DM Public Unit, the proper completion of all procedures necessary, in either case, to effect the exchange of such DM Public Unit in accordance with the terms of Section 2.2(b) or such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Takeover Laws” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 and Section 14.3 of the DM Partnership Agreement of the holders of DM Units constituting a Unit Majority (as defined in the DM Partnership Agreement).

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the DM Disclosure Letter and the Parent Disclosure Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

MERGER

SECTION 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of McGuireWoods LLP at Gateway Plaza, 800 East Canal Street, Richmond, Virginia 23219-3916 on the third (3rd) Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto; provided, however, that the Closing shall not occur on or prior to the record date for the regular quarterly cash distribution on the DM Common Units that is paid or payable during the calendar quarter ending March 31, 2019 (“DM Fourth Quarter Distribution”). The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and DM shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into DM, the separate existence of Merger Sub shall cease, and DM shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, DM, DM General Partner, any Holder of DM Units, any Holder of Parent Common Stock, or any other Person:

(i) Conversion of DM Public Common Units. Each of the DM Public Common Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2492 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable Parent Common Stock. In addition, if the Effective Time occurs on or after the record date for the regular quarterly cash dividend on the Parent Common Stock that is paid or payable during the calendar quarter ending March 31, 2019 (the “Parent First Quarter Dividend”), then each Holder of DM Public Common Units outstanding immediately prior to the Effective Time also shall be entitled to receive an amount of cash, without interest, equal to the Parent First Quarter Dividend to which such Holder would have been entitled if (x) the Effective Time had occurred prior to the record date for the Parent First Quarter Dividend and (y) on the record date for the Parent First Quarter Dividend, such Holder was a Holder of the number of whole shares of Parent Common Stock such Holder is entitled to receive pursuant to the preceding sentence (in either case, such number of shares of Parent Common Stock pursuant to the preceding sentence and such amount of cash, if any, the “Merger Consideration”).

(ii) Treatment of DM Public Series A Preferred Units. Each of the DM Public Series A Preferred Units outstanding immediately prior to the Effective Time shall, at the election of the holders of such units in accordance with the DM Partnership Agreement, either (A) convert into DM Public Common Units (such converted or redeemed units pursuant to Section 2.1(c)(A) or (C), the “DM Converted Units”) in accordance with Sections 5.11(b)(vii)(B)(1) or (2) of the DM Partnership Agreement, (B) remain outstanding in accordance with Section 5.11(b)(vii)(B)(3) of the DM Partnership Agreement, or (C) be redeemed for cash or DM Public Common Units, in the sole discretion of DM, in accordance with Section 5.11(b)(vii)(B)(4) of the DM Partnership Agreement. Each Holder of DM Converted Units shall receive the Merger

Consideration in exchange for their DM Converted Units. All DM Series A Preferred Units that remain outstanding at the Effective Time shall remain outstanding following the Effective Time.

(iii) Conversion and Cancellation of the DM Public Units. Each DM Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i) or Section 2.1(c)(ii), as applicable, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such DM Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of DM or have any rights with respect to such DM Public Units, (A) except the right to receive the Merger Consideration, and (B) the right to receive any dividends, distributions and Fractional Share Payments to which former Holders of DM Public Units become entitled, all in accordance with this Article II upon the Surrender of uncertificated DM Public Units represented by book-entry form (“Book-Entry DM Public Units”), and receipt of such other documents in accordance with Section 2.2.

(iv) Treatment of DM-Owned Units, Parent-Owned Partnership Interests and Non-Converting Series A Holders. Any DM Units that are owned immediately prior to the Effective Time by DM shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled DM Units. The (A) DM General Partner Interest, (B) DM Incentive Distribution Rights, (C) DM Units that are not DM Public Units and are not cancelled pursuant to the preceding sentence, and (D) DM Public Series A Preferred Units held by Non-Converting Series A Holders shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(v) Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of DM Common Units equal to the number of DM Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii), and the holder of such DM Common Units shall be admitted as a limited partner of DM. At the Effective Time, the books and records of DM shall be revised to reflect the cancellation and retirement of all DM Public Units and the conversion of the limited liability company interest in Merger Sub to DM Common Units, the admission of the sole member of Merger Sub as a limited partner of DM and the existence of DM (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of DM shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the DM Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and (ii) each registered Holder of DM Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all DM Public Units held by such Holder immediately prior to the Effective Time) shall receive from Parent, in lieu of such fractional share, an amount (a “Fractional Share Payment”) in cash (payable in dollars, without interest) equal to the product of (A) such fraction, multiplied by (B) the average of the closing price of Parent Common Stock as reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing) over the five trading day period ending on the third trading day immediately preceding the Effective Time. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding DM Common Units or shares of Parent

Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to DM, Merger Sub and the Holders of DM Restricted Unit Awards and DM Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement; provided, further, for the avoidance of doubt, that no adjustment to the Merger Consideration shall be made relating to the merger pursuant to the SCANA Merger Agreement.

SECTION 2.2 Exchange of DM Public Units.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint Equiniti Trust Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) and any Fractional Share Payment. At or prior to the Effective Time, Parent shall (A) deposit with the Exchange Agent, for the benefit of the Holders of DM Public Units, an amount of cash sufficient to effect the delivery of the estimated aggregate Fractional Share Payment and, if the Effective Time occurs on or after the record date for the Parent First Quarter Dividend, an amount of cash sufficient to effect the payment of the Parent First Quarter Dividend to Holders of DM Public Units in accordance with Section 2.1(c) (the “Exchange Fund”), (B) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii), and (C) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. In addition, Parent shall deposit with the transfer agent an amount of cash sufficient to effect the delivery of any declared but unpaid DM distributions payable pursuant to Section 2.2(d) in the ordinary course. Parent shall deposit with the Exchange Agent any additional cash or other consideration as applicable in excess of the Exchange Fund as and when necessary to pay any dividends or distributions payable pursuant to Section 2.2(c), any Fractional Share Payment and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock, and any remaining amount of the Exchange Fund or other funds deposited shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of DM Public Units and (y) the expiration of the period specified in Section 2.2(e).

(b) Exchange Procedures. Each Holder of record of one or more Book-Entry DM Public Units shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (it being understood that the Holders of Book-Entry DM Public Units shall be deemed to have Surrendered such DM Public Units upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) a cash amount in immediately available funds equal to (1) any dividends and other distributions such Holder has the right to receive pursuant to Section 2.2(c) plus (2) any cash in lieu of any Fractional Share Payment such Holder has the right to receive pursuant to Section 2.1(e) plus (3) if the Effective Time occurs after the record date for the Parent First Quarter Dividend, an amount of cash sufficient to effect payment of the Parent First Quarter Dividend to Holders of DM Common Units in accordance with Section 2.1(c), and (B) the number of whole shares of Parent Common Stock, in uncertificated book-entry form, such Holder has the right to receive pursuant to Section 2.1(c).

(c) Dividends and Distributions with Respect to Unexchanged DM Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any Book-Entry DM Public Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such Book-Entry DM Public Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to each Holder of Book-Entry DM Public Units, without interest, (i) at the time of Surrender of such Book-Entry DM Public Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such Book-Entry DM Public Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in DM Public Units. All Merger Consideration issued upon the Surrender for exchange of Book-Entry DM Public Units in accordance with the terms of this Article II (including any Fractional Share Payment) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the DM Public Units heretofore represented by such Book-Entry DM Public Units, subject, however, to Parent’s obligation, notwithstanding the conversion of DM Public Units pursuant to this Agreement, with respect to DM Public Units outstanding immediately prior to the Effective Time, to pay (or cause DM to pay) to the Holder of DM Public Units as of the applicable record date any dividends and distributions with a record date at or prior to the Effective Time that may have been declared or made by DM or the DM General Partner with respect to such DM Common Units in accordance with the terms of the DM Partnership Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the Book-Entry DM Public Units for twelve months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the Book-Entry DM Public Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration, any Fractional Share Payment and any dividends and distributions with respect to DM Common Units or shares of Parent Common Stock to which such Holders may be entitled.

(f) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, DM, DM General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, distribution or Fractional Share Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry DM Public Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Share Payment or any dividends and distributions with respect to DM Common Units or shares of Parent Common Stock in respect of such Book-Entry DM Public Units would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such Book-Entry DM Public Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2.3 Treatment of DM Restricted Unit Awards.

(a) At the Effective Time, each DM Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the transactions contemplated by this Agreement and that is outstanding as of immediately prior to the Effective Time, shall cease to represent an award with respect to DM Common Units and shall be converted into an award with respect to shares of Parent Common Stock (a “Parent Award”), subject to the same vesting and forfeiture provisions as were applicable under such DM Restricted Unit Award immediately prior to the Effective Time, with the number of shares of Parent Common Stock subject to each such Parent Award to be equal to the number of DM Common Units subject to each such DM Restricted Unit Award immediately prior to the Effective Time multiplied by the Exchange Ratio (such product, rounded to the nearest whole share), with any corresponding accrued but unpaid DERs (as defined in the DM Long-Term Incentive Plan) with respect to any DM Restricted Unit Awards to be assumed, remain outstanding and continue to represent an obligation with respect to the applicable Parent Award.

(b) Prior to the Effective Time, DM and DM General Partner shall take all action necessary to effectuate the provisions of this Section 2.3. DM and DM General Partner shall ensure that, as of immediately following the Effective Time, no holder of a DM Restricted Unit Award or participant in the DM Long-Term Incentive Plan shall have any rights thereunder to acquire, or other rights in respect of, the equity of DM, the Surviving Entity or any of the DM Subsidiaries.

(c) Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Parent Awards as a result of the actions contemplated by this Section 2.3. As soon as practicable following the Effective Time, Parent shall, to the extent legally required, file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Parent Common Stock subject to such Parent Awards and shall use its reasonable best efforts to maintain the effectiveness of any such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Awards remain outstanding and the offering with respect thereto is required to be registered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE DM PARTIES

Except (i) as set forth in a section of the DM Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided, however, that any information set forth in one section of the DM Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the DM SEC Reports (excluding any disclosures set forth in such DM SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed prior to the Execution Date (without giving effect to any DM SEC Report or any amendment to any DM SEC Report in each case filed on or after the Execution Date), DM and, with respect to itself where provided for in this Article III, the DM General Partner each hereby represent and warrant to the Parent Parties that:

SECTION 3.1 Organization and Existence.

(a) Each of the DM Parties is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the DM Subsidiaries (other than any of the DM Parties) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the DM Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a DM Material Adverse Effect.

(d) DM has made available to Parent true and complete copies of the Governing Documents of each DM Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no DM Party is in violation of any provisions thereof.

SECTION 3.2 Authority and Approval. Each of the DM Parties has all requisite limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, and subject to receipt of the DM Vote (as defined below), to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the DM Parties, and subject to receipt of the DM Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the DM Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the DM Parties. At a meeting duly called and held, the DM Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of DM and the Holders of DM Public Common Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting DM Special Approval), and (c) resolved to approve, and to recommend to the DM Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the DM Conflicts Committee, at a meeting duly called and held, the DM Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of DM, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of Holders of DM Units and authorized the Holders of DM Units to act by written consent pursuant to Section 13.11 of the DM Partnership Agreement. The approval of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the DM Partnership Agreement) (the “DM Vote”) is the only vote or approval of partnership interests in DM necessary to approve this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the DM Parties and, assuming the due execution and delivery by each of the other parties hereto, constitutes the valid and legally binding obligation of each of the DM Parties, enforceable against each of the DM Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the DM Vote, the execution, delivery and performance of this Agreement by each of the DM Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the DM Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the DM Group Entities is a party or by which any of the DM Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the DM Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a DM Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the DM Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, Takeover Laws, and any other applicable state or federal securities, and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a DM Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization; Limited Partner Interests.

(a) As of the close of business on November 23, 2018, the outstanding capitalization of DM consists of 126,607,641 DM Common Units, 30,308,342 DM Series A Preferred Units, the DM General Partner Interest and the DM Incentive Distribution Rights. All of such DM Common Units, DM Series A Preferred Units, and DM Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the DM Partnership Agreement, and are fully paid (to the extent required under the DM Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the DM Partnership Agreement). The DM General Partner is the sole owner of the DM General Partner Interest and the DM General Partner Interest has been duly authorized and validly issued in accordance with the DM Partnership Agreement. As of the Execution Date, 3,000,000 DM Common Units were reserved for issuance under the DM Long-Term Incentive Plan, of which 10,424 DM Common Units were subject to outstanding restricted unit awards (the “DM Restricted Unit Awards”) and no DM Common Units were subject to outstanding options, unit appreciation rights, phantom units, or equity awards of any other kind. All DM Common Units reserved for issuance under the DM Long-Term Incentive Plan, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the DM Partnership Agreement). Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any DM Units, partnership interests, voting securities or equity interests of DM issued and outstanding or any Rights issued or granted by, or binding upon, DM, except as set forth in the DM SEC Reports (without giving effect to any DM SEC Report or any amendment to any DM SEC Report in each case filed on or after the Execution Date) or the DM Partnership Agreement as in effect on the Execution Date, except for awards granted under the DM Long-Term Incentive Plan, or except as expressly contemplated by this Agreement. Except as set forth in the DM Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of DM or any DM Group Entity to repurchase, redeem or otherwise acquire any DM Units or other partnership interests, voting securities or equity interests or any Rights of DM or any DM Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of DM on any matter.

(b) As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each DM Subsidiary owned directly or indirectly by the DM Parties (i) are owned, beneficially and of record free and clear of all Liens and (ii) have been duly authorized and are validly issued, fully paid (with respect to DM Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable DM Subsidiary) and, except for any general partner interest in a DM Subsidiary, nonassessable (with respect to DM Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2017, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by DM or any DM Subsidiary with or to the SEC (the “DM SEC Reports”) have been filed or furnished. For a period of at least twelve calendar months immediately prior to the Execution Date, all DM SEC Reports have been filed in a timely manner. The DM SEC Reports shall not include any reports required to be filed or furnished by any entity prior to such entity becoming a DM Subsidiary. Each of the DM SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of DM SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any DM SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Parent, as to which DM makes no representation or warranty.

(b) Except as set forth on Section 3.5(b) of the DM Disclosure Letter, no DM Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the DM SEC Reports. No enforcement action has been initiated against DM relating to disclosures contained or omitted from any DM SEC Report.

(c) DM makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. DM has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by DM in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. DM General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to DM’s auditors and the audit committee of the DM Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect DM’s ability to record, process, summarize and report financial data and have identified for DM’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in DM’s internal controls.

(d) Since January 1, 2017, the principal executive officer and principal financial officer of the DM General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a DM SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of DM included in the DM SEC Documents (the “DM Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of DM and its consolidated Subsidiaries as of such dates and the consolidated results of operations and cash flows of DM for such periods, except as otherwise noted therein. Except as set forth in the DM Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a DM Material Adverse Effect. DM has not had any disagreement with its independent public accounting firm that required disclosure in the DM SEC Reports.

(b) There are no liabilities or obligations of DM, DM General Partner or the DM Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations reflected or reserved against in the DM Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2017, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a DM Material Adverse Effect.

SECTION 3.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a DM Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the Knowledge of the DM Parties, threatened against or affecting the DM Group Entities, their assets, or any of the operations of the DM Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the DM Group Entities, their assets, or any of the operations of the DM Group Entities related thereto.

(b) None of the DM Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a DM Material Adverse Effect.

SECTION 3.8 No Adverse Changes. Except as disclosed in the DM SEC Reports or described in the DM Financial Statements, as applicable, with respect to the DM Group Entities:

(a) since December 31, 2017, there has not been a DM Material Adverse Effect; and

(b) since December 31, 2017, there has not been any material damage, destruction or loss to any material portion of the assets of the DM Group Entities, whether or not covered by insurance.

(c) since December 31, 2017, neither DM nor any other DM Group Entity has taken any action described in Section 5.1(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.9 Taxes. Except as would not, individually or in the aggregate, have a DM Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to DM or any of the DM Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by DM or any of the DM Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of DM or any of the DM Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to DM or any of the DM Subsidiaries or their assets; (e) each of DM or any of the DM Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (f) DM is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); (g) at least 90% of the gross income of DM for each taxable year since its formation through and including the current taxable year has been income that is “qualifying income” within the meaning of Section 7704(d) of the Code; and (h) each DM Subsidiary is currently (and has been since its respective acquisition by DM) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b), except in the case of clause (h), as set forth on Section 3.9 of the DM Disclosure Letter.

SECTION 3.10 Investment Company Act. DM is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.11 Brokerage Arrangements. Except for DM’s obligations to Moelis & Company LLC, the fees and expenses of which will be paid by DM, none of the DM Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the DM Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.12 Opinion of Financial Advisor. The DM Conflicts Committee has received the opinion of Moelis & Company LLC, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the various qualifications, assumptions, limitations, and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Holders of the DM Public Common Units.

SECTION 3.13 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of DM specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, DM makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.14 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE DM PARTIES IN THIS AGREEMENT, THE DM PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS

OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE DM PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE DM PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.14 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE DM GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except (i) as set forth in a section of the Parent Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided, however, that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) or (ii) as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), Parent hereby represents and warrants to the DM Parties that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a corporation or limited liability company, as applicable, duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia, in the case of the Parent, or the Laws of the State of Delaware, in the case of Merger Sub, and has all requisite corporate or limited liability company power and authority, as applicable, to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Parent has made available to DM true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Parent Party is in violation of any provisions thereof.

(e) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by MLP Holdco, an indirect, wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties. The board of directors of Parent has duly and validly adopted resolutions approving this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, and has duly and validly adopted resolutions authorizing MLP Holdco, the sole member of Merger Sub, to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, which resolutions of Parent have not been rescinded, modified or withdrawn in any way. MLP Holdco, in its capacity as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby, which approval of MLP Holdco has not be rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, Takeover Laws and any other applicable state or federal securities and “blue sky” Laws, or (B) any filings and approvals required under the rules and regulations of the NYSE, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stocks and 20,000,000 shares of preferred stock (such preferred stock, the “Parent Preferred Stock”). At the close of business on November 23, 2018, there were (A) 656,473,401 shares of Parent Common Stock issued and outstanding and (B) no shares of Parent Preferred Stock issued or outstanding. Except as set forth in the immediately preceding sentence, at the close of business on November 23, 2018, no shares of capital stock or other voting securities of Parent were issued or outstanding. Since November 23, 2018 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent other than pursuant to the exercise or vesting of equity awards under any Parent equity award plans or pursuant to Parent’s dividend reinvestment and direct stock purchase plan (“Dominion Energy Direct”), in each case, outstanding as of November 23, 2018 and (y) except as set forth on Section 4.4(a) of the Parent Disclosure Letter, there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the Holders of Parent Common Stock. All outstanding shares of Parent Common Stock are, and all such shares of Parent Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b) As of the Execution Date, all of the outstanding capital stock, voting securities or other equity interests of each Parent Subsidiary owned directly or indirectly by the Parent Parties (i) are owned, beneficially and of record free and clear of all Liens and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2017, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC (the “Parent SEC Reports”) have been timely filed or furnished. For a period of at least twelve calendar months immediately prior to the Execution Date, all Parent SEC Reports have been filed in a timely manner. The Parent SEC Reports shall not include any reports required to be filed or furnished by any entity prior to such entity becoming a Parent Subsidiary. Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of DM, as to which Parent makes no representation or warranty.

(b) There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

(c) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d) Since January 1, 2017, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, Parent has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of operations and cash flows of Parent for such periods, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise), other than (i) liabilities or obligations reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2017, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.8 No Adverse Changes. Except as disclosed in the Parent SEC Reports or described in the Parent Financial Statements, as applicable, with respect to the Parent Group Entities:

(a) since December 31, 2017, there has not been a Parent Material Adverse Effect;

(b) since December 31, 2017, there has not been any material damage, destruction or loss to any material portion of the assets of the Parent Group Entities, whether or not covered by insurance; and

(c) since December 31, 2017, neither Parent nor any other Parent Group Entity has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of DM, would violate such provisions.

SECTION 4.9 Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

SECTION 4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.11 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of DM for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.12 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE PARENT PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARENT PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.12 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARENT GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) From the Execution Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except as (i) otherwise contemplated by this Agreement, (ii) set forth in Section 5.1(a) of the DM Disclosure Letter, (iii) required by applicable Law, (iv) required by a Governmental Entity or (v) with the prior written consent of the DM Conflicts Committee (such consent not to be unreasonably withheld, conditioned or delayed), (x) Parent shall cause each of the DM Group Entities to conduct its business in all material respects in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve substantially intact its current business organizations, maintain adequate and comparable insurance coverage, and preserve its relationships with its employees, counterparties, customers and suppliers and Governmental Entities with jurisdiction over any DM Group Entity and (y) without limiting the foregoing, Parent shall not take any action to cause, and shall not permit the DM General Partner to cause, the amendment of the DM Partnership Agreement or the DM GP LLC Agreement, in each case, to the extent that any such change or amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely impact the Holders of DM Public Units in any material respect.

(b) From the Execution Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except as (i) otherwise contemplated by this Agreement, (ii) set forth in

Section 5.1(b) of the Parent Disclosure Letter, (iii) required by applicable Law, (iv) required by a Governmental Entity or (v) with the prior written consent of the DM Conflicts Committee (such consent not to be unreasonably withheld, conditioned or delayed), (x) Parent shall, and shall cause each of the Parent Group Entities to, conduct its business in all material respects in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve substantially intact its current business organizations, maintain adequate and comparable insurance coverage, and preserve its relationships with its employees, counterparties, customers and suppliers and Governmental Entities with jurisdiction over Parent or any Parent Group Entity and (y) without limiting the foregoing, Parent shall not, and shall not permit any Parent Group Entity to:

(i) (A) amend Parent’s articles of incorporation or bylaws (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of DM Public Units in the Merger, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii) other than transactions exclusively between wholly owned Parent Subsidiaries, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of DM Public Units in the Merger;

(iii) except as set forth in Section 5.1(b)(iii) of the Parent Disclosure Letter, issue, deliver or sell any equity securities, or Rights to acquire equity securities, of Parent in excess of $250,000,000 in the aggregate (based on the market price of the securities at the time of issuance); provided, however, that this clause (iii) shall not restrict or limit the ability of Parent to make equity grants to its employees, officers and directors pursuant to its employee benefit plans or as permitted by clause (iv); provided further, that nothing in this clause (iii) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Parent Common Stock or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder’s termination of service);

(iv) grant any awards consisting of shares of Parent Common Stock or other equity interests of Parent under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than (A) in the ordinary course of business consistent with past practice, (B) as retention incentives, or (C) the payment of bonuses in the form of equity-based awards;

(v) waive, release, assign, settle or compromise any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a Parent Material Adverse Effect; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) From the Execution Date until the Closing Date, neither DM nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this

Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(d) From the Execution Date until the Closing Date, each of Parent and DM shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2 Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided, however, that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group’s officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group’s business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group. Each Party Group agrees that it (i) shall not use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the Merger and (ii) shall hold all information and documents obtained pursuant to this Section 5.2 in confidence; provided, however, the foregoing restrictions shall not apply to any information obtained pursuant to this Section 5.2 which such Party Group was, prior to the Execution Date, entitled to receive pursuant to applicable Law or any contract other than this Agreement. No investigation by any Party Group of the business and affairs of the other Party Group shall affect, or be deemed to modify or waive, any representation, warranty, covenant, or other agreement in this Agreement, or the conditions to any Party Group’s obligation to consummate the Merger.

SECTION 5.3 Certain Filings.

(a) As promptly as practicable following the Execution Date (i) Parent and DM shall jointly prepare and file with the SEC, and each of the DM Parties and the Parent Parties agrees to cooperate in the preparation of, the Registration Statement (including the consent statement/prospectus constituting a part thereof (the “Consent Statement/Prospectus”)) and any other documents required under Section 2.3(c) and Parent shall file with the SEC the Consent Statement/Prospectus and any other required documents required under Section 2.3(c), (ii) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Each of Parent and DM agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the consummation of the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms. DM shall use its reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the holders of DM Public Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and DM agrees to furnish to the other party all information concerning the Parent Group Entities or the DM Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by Parent or DM, in each case without providing the other party a reasonable opportunity to review and comment thereon. For the avoidance of doubt, the Consent Statement/Prospectus shall not be required to include a recommendation by the DM Board or the DM Conflicts Committee to the Holders of DM Public Units regarding the Agreement.

(b) Each of the Parent Parties and the DM Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus is mailed to the Holders of DM Public Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the DM Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus.

(c) Each of DM and Parent shall (1) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (2) promptly supply the other with copies of all correspondence between DM or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and DM shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus or the Registration Statement as promptly as practicable.

(d) DM General Partner shall distribute to the Holders of DM Public Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Holders of DM Public Units in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

SECTION 5.4 Reasonable Best Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger and (iii) obtain promptly all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated hereby. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5 No Public Announcement. On the Execution Date, Parent and DM shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and DM General Partner. From and after the Execution Date, neither DM nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and DM General Partner in advance of such public announcement or press release) without the prior approval of Parent and DM General Partner, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6 Expenses. Except as otherwise provided in Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and DM shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and (b) the costs of printing and mailing of the Consent Statement/Prospectus.

SECTION 5.7 Regulatory Issues. DM and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8 Tax Matters. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the United States federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the DM Public Units by the holders of such DM Public Units in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

SECTION 5.9 D&O Insurance.

(a) For a period of six years after the Effective Time, to the fullest extent permitted under applicable Laws, Parent and the Surviving Entity shall, and shall cause the DM Group Entities to, (i) indemnify and hold harmless each DM D&O Indemnified Party against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by a DM D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by Parent of an undertaking by or on behalf of the DM D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the DM D&O Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all DM D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the DM D&O Indemnified Parties as provided in the Governing Documents of any DM Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of DM and DM General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of DM and DM General Partner as of the Execution Date. Any right of a DM D&O Indemnified Party pursuant to this Section 5.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such DM D&O Indemnified Party as provided herein, and shall be enforceable by such DM D&O Indemnified Party and their respective heirs and representatives against Parent and its respective successors and assigns.

(b) For a period of six years after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each DM D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the DM Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the DM D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, at or prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the DM D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the DM Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the DM D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c) The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the DM D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any DM D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such DM D&O Indemnified Party may have under the Governing Documents of any DM Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10 Consent to Use of Financial Statements; Financing Cooperation. The DM Parties hereby consent to the Parent Group Entities’ use of and reliance on any audited or unaudited financial statements, including the DM Financial Statements, relating to the DM Group Entities reasonably requested by the Parent Parties to be used in any financing or other activities of the Parent Parties permitted hereby, including any filings that the Parent Parties desire to make with the SEC. In addition, the DM Parties will use reasonable best efforts, at the Parent Parties’ sole cost and expense, to obtain the consents of Deloitte & Touche LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the DM Parties will provide the Parent Parties such information, and make available such personnel, as the Parent Parties may reasonably request in order to assist any of the Parent Group Entities in connection with financing activities permitted hereby, including any public offerings to be registered under the Securities Act or private offerings.

SECTION 5.11 Distributions. After the date of this Agreement until the Effective Time, the DM General Partner shall (and Parent shall directly or indirectly cause its representatives on the DM Board to) determine, declare and cause DM to pay regular quarterly cash distributions on the DM Common Units for each quarter in accordance with the DM Partnership Agreement in the ordinary course and consistent with past practice, including with respect to amount and timing of record dates and payment dates; provided, however, that, subject to applicable Law, any such regular quarterly distribution shall not be less than or exceed the amounts set forth on Section 5.11 of the DM Disclosure Letter without the separate determination and approval of the DM Conflicts Committee made in accordance with the DM Partnership Agreement and their duties as directors of the DM Board. The DM General Partner shall (and Parent shall directly or indirectly cause its representatives on the DM Board to) designate the record and payment dates for the DM Fourth Quarter Distribution so that such record and payment dates precede the Effective Time so as to permit the payment, not later than immediately prior to the Effective Time, of the DM Fourth Quarter Distribution to the Holders of DM Public Units on such record date.

SECTION 5.12 Section 16 Matters. Prior to the Effective Time, the DM Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of DM Units (including derivative securities with respect to such DM Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DM, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Conflicts Committee. Prior to the Effective Time, none of the DM Group Entities shall, without the consent of the DM Conflicts Committee, eliminate the DM Conflicts Committee, or revoke or diminish the authority of the DM Conflicts Committee, or remove or cause the removal of any director of the DM Board that is a member of the DM Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the DM Board, including the affirmative vote of each of the other members of the DM Conflicts Committee. For the avoidance of doubt, this Section 5.13 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.14 Takeover Laws. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent and the Parent Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) Consent Statement. The Consent Statement/Prospectus shall have been cleared by the SEC and mailed to Holders of DM Public Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.

(b) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of DM, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(b) shall not imply that the Written Consent is permitted by the DM Partnership Agreement or applicable Law to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of DM Units constituting a Unit Majority (as defined in the DM Partnership Agreement).

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(d) NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the DM Parties with respect thereto.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the DM Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.8(a)) shall be true and correct (without regard to any materiality, “DM Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a DM Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.8(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the DM Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “DM Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) DM General Partner Certificate as to Performance. Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of DM General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to the DM Parties’ Obligations. The obligation of the DM Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the DM Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.8(a)) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.8(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent Certificate as to Performance. DM General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the DM Conflicts Committee and the DM Board, on behalf of DM.

SECTION 7.2 Termination by DM or Parent. At any time prior to the Effective Time, this Agreement may be terminated by DM or Parent if:

(a) the Effective Time shall not have occurred on or before March 1, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to DM if the DM Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4.

SECTION 7.3 Termination by DM. This Agreement may be terminated by DM at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the Parent Parties prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to DM if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time) or if the cause of such breach or failure to perform is a result of any actions or inactions by DM.

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if the DM Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the DM Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the DM Parties prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time) or if the cause of such breach or failure to perform is a result of any actions or inactions by the Parent Parties.

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII shall survive such termination; except that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a nonbreaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Payment of DM Expenses. If this Agreement is terminated by (a) DM or the Parent pursuant to the provisions of Section 7.2 or (b) DM pursuant to the provisions of Section 7.3, Parent shall pay to DM by wire transfer of immediately available funds an account designated by DM an amount equal to the DM Expenses, and such payment shall be made within five (5) Business Days after such termination.

SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the DM Parties, addressed to:

Dominion Energy Midstream Partners, LP

120 Tredegar Street

Richmond, Virginia 23219

Attention: DM Conflicts Committee, John A. Luke, Jr., Chairman

E-mail: jal@westrock.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Attention: E. Ramey Layne; Brittany A. Sakowitz

E-mail: rlayne@velaw.com; bsakowitz@velaw.com

and with a copy to (which shall not constitute notice):

Richards, Layton & Finger, PA

One Rodney Square

920 N. King St.

Wilmington, DE 19801

Attention: Kenneth E. Jackman; Srini Raju

Fax: (302) 498-7701

Email: jackman@rlf.com; raju@rlf.com

If to any of the Parent Parties, addressed to:

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attention: James R. Chapman, Senior Vice President, Chief Financial Officer and Treasurer

E-mail: james.r.chapman@dominionenergy.com

with a copy to (which shall not constitute notice):

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: Jane Whitt Sellers

Facsimile: (804) 698-2170

E-mail: jsellers@mcguirewoods.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement, the Support Agreement, and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the DM Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the DM Group Entities or as to the accuracy or completeness of any information regarding any DM Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the DM Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any DM Group Entity, and (c) the DM Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any DM Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any DM Group Entity of, or any Parent Group Entity’s or any DM Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or DM Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Effective Time, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the DM Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by DM to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3 or (y) enforce this Agreement (including pursuant to Section 7.8), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by any DM Party, by the DM Board, and the DM Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9, (ii) for the right of the Holders of DM Units to receive the Merger Consideration, any Fractional Share Payment and any distributions or dividends payable pursuant to Section 2.2(c) or Section 2.2(d) after the Closing (a claim by the Holders of DM Units with respect to which may not be made unless and until the Closing shall have occurred) and (iii) for the right of the Holders of DM Restricted Unit Awards to receive Parent Awards pursuant to Section 2.3 after the Closing (a claim by the Holders of DM Restricted Unit Awards with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

DOMINION ENERGY, INC.,

By:	/s/ Thomas F. Farrell, II
Name:	Thomas F. Farrell, II
Title:	Chairman, President and Chief Executive Officer

TREDEGAR STREET MERGER SUB, LLC,

By:	Dominion MLP Holding Company, LLC, its sole member

By:	/s/ Thomas F. Farrell, II
Name:	Thomas F. Farrell, II
Title:	President

DOMINION ENERGY MIDSTREAM PARTNERS, LP,

By:	Dominion Energy Midstream GP LLC, its general partner

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

DOMINION ENERGY MIDSTREAM GP LLC,

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Annex B

399 PARK AVENUE FIFTH FLOOR NEW YORK, NY 10022 T: 212.883.3800 F: 212.880.2460

November 26, 2018

Conflicts Committee of the Board of Directors of

Dominion Energy Midstream GP, LLC

120 Tredegar Street

Richmond, VA 23219

Members of the Conflicts Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common units (“DM Common Units”) representing limited partner interests in Dominion Energy Midstream Partners, LP (the “Company”), other than Dominion Energy, Inc. (“Parent”) and its subsidiaries (the “Excluded Holders”), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger dated as of November 26, 2018 (the “Agreement”) to be entered into by and among Parent, Tredegar Street Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Dominion Energy Midstream GP, LLC, the general partner of the Company (“DM General Partner”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each issued and outstanding DM Common Unit will be converted into the right to receive 0.2492 shares (the “Exchange Ratio”) of common stock of Parent, without par value (“Parent Common Stock”), and in certain instances, a cash amount in respect of Parent’s 2019 first quarter dividend. We have assumed, with your consent, that, prior to the Merger, each issued and outstanding Series A preferred units other than Series A preferred units held by the Excluded Holders will, at the election of such holder, be, first, (A) converted into DM Common Units at the conversion rate set forth in the Fourth Amended and Restated Agreement of Limited Partnership of DM dated February 27, 2018 and, then, (B) will be converted into the right to receive 0.2492 shares of Parent Common Stock (collectively, the “Preferred Conversion”), as to which election and Preferred Conversion we express no opinion.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and the Parent; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company reflecting varying assumptions regarding estimated income tax allowances in light of recent regulatory developments (the “Company Projections”); (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Parent furnished to us by the Parent, (the “Parent Projections”); (iv) reviewed certain illustrative financial information furnished to us by the Parent relating to the operation of the Parent’s business in the event that Parent does not consummate the acquisition of SCANA Corporation; (v) conducted discussions with members of the senior managements and representatives of the Company and the Parent concerning the information described in clauses (i) through (iv) of this paragraph, as well as the businesses and prospects of the Company and the Parent generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft labeled “execution version” of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and the Parent and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification, and have not undertaken independent verification, of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to the Company and the Parent referred to above, we have assumed, at your direction, that they have been reasonably prepared and that each of the Company Projections have been prepared on bases reflecting the best currently available estimates and judgments of the management of the Company (subject to the varying assumptions referred to above) as to the future performance of the Company, and that the Parent Projections have been prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent as to the future performance of Parent. We express no views as to the reasonableness of any financial forecasts or other information referred to above or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Parent, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Merger, except for the fairness of the Exchange Ratio from a financial point of view to the holders of DM Common Units (other than the Excluded Holders). Our opinion relates to the relative values of the Company and the Parent. With your consent, we express no opinion as to what the value of Parent Common Stock actually will be when issued pursuant to the Merger or the prices at which any securities, including, without limitation, DM Common Units or Parent Common Stock, may trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Preferred Conversion will occur pursuant to the terms disclosed to us and as projected by the Company, that the Merger will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Merger and will receive a fee for our services a portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Parent. In the past two years, we have not provided investment banking or other services to the Company or the Parent unrelated to the Merger; provided, however, in the future we may provide such services to the Parent and would expect to receive compensation for such services.

This opinion is for the use and benefit of the Conflicts Committee of the Board of Directors of DM General Partner (solely in its capacity as such) in its evaluation of the Merger. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. This opinion does not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Exchange Ratio from a financial point of view to the holders of DM

Common Units (other than the Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of DM Common Units (other than the Excluded Holders).

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC

WRITTEN CONSENT

OF THE UNITHOLDERS OF

DOMINION ENERGY MIDSTREAM PARTNERS, LP

(“Dominion Energy Midstream”)

Please return this consent promptly. Your common units representing limited partner interests in Dominion Energy Midstream (“DEM Common Units”) and/or Series A convertible preferred units representing limited partner interests in Dominion Energy Midstream (“DEM Series A Preferred Units”) will be tabulated and voted on the proposal as indicated below. If you do not return this consent, it will have the same effect as a vote against the proposal. Once a sufficient number of consents to approve the proposal have been received, the consent process will conclude.

This written consent relates to the Agreement and Plan of Merger, dated as of November 26, 2018 (the “Merger Agreement”), by and among Dominion Energy, Inc. (“Dominion Energy”), Tredegar Street Merger Sub, LLC, an indirect, wholly owned subsidiary of Dominion Energy (“Merger Sub”), Dominion Energy Midstream and Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream, which provides for the merger of Merger Sub with and into Dominion Energy Midstream, with Dominion Energy Midstream surviving as an indirect, wholly owned subsidiary of Dominion Energy (the “Merger”).

The undersigned, being a holder of record as of the close of business on January 7, 2019 (the “Record Date”) of DEM Common Units and/or DEM Series A Preferred Units, hereby consents to and approves, by written consent without a meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger.

By signing this written consent, the undersigned shall be deemed to have voted in favor of the proposal described above with respect to all DEM Common Units and/or DEM Series A Preferred Units held of record by the undersigned as of the Record Date. By signing this written consent, the undersigned also acknowledges receipt of the consent statement/prospectus which is part of the registration statement on Form S-4 (Registration No. 333-228732) of Dominion Energy and which more fully describes the proposal set forth above.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME BEFORE RECEIPT BY THE CORPORATE SECRETARY OF DOMINION ENERGY MIDSTREAM OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING DEM COMMON UNITS AND A MAJORITY OF THE OUTSTANDING DEM COMMON UNITS AND DEM SERIES A PREFERRED UNITS CONSIDERED TOGETHER AS A SINGLE CLASS.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as an attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign by an authorized officer on behalf of the corporation. If units are held by a partnership or other entity, please sign by an authorized person on behalf of the partnership or entity. Please execute, date, sign and return this Written Consent promptly to Dominion Energy Midstream by faxing it to Dominion Energy Midstream Partners, LP, Attention: Corporate Secretary, at (804) 819-2232, by emailing a .pdf copy of it to corporate.secretary@dominionenergy.com, or by mailing it to Dominion Energy Midstream Partners, LP at 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary.

IF AN INDIVIDUAL:		IF AN ENTITY:

(please print or type complete name of entity)

By:		By:

	(duly authorized signature)		(duly authorized signature)

Name:		Name:

	(please print or type full name)		(please print or type full name)

Title:

(please print or type full title)

Date:	, 2019	Date:	, 2019